UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Resonate Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.0001 per share, of Resonate Inc.

(2)	Aggregate number of securities to which transaction applies:
27,170,405 shares of Resonate Inc. common stock and options to purchase 613,789 shares of Resonate Inc. common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$1.94, which represents the maximum price to be paid in the merger per share of Resonate Inc. common stock (with respect to outstanding vested options, the per unit price was based on the difference between $1.94 per share and the per share exercise price of the in-the-money vested options).

(4)	Proposed maximum aggregate value of transaction:
$53,901,366

(5)	Total fee paid:
$4,959

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED WITH GTG ACQUISITION CORP.

YOUR VOTE IS VERY IMPORTANT

Dear Resonate Stockholder:

The board of directors of Resonate Inc. has approved a merger combining a subsidiary of GTG Acquisition Corp. and Resonate.

If the merger is completed, you will be entitled to receive between $1.90 and $1.94 in cash, without interest, for each share of Resonate common stock you own. The final price to be paid for each share of our common stock will equal $1.90 plus an additional one cent, if any (up to a maximum of four additional cents), for each $250,000 held by Resonate in cash, cash equivalents, and short-term investments at the closing in excess of $58 million.

We cannot complete the merger until Resonate stockholders adopt the merger agreement and approve the merger. Therefore, Resonate has called a special meeting of its stockholders to obtain their approval. At the special meeting of Resonate stockholders, you will be asked to adopt the merger agreement and approve the merger with GTG. Resonate’s board of directors, based in part on the unanimous recommendation of an independent special committee of the Resonate board of directors, (1) has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) has declared that it is in the best interests of our stockholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement and (3) recommends that you vote for the adoption of the merger agreement and approval of the merger.

The date, time and place of the special meeting to consider and vote upon the proposal to adopt the merger agreement and approve the merger is as follows:

March 31, 2003

10:00 a.m., local time

Resonate Inc.

385 Moffett Park Drive

Sunnyvale, CA 94089

The notice to stockholders and the proxy statement attached to this letter provide you with information about the special meeting of Resonate stockholders and the proposed merger. We encourage you to read the entire proxy statement and the documents attached as annexes carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to us.

Russell Siegelman Chairman of the Special Committee of the Board of Directors

The proxy statement is dated March 3, 2003, and is first being mailed to Resonate stockholders on or about March 7, 2003.

RESONATE INC.

385 MOFFETT PARK DRIVE

SUNNYVALE, CALIFORNIA 94089

(408) 548-5500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 31, 2003

To the Stockholders of Resonate Inc.:

A special meeting of stockholders of Resonate Inc., a Delaware corporation, will be held on March 31, 2003 at 10:00 a.m., local time, at the offices of Resonate, located at 385 Moffett Park Drive, Sunnyvale, California, 94089 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 21, 2003, among GTG Acquisition Corp., a Delaware corporation, Res Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GTG Acquisition Corp., and Resonate, and approve the merger of Res Merger Sub with and into Resonate; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting. We are not aware of any other business to come before the special meeting.

Our stockholders of record at the close of business on February 27, 2003, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 27,438,409 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the adoption of the merger agreement and approval of the merger, which will prohibit you from qualifying for dissenters’ or appraisal rights available to you under Section 262 of the Delaware General Corporation Law. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the effect of counting as a vote against the adoption of the merger agreement and approval of the merger.

If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Resonate’s board of directors, based in part on the unanimous recommendation of the special committee, (1) has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) has declared that it is in the best interests of our stockholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement and (3) recommends that you vote for the adoption of the merger agreement and approval of the merger.

By Order of the Board of Directors,

Russell Siegelman Chairman of the Special Committee of the Board of Directors

Sunnyvale, California

March 3, 2003

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Questions and Answers About the Merger

Q.	What is the date, time and place of the special meeting of Resonate stockholders?

A.	The special meeting of Resonate stockholders will be held on March 31, 2003, at 10:00 a.m., local time, at 385 Moffett Park Drive, Sunnyvale, California. The only purpose of the special meeting is to adopt the merger agreement and approve the merger.

Q.	What is the transaction that Resonate is asking me to vote on?

A:	In the proposed transaction, GTG Acquisition Corp., a Delaware corporation and an affiliate of Gores Technology Group, will acquire all of the outstanding shares of Resonate common stock through the merger of Res Merger Sub, Inc., a wholly owned subsidiary of GTG, with and into Resonate.

Q.	What will happen to Resonate following the merger?

A.	Following the merger, Resonate will be a privately held, wholly owned subsidiary of GTG, and GTG will determine the future direction of the company. GTG will enjoy all of the benefits, and assume all of the risks, in the operation of the company’s business. Shares of Resonate common stock will no longer be traded on any stock exchange or quotation service and Resonate will no longer be required to file reports, proxies or other documents with the SEC.

Q.	Why did the Resonate board of directors decide to sell the company?

A.	After evaluating numerous factors and other potential transactions, the board of directors, based in part on the recommendation of the special committee, determined that the merger had the greatest likelihood of returning the most value to Resonate stockholders.

To review the reasons for the proposed merger in greater detail, see “Merger—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 22.

Q.	What will I receive in the merger?

A.	If the merger is completed, you will be entitled to receive between $1.90 and $1.94 in cash, without interest, for each share of Resonate common stock you own. The final price to be paid for each share of our common stock will equal $1.90 plus an additional one cent, if any (up to a maximum of four additional cents), for each $250,000 held by Resonate in cash, cash equivalents, and short-term investments at the closing, in excess of $58 million. So, if at the closing Resonate holds cash, cash equivalents, and short-term investments equal to:

•	$57.50 to $58.24 million, you will be entitled to receive $1.90 for each share of Resonate common stock you own.

•	$58.25 to $58.49 million, you will be entitled to receive $1.91 for each share of Resonate common stock you own.

•	$58.50 to $58.74 million, you will be entitled to receive $1.92 for each share of Resonate common stock you own.

•	$58.75 to $58.99 million, you will be entitled to receive $1.93 for each share of Resonate common stock you own.

•	$59 million or more, you will be entitled to receive $1.94 for each share of Resonate common stock you own.

The aggregate balance of cash, cash equivalents and short-term investments that will be on hand at the closing is subject to numerous risks and uncertainties and may not provide for any merger consideration in excess of $1.90 per share to be paid to you. See “Merger—Merger Consideration, Conversion of Shares; Procedures for Surrender of Certificates” beginning on page 39.

Q.	How will GTG finance the Merger?

A.	GTG will finance the merger entirely from the cash, cash equivalents and short-term investments held by Resonate at the closing. GTG will not provide any additional financing to consummate the merger.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting. The special meeting will take place on March 31, 2003. Based in part upon the unanimous recommendation of the special committee of the board of directors, the Resonate board of directors recommends that stockholders vote for the merger proposal.

Q.	Why did the board of directors of Resonate form a special committee, and what was its function?

A.	The Resonate board of directors felt it advisable and in the best interests of Resonate stockholders to create an independent committee comprised solely of the non-management members of the Resonate board of directors to review and evaluate potential strategic transactions and other transactions on behalf of the company. The special committee retained Broadview International LLC to act as the committee’s financial advisor and to give its opinion as to the fairness, from a financial point of view, of the consideration to be received by Resonate stockholders in a transaction.

Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, the payment agent will send you written instructions for exchanging your stock certificates for the cash merger consideration.

Q.	What if I do not vote by proxy or at the special meeting, or if I abstain or I do not indicate how my executed proxy should be voted?

A.	If you do not vote at the special meeting, fail to return a proxy card, or abstain from voting, it will have the same effect as a vote against the merger proposal. If you send in your executed proxy card but do not indicate how you want to vote on the merger proposal, the proxy will be counted as a vote for the merger proposal, which will prohibit you from seeking to qualify for dissenters’ or appraisal rights.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only vote your shares with respect to the merger proposal if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares with respect to the merger proposal, your shares will not be voted by your broker, which will have the same effect as voting against the merger proposal.

Q.	What vote is required to approve the merger?

A.	The affirmative vote of a majority of the shares of Resonate common stock outstanding as of the record date for the special meeting is required to adopt the merger agreement and approve the merger.

Q.	Will I be able to change my vote?

A.	Yes. If you are a stockholder of record you may change your vote in any of the following ways:

•	by sending a written notice to the secretary of Resonate prior to the special meeting, stating that you would like to revoke your proxy;

•	by completing, signing, dating and returning another proxy card and having it received by Resonate prior to the special meeting; or

•	by attending the special meeting, revoking your proxy, and voting in person.

If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must contact that person if you want to change your vote.

Q.	Who is the payment agent?

A.	Mellon Investor Services LLC is the payment agent for the merger.

Q.	When do you expect to complete the merger?

A.	We are working toward completing the merger as quickly as possible after the special meeting. However, in addition to obtaining Resonate stockholder approval, GTG and Resonate must also satisfy other conditions before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger. See “The Merger Agreement—Conditions to the Merger” beginning on page 46.

Q.	Am I entitled to dissenters’ or appraisal rights?

A.	Yes. If you disagree with the proposed merger and you comply with Section 262 of the Delaware General Corporation Law, or DGCL, you will be entitled to dissenters’ or appraisal rights in connection with the merger. If you would like to pursue your dissenters’ or appraisal rights, you must (i) hold shares of Resonate common stock as of the date of your demand, (ii) hold shares of Resonate common stock through the effective date of the merger, (iii) deliver written notice to the company of your intention to seek your dissenters’ or appraisal rights prior to the vote being taken at the special meeting, (iv) not vote for the adoption of the merger agreement and approval of the merger, and (v) otherwise comply with Section 262 of the DGCL. Your vote against the proposal, either in person or by proxy, at the special meeting will not satisfy the requirement that you deliver written notice to the company of your intention to seek dissenters’ or appraisal rights. If you properly comply with Section 262 of the DGCL, your dissenters’ or appraisal rights will entitle you to receive the “fair value” of your shares of Resonate common stock, which will be determined in accordance with Section 262 of the DGCL and may be more or less than the final per share merger consideration. If you send in your executed proxy card but do not indicate how you want to vote on the merger proposal, the proxy will be voted for the merger proposal, which will prohibit you from qualifying for dissenters’ or appraisal rights. To review your dissenters’ or appraisal rights in more detail, see “The Merger—Appraisal Rights” beginning on page 37 and Appendix E which contains a copy of Section 262 of the DGCL.

Q.	What are the tax consequences of the merger?

A.	The merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your Resonate common stock. Any gain or loss that you recognize from the merger generally will be long- term capital gain or loss if you have held the shares of Resonate common stock for more than one year at the time the merger consideration is paid.

v

The tax consequences to each particular Resonate stockholder will depend on that stockholder’s specific situation. Therefore, you should consult your tax advisor for an understanding of the tax consequences to you that result from the merger.

To review these tax consequences in greater detail, see “Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 41.

Q.	What will happen if the merger is not completed?

A.	If the merger is not completed for any reason, Resonate may be subject to a number of risks. For example, under the terms of the merger agreement, Resonate will be responsible for significant merger-related costs incurred by Resonate, such as legal, accounting, financial advisory, filing, printing and mailing fees, all of which must be paid by Resonate along with up to $225,000 of such costs incurred by GTG. In addition, Resonate may be obligated to pay GTG a termination fee of between $.8 million to $1.6 million in certain circumstances. Also, the price of Resonate common stock may change to the extent that its current market price reflects a market assumption that the merger will be completed.

See “Merger—Financing the Merger” beginning on page 37, and “The Merger Agreement—Termination Fee” beginning on page 49.

Q.	What if I receive more than one proxy card?

A.	It may mean that your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares are voted at the special meeting.

Q.	What if I have additional questions?

A.	If you have any additional questions about the merger, the special meeting or how to submit or revoke your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact one of the following:

Resonate Inc.

385 Moffett Park Drive

Sunnyvale, California 94089

(408) 548-5500

Attn: Secretary

Payment Agent

Mellon Investor Services LLC

85 Challenger Road

Ridgefield Park, NJ 07660

Attn: Corporate Actions

Summary

For your convenience, we have provided a brief summary of certain information contained in this proxy statement. This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the documents attached to this proxy statement as annexes. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in the summary.

Overview

Resonate is furnishing this proxy statement to allow its stockholders to consider and vote on a proposal to adopt the merger agreement with GTG and Res Merger Sub and approve the merger of Res Merger Sub with and into Resonate.

On October 17, 2002, the Resonate board of directors formed an independent special committee of non-management directors to review and evaluate potential strategic transactions and other transactions on behalf of the company.

The special committee, on behalf of the company, negotiated the terms of a merger with Rocket Holdings, LLC, an entity controlled by Mr. Peter Watkins, our Chairman, President and Chief Executive Officer, and Mr. Richard Hornstein, our Chief Financial Officer and General Counsel. On December 21, 2003, Resonate entered into a merger agreement with Rocket Holdings and the parties subsequently amended the merger agreement on January 14, 2003.

Resonate terminated the amended merger agreement with Rocket Holdings and entered into the merger agreement with GTG on January 21, 2003.

The Parties to the Merger Agreement (Page 11)

Resonate

Resonate is the leading provider of application performance management solutions for business-critical application environments. The flagship Resonate Commander product is the first and only application performance management solution that proactively locates, diagnoses and resolves outages and performance bottlenecks before they impact end-users or the business.

Resonate maintains its principal offices at 385 Moffett Park Drive, Sunnyvale, CA 94089, telephone (650) 548-5500.

GTG Acquisition Corp.

GTG Acquisition Corp. is a Delaware corporation and an affiliate of Gores Technology Group. Gores Technology Group is a privately held international acquisition and management firm that pursues a strategy of acquiring promising high-technology organizations and managing them for growth and profitability. GTG conducts no business other than acting as the sole shareholder of Aprisma Management Technologies, Inc.

GTG maintains its principal offices at 10877 Wilshire Boulevard, Los Angeles, CA 90024, telephone (310) 824-6106.

Res Merger Sub, Inc.

Res Merger Sub, Inc. is a wholly owned subsidiary of GTG. If the merger is completed, Res Merger Sub will be merged with and into Resonate and its separate corporate existence will cease. As a result, Resonate will become a wholly owned subsidiary of GTG. Res Merger Sub was incorporated by GTG in Delaware in January 2003 with minimal capitalization and has conducted no business since its incorporation other than executing the merger agreement.

Res Merger Sub maintains its principal offices at 10877 Wilshire Boulevard, Los Angeles, CA 90024, telephone (310) 824-6106.

Reasons for the Merger (Page 22)

In arriving at its recommendation of the proposed merger to the Resonate board of directors, the special committee considered a number of factors including:

•	current and historical market prices for our common stock;

•	the per share merger consideration’s premium over our current market price;

•	the liquidation value of the company according to an independent liquidation valuation analysis;

•	current and expected market conditions, and our current and expected results of operations;

•	the costs and benefits of remaining a public company;

•	the effect of the announcement of the merger on our business; and

•	the merger’s superiority over alternative transactions.

Recommendation of the Board of Directors (Page 26)

The special committee unanimously recommended the proposed merger to the Resonate board of directors. Based in part on the special committee’s recommendation and the process and substantive considerations of the special committee, the Resonate board of directors determined that the proposed merger with GTG was advisable and in the best interests of Resonate stockholders and approved the merger agreement and the merger. The Resonate board of directors recommends that Resonate stockholders vote for the adoption of the merger agreement and the approval of the merger.

Liquidation Analysis Prepared by Houlihan Lokey (Page 32)

On December 13, 2002, Houlihan Lokey delivered its Preliminary Analysis to the special committee, a copy of which is attached to this proxy statement as Annex B. On January 21, 2003, Houlihan Lokey delivered its Updated Analysis to the special committee, a copy of which is attached to this proxy statement as Annex C.

The Preliminary Analysis set forth, subject to certain assumptions and qualifications, a pro forma per share liquidation value range of approximately $1.61 to $1.69 per share. The Updated Analysis (subject to and based upon various qualifications and assumptions set forth in such analysis), which reflected updated balance sheet information and the resolution of a lawsuit and included a pro forma estimate of the value of Resonate’s intellectual property assets, set forth a pro forma per share liquidation value range of approximately $1.67 to $1.76.

Opinion of Financial Advisor (Page 26)

On January 21, 2003, Broadview International delivered its opinion to the special committee. The opinion stated that as of the date of the opinion, the range of $1.90 to $1.94 per share in cash to be received by our stockholders in the merger was fair, from a financial point of view, to them.

The full text of the opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Broadview in connection with its opinion, is attached as Annex D to this proxy statement. Broadview provided its opinion for the information and assistance of the special committee in connection with its recommendation of the merger. Broadview’s opinion is not a recommendation as to how you should vote with respect to the merger proposal. We urge you to read the opinion carefully and in its entirety.

The Special Meeting (Page 8)

The special meeting is scheduled to be held at 10:00 a.m., local time, on March 31, 2003 at Resonate’s offices at 385 Moffett Park Drive, Sunnyvale, California. The purpose of the special meeting is to vote on a proposal to adopt the merger agreement and approve the merger. Only stockholders of record at the close of business on February 27, 2003 are entitled to vote at the special meeting.

Stockholder Approval; Support Agreements (Page 8)

The affirmative vote of a majority of the shares of Resonate common stock outstanding as of the record date is required to adopt the merger agreement and approve the merger.

As of the close of business on the record date, Resonate’s directors and executive officers (together with their respective affiliates) controlled 13.3% of the 27,438,409 shares of Resonate common stock outstanding and entitled to vote at the special meeting.

In connection with the execution of the initial merger agreement with Rocket Holdings, Messrs. Watkins and Hornstein entered into support agreements that require them to vote for any merger proposal recommended by the Resonate special committee or board of directors, including the merger proposal set forth in this proxy statement. As of the record date, Mr. Watkins controlled 10,000 shares of Resonate common stock and Mr. Hornstein controlled no shares of Resonate common stock. No other director or executive officer of Resonate has entered into a support or other type of voting agreement that would obligate them to vote for the merger proposal.

The Merger (Page 12)

The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger. If (1) the holders of a majority of the shares of Resonate common stock outstanding as of the record date adopt the merger agreement and approve the merger and (2) all other conditions to the merger are satisfied or waived, Res Merger Sub will be merged with and into Resonate and its separate corporate existence shall cease. As a result, Resonate will become a wholly owned subsidiary of GTG.

Financing of the Merger (Page 37)

GTG has not secured, and will not secure, any outside financing to acquire all of the outstanding shares of Resonate common stock. Instead, GTG will use Resonate’s cash, cash equivalents and short-term investments on hand at the closing to finance the acquisition.

What Resonate Stockholders Will Receive (Page 39)

If we complete the merger, each outstanding share of Resonate common stock will be converted into the right to receive between $1.90 and $1.94. The final price to be paid for each share of our common stock will equal $1.90 plus an additional one cent, if any (up to a maximum of four additional cents), for each $250,000 held by Resonate in cash, cash equivalents, and short-term investments at the closing in excess of $58 million. So, if at the closing Resonate holds cash, cash equivalents, and short term investments equal to:

•	$57.50 to $58.24 million, you will be entitled to receive $1.90 for each share of Resonate common stock you own.

•	$58.25 to $58.49 million, you will be entitled to receive $1.91 for each share of Resonate common stock you own.

•	$58.50 to $58.74 million, you will be entitled to receive $1.92 for each share of Resonate common stock you own.

•	$58.75 to $58.99 million, you will be entitled to receive $1.93 for each share of Resonate common stock you own.

•	$59 million or more, you will be entitled to receive $1.94 for each share of Resonate common stock you own.

The aggregate balance of cash, cash equivalents and short-term investments that will be on hand at the closing is subject to numerous risks and uncertainties and may not provide for any merger consideration in excess of $1.90 per share to be paid to you.

Treatment of Outstanding Resonate Stock Options (Page 40)

Under the merger agreement, GTG will not assume or substitute any of the Resonate stock options currently outstanding under the company’s 1996 Stock Option Plan or 2000 Stock Option Plan (the Plans). Also, consistent with the terms of the Plans, there will be no acceleration of unvested options as a result of the proposed merger except as specifically provided for in an optionee’s option agreement. Instead, each vested option with an exercise price less than the per share merger consideration (which will be between $1.90–$1.94 per share) will be “cashed out” with the consent of the optionee. A “cashed out” optionee would receive an amount of cash equal to the product of: (I) the number of vested shares under the option at closing multiplied by (II) the difference between the per share merger consideration and the per share option exercise price. The Plans will, by their terms, terminate upon the consummation of the merger and all outstanding and unexercised options at the time of the closing will be cancelled.

Subject to any applicable withholding taxes, payment to the “cashed-out” optionees shall be made, without interest, by the payment agent promptly following the date of completion of the merger, and in any event within five business days after the completion of the merger.

Conditions to the Merger (Page 46)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including:

•	the adoption of the merger agreement and the approval of the merger by Resonate stockholders;

•	Resonate’s cash, cash equivalents and short-term investments being equal to or greater than $57.5 million as of the closing;

•	a certification delivered by Resonate that after giving effect to the payments set forth in the merger agreement to be paid by Resonate, the company would have a surplus as set forth in Section 154 of the DGCL;

•	Resonate’s representations and warranties will be true and correct at the closing except where the failure to be true and correct has not had a material adverse effect on the company;

•	none of Resonate, GTG nor Res Merger Sub will have had a material adverse change; and

•	clearance under the Hart-Scott-Rodino Antitrust Improvements Act and any other applicable antitrust rule or regulation.

The satisfaction of these conditions is subject to numerous risks and uncertainties. If all of the conditions in the merger agreement are not satisfied or waived, the merger will not close, no merger consideration will be paid, and Resonate will be responsible for all fees and expenses incurred by it and up to $225,000 of fees and expenses incurred by GTG.

Termination of the Merger Agreement (Page 48)

GTG and Resonate may jointly terminate the merger agreement at any time before completing the merger. Either GTG or Resonate may terminate the merger agreement if the merger is not completed by April 30, 2003, or in certain other circumstances, including Resonate’s ability to terminate the merger agreement to allow it to accept a superior proposal. The merger agreement provides for a termination fee payable by Resonate to GTG of an amount between $.8 million and $1.6 million in certain circumstances.

Expenses (Page 37)

Resonate will pay all fees and expenses incurred by the company and the special committee in connection with the merger and up to $225,000 of such costs incurred by GTG. Resonate will pay these costs even if the merger is not consummated.

Resonate Prohibited from Soliciting Other Offers (Page 45)

Resonate has agreed in the merger agreement not to solicit, initiate or intentionally encourage any third-party proposal to acquire a 10% or greater interest in Resonate or a material portion of its assets or to engage in any such negotiations or discussions. In the event that Resonate receives an unsolicited third-party proposal to acquire a 10% or greater interest in Resonate or a material portion of its assets and the special committee determines in good faith (after consultation with its financial advisor) that such proposal is reasonably likely to lead to a superior proposal as compared to the proposed merger, the special committee may, after giving GTG written notice of its intention to do so, engage in negotiations and discussions with the third party. Resonate has agreed to keep GTG informed of all material terms, conditions, and amendments of any such third-party proposal.

Interests of Certain Persons in the Merger (Page 34)

You should be aware that members of the Resonate board of directors and Resonate’s executive officers may have interests in the merger that are different from, or are in addition to, the interests of other stockholders that may make them more likely to adopt the merger agreement and approve the merger. These interests include the following:

Immediately prior to entering into this merger agreement and in order to enter into this merger agreement, Resonate terminated an amended merger agreement with Rocket Holdings. Rocket Holdings is an entity controlled by Mr. Watkins, our Chairman, Chief Executive Officer and President, and Mr. Hornstein, our Chief Financial Officer and General Counsel.

In connection with the execution of the initial merger agreement with Rocket Holdings, Messrs. Watkins and Hornstein entered into support agreements that obligate them to vote any shares of our common stock that they own in favor of any merger recommended by the special committee, including the merger with GTG, and pursuant to which they have agreed not to oppose the consummation of any such recommended transaction, including the merger with GTG.

Mr. Watkins and Mr. Hornstein have each entered into change of control and severance agreements that will provide benefits to them upon the consummation of the merger, unless they resign their position prior to that time. Ms. Karen Barnes, our Vice President of Product Development, has also entered into a change of control and severance agreement that could provide benefits to her following the consummation of the merger.

The merger agreement provides that rights to indemnification benefiting Resonate’s directors and officers will survive the merger. In addition, Pacific Credit Corp., an affiliate of GTG and Gores, has agreed to (i) indemnify Resonate for losses arising out of (A) a material breach of the merger agreement by GTG or Res Merger Sub prior to closing and (B) the failure by Resonate as the surviving corporation to perform its indemnification obligations in Section 5.7 of the merger agreement for one year following the closing.

Material United States Federal Income Tax Consequences of the Merger (Page 41)

As a stockholder, you will not recognize any income on your share of the merger consideration up to the adjusted tax basis in your Resonate common stock. Instead, the merger consideration you receive will be treated as a non-taxable return of capital that will reduce the adjusted tax basis in your Resonate common stock. You will recognize gain on your share of the merger consideration in excess of your Resonate common stock’s adjusted tax basis. This gain will be treated as gain from the sale or exchange of stock. Any such gain recognized by you from the merger consideration generally will be long-term capital gain if you have held your shares of Resonate common stock for more than one year at the time the merger consideration is paid. The merger consideration will have no direct tax consequences to Resonate or GTG. The tax consequences to you as a stockholder will depend on your specific situation. Therefore, you should consult your own tax advisor for an understanding of the tax consequences to you as a result of the merger.

Dissenters’ or Appraisal Rights (Page 37)

Stockholders that disagree with the merger and comply with Section 262 of the DGCL will be entitled to dissenters’ or appraisal rights in connection with the merger. To qualify for these rights and receive the “fair value” of your shares of Resonate common stock, you must: (i) hold shares of Resonate common stock as of the date of your demand, (ii) hold shares of Resonate common stock through the effective date of the merger, (iii) deliver written notice to the company of your intention to seek dissenters’ or appraisal rights prior to the vote being taken at the special meeting, (iv) not vote for the approval and adoption of the merger agreement and approval of the merger, and (v) otherwise comply with Section 262 of the DGCL. The “fair value” of your shares of Resonate common stock may be more or less than or equal to the per share merger consideration of between $1.90 to $1.94 per share. A vote against the proposal, either in person or by proxy, at the special meeting will not satisfy the requirement of delivery of written notice to the company of your intention to seek dissenters’ or appraisal rights. An executed proxy that does not indicate how it is to be voted on the proposal will be counted as a vote for the merger proposal, which will prohibit you from seeking to enforce your dissenters’ or appraisal rights.

Accounting Treatment (Page 39)

The merger will be accounted for under the purchase method of accounting.

Market Price and Dividend Data

Our common stock, par value $0.0001 per share, is traded on The Nasdaq National Market under the symbol RSNT. Trading commenced in our common stock on August 3, 2000 following our initial public offering in which we sold 4 million shares of our common stock at $21 per share for aggregate proceeds to Resonate of approximately $78 million. The following table sets forth the range of high and low sales prices for our common stock since our initial public offering.

	Resonate Common Stock
	Low	High
Fiscal 2000
Third Quarter*	$29.88	$44.25
Fourth Quarter	$9.50	$47.50
Fiscal 2001
First Quarter	$2.53	$11.25
Second Quarter	$2.19	$4.15
Third Quarter	$3.05	$4.99
Fourth Quarter	$2.03	$3.25
Fiscal 2002
First Quarter	$2.59	$3.75
Second Quarter	$1.92	$2.70
Third Quarter	$1.12	$2.00
Fourth Quarter	$1.13	$1.77
Fiscal 2003
First Quarter (through February 28, 2003)	$1.90	$1.76

*	Commencing August 3, 2000

The following table shows the closing per share sales price of our common stock, as reported on The Nasdaq National Market on January 21, 2003, the last full trading day before the public announcement of the proposed merger with GTG, and on February 28, 2003, the latest practicable trading day before the printing of this proxy statement:

Resonate Common Stock
January 21, 2003	$1.81
February 28, 2003	$1.90

We have never paid a cash dividend on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for use in our business. Following the merger, our common stock will not be traded on any public market.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement contains certain forward-looking statements and information relating to Resonate that are based on the beliefs of management as well as assumptions made by and information currently available to Resonate. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the merger. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “predict,” “may,” and “should” and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of Resonate with respect to future events, including the satisfaction or waiver of the closing conditions to the merger, the obtainment of regulatory approvals, the completion of the merger or the aggregate balance of cash, cash equivalents and short-term investments on hand at the closing, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Resonate to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

•	the failure of stockholders to adopt the merger agreement and approve the merger;

•	general economic or market conditions; and

•	competitive conditions in Resonate’s markets.

If one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended.

The Special Meeting

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at 385 Moffett Park Drive, Sunnyvale, California, at 10:00 a.m., local time, on March 31, 2003.

Purpose of the Special Meeting

At the special meeting, we will ask you to adopt the merger agreement and approve the merger. The Resonate board of directors, based in part on the unanimous recommendation of a special committee comprised entirely of non-management independent directors, (1) has approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) has declared that it is in the best interests of our stockholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement and (3) recommends that you vote for the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on February 27, 2003, are entitled to notice of and to vote at the special meeting. On the record date, 27,438,409 shares of our common stock were issued and outstanding and held by approximately 219 holders of record. A quorum will be present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote as of the record date are represented in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum for the transaction of all business at the special meeting. In the event that a quorum is not present at the special meeting, the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the merger proposal. If you abstain from voting, or do not vote, either in person or by proxy, or do not instruct the record holder of your shares how to vote, it will have the effect of counting as a vote against the merger proposal.

Voting by Our Directors, Executive Officers and Certain Stockholders

At the close of business on the record date, our directors and executive officers were entitled to vote 3,648,844 shares of our common stock, which represented approximately 13.3% of the outstanding shares of our common stock on that date. Pursuant to the terms of support agreements entered into with Mr. Watkins, our Chairman, Chief Executive Officer and President, and Mr. Hornstein, our Chief Financial Officer and General Counsel, each has agreed to vote all of their shares of common stock for the adoption of the merger agreement and approval of the merger. As of the record date, Mr. Watkins controlled 10,000 shares of our common stock and Mr. Hornstein controlled no shares of our common stock.

Voting of Proxies; Appraisal Rights; Discretionary Authority

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted for the merger proposal, which will prohibit you from qualifying for dissenters’ or appraisal rights.

If you wish to qualify for your dissenters’ or appraisal rights, you must NOT vote for the merger proposal, must not return a signed proxy card without voting instructions and must follow specific procedures that are described in other sections of this proxy statement.

To vote, please complete, sign, date and return the enclosed proxy, even if you plan on voting in person at the special meeting. Executing a proxy will not in any way affect your right to attend the special meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Shares affirmatively voted for the adoption of the merger agreement and approval of the merger and properly executed proxies that do not contain voting instructions, will be voted for the merger proposal. If you abstain from voting, do not instruct your broker how to vote, or do not execute a proxy, it will have the effect of counting as a vote against the merger proposal. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not exercise their discretionary voting power as to the merger proposal and may only vote such shares upon specific instructions from those customers.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

We do not expect that any matter other than the merger proposal will be brought before the special meeting. If, however, our board of directors properly presents any other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy does not preclude a stockholder from voting in person at the special meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting by:

•	filing with our secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our secretary bearing a later date; or

•	appearing at the special meeting and voting in person. Your attendance at the special meeting will not in and of itself constitute the revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. We have retained Mellon Investor Services LLC to aid in the solicitation of proxies and to verify records relating to the solicitation. Mellon Investor Services LLC will receive a fee of $7,500 and expense reimbursement for items such as mailing, copying, phone calls, faxes, travel and other related out-of-pocket expenses, and we will indemnify Mellon Investor Services LLC against any losses arising out of its proxy solicitation services on our behalf. The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You should not send your stock certificates with your proxy. A letter of transmittal from the payment agent with instructions for the surrender of Resonate common stock certificates will be mailed to you as soon as practicable after completion of the merger.

The Parties to the Merger

Resonate

We develop and market software solutions for enterprises that wish to guarantee end-user response time and service levels of business-critical applications while cutting operating costs. Our Commander product suite significantly reduces problem resolution time while it simultaneously ensures transaction completion by routing end-users around problems.

Resonate was founded in July 1995 and began substantive operations in April 1996. From April 1996 through the first quarter of 1997, we primarily engaged in research activities, developing our products and building our business infrastructure. We began shipping our first software product, Resonate Central Dispatch, and first generated revenue from software license fees and implementation and consulting fees, in the first quarter of 1997. We released our Resonate Global Dispatch software product in the first quarter of 1998 and our Commander software product in the third quarter of 1999. In the fourth quarter of 2001, we released our Commander product.

We market and sell our software products through our direct sales force and indirect channels. Our indirect channels consist of server systems vendors, independent software vendors, value-added resellers, and system integrators. Our current relationships with these system integrators typically are structured as non-exclusive co-marketing and resale arrangements. In addition, we have entered into a limited number of reseller arrangements in which our products are embedded in the reseller’s products, for which we receive a royalty from the reseller.

Our principal executive offices are located at 385 Moffett Park Drive, Sunnyvale, California 94089, and our telephone number is (408) 548-5500. Additional information regarding Resonate is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 53.

The Acquiring Parties

GTG Acquisition Corp., a Delaware corporation and an affiliate of Gores Technology Group, is the sole stockholder of Aprisma Management Technologies, Inc., a provider of IP fault and performance management software solutions. Gores Technology Group is a privately held international acquisition and management firm that pursues a strategy of acquiring promising high-technology organizations and managing them for growth and profitability.

Res Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of GTG Acquisition Corp. Res Merger Sub, Inc. was formed solely for the purpose of effecting the merger and the transactions related to the merger. Res Merger Sub, Inc. has not conducted any business operations except in furtherance of this purpose.

Res Merger Sub and GTG Acquisition Corp. both maintain their principal offices at 10877 Wilshire Boulevard, Los Angeles, CA 90024, and their telephone number is (310) 824-6106.

Merger

Background of the Merger

In March 2002, at the direction of the Resonate board of directors, Broadview International LLC was contacted by Russell Siegelman, a member of the Resonate board of directors, in connection with the possibility of advising the company as to potential strategic alternatives.

On April 24, 2002, the Resonate board of directors held a meeting at which representatives of Broadview were present to discuss potential strategic alternatives available to the company. Following this discussion, the board of directors concluded that the company should not engage an investment banker to pursue strategic alternatives at that time.

From April 2002 through July 2002, various members of Resonate’s senior management met with numerous potential strategic partners to discuss potential strategic alternatives.

During September 2002, various members of Resonate’s senior management spoke with a number of investment banks as to each bank’s views of Resonate and potential strategic alternatives available to Resonate.

On October 17, 2002, Mr. Peter Watkins, our Chairman, Chief Executive Officer and President, Mr. Richard Hornstein, our Chief Financial Officer and General Counsel, and representatives of Broadview met to have preliminary discussions regarding the availability and related fees of Broadview in advising Resonate as to potential strategic alternatives.

Later on October 17, 2002, the board of directors held a meeting to discuss potential strategic alternatives for Resonate. Prior to this discussion, a member of the board of directors, Mr. Chris Marino, advised the board of directors that he was considering pursuing a potential business combination transaction with the company. Mr. Marino was then excused from the remainder of the meeting. Following the recusal of Mr. Marino, the remaining members of the board of directors, with the advice of Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Resonate, believed it was in the best interests of Resonate stockholders that a special committee of non-management directors be formed to review and evaluate potential strategic transactions and other transactions on behalf of the company. The board of directors authorized the creation of the special committee and appointed Messrs. Russell Siegelman, Robert Greene, John McFarlane, and David Murphy, all of the non-management members of the board of directors, as the members of the special committee. Mr. Siegelman was appointed chairman of the special committee. Wilson Sonsini Goodrich & Rosati was retained as legal counsel to the special committee.

On October 21, 2002, the special committee held a meeting to authorize the retention of Broadview as its financial advisor.

On October 24, 2002, Mr. Marino resigned from the board of directors.

On October 24, 2002, an engagement letter was signed between Broadview and the special committee, in which Broadview was retained as the financial advisor to the special committee.

On October 25, 2002, the special committee held a meeting at which representatives of Broadview and Wilson Sonsini Goodrich & Rosati, legal counsel to Resonate and the special committee, were present to review and discuss various strategic alternatives for Resonate including remaining an independent public company, the possibility of acquisitions or mergers with other companies, ceasing operations and distributing its assets through a liquidation or other transactions.

On October 31, 2002, representatives of Broadview met with Mr. Watkins; Mr. Hornstein; Mr. Brad Jung, Resonate’s Senior Director of Product Marketing; and Ms. Jennifer Carr, Resonate’s Director of Business Development; to conduct business diligence on the company.

From November 1 through December 20, 2002, at the direction of the special committee, representatives of Broadview contacted numerous parties regarding their interest in a potential business combination transaction with Resonate.

From November 4 through November 25, 2002, representatives of Broadview met with Mr. Marino and discussed Mr. Marino’s intention to deliver an indication of interest regarding a potential business combination transaction with the company.

On November 11, 2002, the special committee received an indication of interest from Messrs. Watkins and Hornstein (Watkins/Hornstein), which stated that Watkins/Hornstein was interested in entering into discussions with Resonate regarding a potential business combination transaction at an aggregate purchase price of between $41 and $43 million (which would have resulted in payment to Resonate stockholders of between approximately $1.51 and $1.58 per share). Watkins/Hornstein proposed to finance the acquisition using solely the cash, cash equivalents and short-term investments of Resonate.

On November 12, 2002, the special committee held a meeting at which representatives of Broadview and Wilson Sonsini Goodrich & Rosati were present to review the status of discussions held by Broadview with various strategic parties and discuss the indication of interest received from Watkins/Hornstein.

On November 13, 2002, representatives of Broadview met with Messrs. Watkins and Hornstein to discuss and review the terms and financial assumptions underlying the Watkins/Hornstein indication of interest.

On November 18, 2002, the special committee received a written indication of interest from a private investment fund (Party A), which stated that Party A was interested in entering into discussions with Resonate regarding a potential business combination transaction pursuant to which Resonate stockholders would receive approximately $1.48 per share.

On November 21, 2002, Mr. Marino and Resonate entered into a mutual confidentiality agreement to allow for preliminary due diligence by each party.

On November 21, 2002, the special committee held a meeting at which representatives of Broadview and Wilson Sonsini Goodrich & Rosati were present. Representatives of Broadview updated the special committee on the status of discussions with various potential strategic parties. The special committee discussed the alternatives available to the company including remaining an independent public company, the possibility of acquisitions or mergers with other companies, or ceasing operations and distributing the company’s assets through a liquidation. Representatives of Broadview then reviewed with the special committee Broadview’s preliminary liquidation analysis of the company. The special committee and its advisors discussed the indication of interest received from Watkins/Hornstein and the preliminary interest of Mr. Marino in submitting an indication of interest as to a potential business combination transaction. As an inducement to each of Watkins/Hornstein and Mr. Marino to perform any necessary diligence, deliver a written indication of interest and negotiate the terms of a definitive merger agreement, the special committee approved the reimbursement of up to $20,000 of legal expenses to each party. At the meeting, it was determined that, in light of the indication of interest received from Watkins/Hornstein and the potential interest of Mr. Marino, it was advisable to retain special Delaware counsel for the special committee.

On November 21, 2002, the special committee received a written indication of interest from Mr. Marino, which stated that Mr. Marino was interested in entering into discussions with Resonate regarding a potential business combination transaction at an aggregate purchase price of approximately $45.8 million, pursuant to which Resonate stockholders would receive approximately $1.68 per share. Mr. Marino proposed to finance the acquisition using solely the cash, cash equivalents and short-term investments of Resonate.

On November 25, 2002, the special committee retained Richards, Layton & Finger as special Delaware counsel for the special committee.

From November 25, 2002 through December 2, 2002, the special committee negotiated the terms of an engagement letter with a specialized investment bank, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. The special committee sought to engage Houlihan Lokey to perform an analysis of the costs and benefits associated with a liquidation of the company.

On November 25, 2002, Houlihan Lokey was asked to prepare a preliminary analysis of the pro forma estimated value of the equity of Resonate, in an orderly liquidation, excluding any estimate of the value of the company’s intellectual property assets (the Preliminary Analysis), to be followed by a subsequent analysis that would include a pro forma estimated value of the company’s intellectual property assets (the Updated Analysis). Both the Preliminary Analysis and the Updated Analysis were to be provided to the special committee. The terms of Houlihan Lokey’s engagement prohibited the delivery of either document to any third party without Houlihan Lokey’s consent.

On November 26, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present. Representatives of Broadview updated the special committee on the status of discussions with various potential strategic parties. The special committee discussed the alternatives available to the company including remaining an independent public company, the possibility of acquisitions or mergers with other companies, or ceasing operations and distributing its assets through a liquidation. Broadview reviewed with the special committee the financial assumptions underlying Mr. Marino’s indication of interest. The special committee discussed the status of the negotiations regarding the engagement of Houlihan Lokey and determined, based on the status of the negotiations, that it was in the best interests of the stockholders to execute the engagement letter in substantially the form provided to the special committee at the meeting.

From November 26 through December 23, 2002, representatives of Wilson Sonsini Goodrich & Rosati and the respective legal counsels of Watkins/Hornstein and Mr. Marino separately negotiated the terms of definitive merger agreements. Neither Watkins/Hornstein nor Mr. Marino were advised of the identity of the other parties negotiating with the company, but each party was made aware of the interest of other parties in the company.

On December 2, 2002, representatives of Broadview spoke with representatives of Party A, who declared that Party A’s indication of interest to acquire the company was not hostile.

On December 4, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to review the current status of negotiations with each of Watkins/Hornstein and Mr. Marino. The special committee gave guidance to counsel regarding its views of the remaining open issues with Watkins/Hornstein and Mr. Marino.

On December 6, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the status of Broadview’s discussions with various potential strategic parties. Representatives of Broadview then reviewed with the special committee the responses of approximately 23 companies contacted by Broadview on Resonate’s behalf and with which a dialogue had occurred regarding a potential business combination transaction with the company.

On December 10, 2002, Resonate’s Ms. Carr and Mr. Jung met with Mr. Marino to discuss diligence issues related to the operations and technology of Resonate.

On December 11, 2002, Resonate’s Ms. Carr and Mr. Jung, met with Mr. Marino to review the operation of Resonate’s current suite of products.

On December 12, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the status of Broadview’s discussions with various potential strategic parties regarding a potential business combination transaction with the company. Representatives of Wilson Sonsini Goodrich & Rosati then updated the special committee on the current status of diligence efforts and negotiations with Watkins/Hornstein and Mr. Marino, respectively, as to definitive merger agreements.

On December 13, 2002, Party A and Resonate entered into a mutual confidentiality agreement to allow for preliminary due diligence by each party.

On December 16, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the status of Broadview’s discussions with additional strategic parties regarding a potential business combination transaction with the company and Broadview’s negotiations with Mr. Marino and Watkins/Hornstein regarding each party’s respective position. Representatives of Wilson Sonsini Goodrich & Rosati then updated the special committee on the current status of diligence efforts and negotiations with Watkins/Hornstein and Mr. Marino as to definitive merger agreements. Representatives of Broadview reviewed with the special committee the Preliminary Analysis dated December 13, 2002 prepared by Houlihan Lokey, which (subject to and based upon the various qualifications and assumptions set forth therein) estimated on a pro forma basis a value range for the liquidation of Resonate of between approximately $1.61 and $1.69 per share, assuming the commencement of a liquidation by Resonate as of March 31, 2003. The analysis was not prepared in anticipation of any particular transaction and, among other things, Houlihan Lokey was not asked to and did not compare the equity value of Resonate based on an orderly liquidation to the value attributable to the Resonate equity as a result of any proposed transaction. As stated above, the Preliminary Analysis did not include any estimates of the value of Resonate’s intellectual property assets. The special committee determined, after consultation with its advisors, that any proposal to acquire control of Resonate must surpass, on a per share basis, the high-end of the liquidation analysis figures set forth in the Preliminary Analysis.

Between December 17 and December 18, 2002, each party whose indication of interest contained a price per share less than the low-end of the liquidation value range for the company set forth in the Preliminary Analysis received a copy of the Preliminary Analysis after having executed a general release in favor of Houlihan Lokey as a condition to its consent for the special committee to deliver the Preliminary Analysis to such parties, and each such party was asked by representatives of Broadview to resubmit an indication of interest given the additional information.

On December 18, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to receive an update on Broadview’s discussions with various strategic parties regarding a potential business combination transaction with the company, the status of negotiations with Mr. Marino, Party A, and Watkins/Hornstein, and the estimated timing as to when final proposals would be submitted by the parties. The special committee then discussed with representatives of Wilson Sonsini Goodrich & Rosati the advisability of revising the change of control provisions currently in place with Messrs. Watkins and Hornstein to ensure that the consummation of any transaction with Watkins/Hornstein would not give rise to any payments to Messrs. Watkins and Hornstein under such provisions and to provide appropriate arrangements for their continued employment if their proposal was not selected, or if selected, was subsequently terminated in favor of a superior proposal.

On December 18, 2002, Party A stated that it did not want to be part of a competitive bidding process and withdrew its proposal.

On December 18, 2002, representatives of Broadview informed the remaining interested parties, Mr. Marino and Watkins/Hornstein, that final bids must be submitted to the special committee by no later than 5:00 p.m. pacific standard time on Monday, December 23, 2002.

On December 19, 2002, representatives of Broadview and Ms. Michelle Goodman, Resonate’s Controller, met with Mr. Marino to conduct additional financial due diligence.

From December 19 through December 22, 2002, representatives of Broadview and Wilson Sonsini Goodrich & Rosati provided Mr. Marino and his representatives with additional legal due diligence materials.

On December 20, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger and Mr. Peter Watkins, in his capacity as Chief Executive Officer, were present to discuss Resonate’s preliminary fourth quarter operating results, which the special committee believed would enable its members to more appropriately evaluate each remaining bidder’s proposal. Following the discussion of the company’s preliminary operating results, Mr. Watkins was excused from the meeting. The special committee then reviewed with representatives of Broadview the status of each remaining bidder’s proposals and reviewed with representatives of Wilson Sonsini Goodrich & Rosati the terms of the respective merger agreements proposed by each bidder.

On December 20, 2002, representatives of Broadview contacted Gores, as well as a number of other financial buyers, regarding such parties’ potential interest in entering into discussions with Resonate regarding a potential business combination transaction.

On December 20, 2002, representatives of Broadview informed Mr. Marino that his current per share proposal of $1.68 was near the high-end of the liquidation value range for the company as set forth in the Preliminary Analysis prepared by Houlihan Lokey, and that the winning proposal must exceed the high-end of the per share liquidation value range for the company set forth in the Preliminary Analysis.

On December 20, 2002, representatives of Broadview spoke with representatives of Watkins/Hornstein regarding their current proposal. Broadview informed Watkins/Hornstein that the winning proposal must exceed the high-end of the per share liquidation value range for the company as set forth in the Preliminary Analysis.

On December 22, 2002, Messrs. Watkins and Hornstein each entered into mutual confidentiality agreements with Resonate regarding the proposed transaction and covering all confidential information previously provided or subsequently provided in connection with the proposed transaction. These confidentiality agreements were in addition to, and not in place of, confidentiality arrangements Messrs. Watkins and Hornstein already had in place with Resonate in connection with their status as company officers.

On December 22, 2002, representatives of Broadview answered certain remaining financial questions from Mr. Marino.

On the morning of December 23, 2002, representatives of Gores contacted Broadview and expressed an interest in entering into discussions with Resonate regarding a potential business combination transaction, pending preliminary diligence on behalf of Gores.

On December 23, 2002, representatives of Broadview conducted an auction designed to solicit each of Mr. Marino’s and Watkins/Hornstein’s best proposal to acquire the company. Mr. Marino’s opening proposal was a merger transaction in which Resonate stockholders would receive $1.73 in cash per share. Watkins/Hornstein’s opening proposal was a merger transaction in which Resonate stockholders would receive $1.696 in cash per share. Throughout the day, representatives of Broadview negotiated with each party to increase their respective proposals and updated the members of the special committee as to each new proposal. Following three rounds of negotiations with each party, Mr. Marino stated that he was unwilling to exceed the Watkins/Hornstein proposal of $1.79 in cash per share.

On December 23, 2002, the special committee held two meetings. At the first meeting, which was held prior to the termination of the auction process, the special committee met with its legal and financial advisors to review the terms of the merger agreements prepared for each party’s transaction. A representative of Wilson Sonsini Goodrich & Rosati reviewed with the special committee the terms and conditions of each proposed merger agreement in detail and, for the proposed Watkins/Hornstein transaction, the support agreements to be signed by Messrs. Watkins and Hornstein. Representatives of Broadview reviewed with the special committee the financial terms of each proposed transaction and the related financial analyses. The special committee discussed the costs and benefits of each party’s proposal with its advisors.

At the second meeting held on December 23, 2002, which was held following the cessation of the auction process, the special committee met with its legal and financial advisors to further discuss the terms of each merger agreement and the support agreements and the final proposals offered by each party. A representative of Wilson Sonsini Goodrich & Rosati reviewed with the special committee the terms and conditions of the proposed definitive merger agreement and support agreements for the proposed Watkins/Hornstein transaction. Representatives of Broadview reviewed with the special committee the financial terms of the Watkins/Hornstein proposal and the related financial analyses. Broadview then rendered its written opinion that, as of December 23, 2002, the consideration to be received in the proposed Watkins/Hornstein transaction was fair, from a financial point of view, to Resonate stockholders. Following this discussion, the special committee resolved to unanimously recommend the Watkins/Hornstein transaction to the Resonate board of directors.

On December 23, 2002, the Resonate board of directors held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the recommendation of the special committee. Based in part upon this recommendation and after reviewing the special committee’s process and procedures and other information deemed relevant by the Resonate board of directors, the Resonate board of directors (excluding Mr. Watkins, who did not participate in any of the deliberations of the board of directors) determined that the proposed merger with Watkins/Hornstein was advisable and in the best interests of Resonate stockholders and approved the merger agreement, the merger and the support agreements. Following this resolution by the Resonate board of directors, all parties executed the definitive merger agreement and the support agreements.

On the morning of December 24, 2002, Resonate issued a public announcement of the transaction with Watkins/Hornstein and Rocket Holdings.

Certain Events Following the Signing of the Rocket Holdings Merger Agreement

On December 30, 2002, the special committee received two separate indications of interest from outside, third party bidders as to potential business combination transactions with Resonate. The first indication of interest was from Mr. Marino, which stated that Mr. Marino was interested in re-entering into discussions with Resonate regarding a potential business combination transaction in which Resonate stockholders would receive an amount in cash equal to $1.83 per share and otherwise on terms substantially similar to those entered into with Rocket Holdings. The second indication of interest was from Gores, which stated that it was interested in entering into discussions with Resonate regarding a potential business combination transaction in which Resonate stockholders would receive an amount in cash of between $1.90 and $2.00 per share.

On December 31, 2002, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to review the indications of interest received from Mr. Marino and Gores. Representatives of Broadview reviewed with the special committee the proposed terms of each indication of interest, the background of each party, including their respective financial resources and transaction experience, and the likelihood that either proposed business combination would be reasonably capable of being completed. Following the discussions with its legal and financial advisors, the special committee determined in good faith that either proposal would be reasonably likely to lead to a superior proposal and that the special committee should, in accordance with its fiduciary duties, afford access to the company to, and engage in negotiations and discussions with, each party regarding their respective proposals.

From December 31, 2002 through January 8, 2003, representatives of Wilson Sonsini Goodrich & Rosati, Broadview, and Gores negotiated the terms of a mutual confidentiality agreement.

On January 1, 2003, pursuant to its obligations under the definitive merger agreement with Rocket Holdings, Resonate informed Rocket Holdings of the indications of interest (without disclosing the identity of the parties) received from Mr. Marino and Gores, and of the special committee’s intention to enter into negotiations and discussions with each party regarding their respective indication of interest.

On January 6, 2003, David Murphy resigned from the board of directors and the special committee.

On January 6, 2003, the board of directors held the first of two meetings at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger discussed the implementation of a stockholder rights plan.

From January 6 through January 8, 2003, representatives of Broadview met with representatives of Mr. Marino to review and analyze the financial assumptions underlying Mr. Marino’s revised proposal and his plan of operations for Resonate following the consummation of a transaction.

On January 6, 2003, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the status of negotiations with Mr. Marino and Gores. Representatives of Broadview noted for the special committee that negotiations with Gores had not yet commenced as the parties had yet to finalize the terms of a mutual confidentiality agreement.

On January 8, 2003, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the proposal from Mr. Marino and the status of negotiations with Gores. Representatives of Broadview reviewed with the special committee the results of their financial analysis regarding Mr. Marino’s proposal and plan of ongoing operations for the company and noted for the special committee that negotiations with Gores had still not yet commenced as the parties had yet to finalize the terms of a mutual confidentiality agreement. Representatives of Wilson Sonsini Goodrich & Rosati and Richards, Layton & Finger then reviewed with the special committee each member’s fiduciary duties, the special committee’s obligations under the terms of the Rocket Holdings merger agreement and the obligations of Messrs. Watkins and Hornstein to support a transaction recommended by the special committee, pursuant to their support agreements. Following these discussions, the special committee (after consultation with Broadview) determined that Mr. Marino’s proposal was more favorable to Resonate stockholders from a financial perspective than the proposed merger with Rocket Holdings, was reasonably capable of being completed and therefore constituted a superior proposal to the proposed Rocket Holdings merger.

On January 8, 2003, the special committee informed Rocket Holdings (without identifying Mr. Marino) that the special committee was providing Rocket Holdings with the required three business days notice, as required by the definitive agreement in place between Resonate and Rocket Holdings, of its determination that Mr. Marino’s proposal constituted a superior proposal to the proposed merger with Rocket Holdings.

On the evening of January 8, 2003, Gores and Resonate entered into a mutual confidentiality agreement to allow for preliminary due diligence by each party, and Gores scheduled a due diligence meeting with Broadview for January 10, 2003.

On January 9, 2003 the board of directors held a second meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the implementation of a stockholder rights plan, and the board of directors adopted the rights plan.

On January 9, 2003, Broadview met with Messrs. Watkins and Hornstein to review and analyze the financial assumptions underlying their plan of operations for Resonate following the consummation of a transaction and to determine if they were interested in modifying Rocket Holdings’ proposal given other parties’ expressions of interest.

On January 10, 2003, representatives of Gores met with Ms. Karen Barnes, Resonate’s Vice President of Product Development; Mr. Jung; Ms. Goodman; and Ms. Carr to conduct financial and technical diligence on Resonate.

On January 13, 2003, Gores submitted a revised proposal which stated that it was interested in entering into a business combination transaction with the company in which Resonate stockholders would receive cash in the amount of approximately $1.95 per share and Gores would receive a termination fee in an amount between $1.6 million and $2.2 million payable upon the occurrence of certain events.

On January 13, 2003, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the terms of the pending Rocket Holdings transaction, Mr. Marino’s proposal, and the revised proposal from Gores. Representatives of Broadview compared and contrasted with the special committee the results of their financial analysis regarding Mr. Marino’s proposal and plan of ongoing operations for the company and their analysis of Rocket Holdings’ plan of operations following the consummation of a transaction. During the meeting, representatives of Broadview informed the special committee that they had recently received that day a counter proposal from Rocket Holdings that provided for Resonate stockholders to receive $1.83 in cash per share, a later termination date of April 30, 2003, a lower minimum cash balance closing condition of $57.5 million, and a requirement that a superior proposal provide at least $0.05 more per share in value to Resonate stockholders than the revised Rocket Holdings proposal. The special committee directed Broadview to contact Rocket Holdings and negotiate the terms of the counter proposal and continue discussions with Gores as to its most recent proposal.

On the evening of January 13, 2003, representatives of Broadview and Rocket Holdings met to negotiate the terms of the counter proposal. Subsequently, the parties agreed, subject to approval of the special committee and the board of directors, to all of the terms of the revised Rocket Holdings proposal except that the additional value requirement of a superior proposal was reduced from $0.05 to $0.03 per share.

From January 13 through January 14, 2003, representatives of Wilson Sonsini Goodrich & Rosati and the legal counsel for Rocket Holdings negotiated the terms of an amendment to the Rocket Holdings definitive merger agreement.

On January 14, 2003, Mr. Siegelman received a letter from a private equity fund (Party B), which contained Party B’s indication of interest to enter into discussions with Resonate regarding a potential business combination transaction in which Resonate stockholders would receive approximately $1.95 per share.

On January 14, 2003, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the final counter proposal from Rocket Holdings. A representative of Wilson Sonsini Goodrich & Rosati reviewed with the special committee the terms of the amendment to the merger agreement. Representatives from Broadview reviewed with the special committee the financial terms of the final Rocket Holdings counter proposal and the related financial analyses. Broadview then rendered its written opinion that, as of January 14, 2003, the consideration to be received in the Rocket Holdings transaction, as amended, was fair, from a financial point of view, to Resonate stockholders. The special committee discussed the costs and benefits of the final counter proposal with its advisors. Following this discussion, the special committee resolved to unanimously recommend the Rocket Holdings final counter proposal and the amendment to the merger agreement to the Resonate board of directors. The special committee then discussed with its advisors the indication of interest received from Party B. Representatives of Broadview reviewed with the special committee Party B’s financial resources and transaction history. The special committee noted that the potentially limited financial resources of Party B could impair its ability to operate the business on a going forward basis at Party B’s proposed price. The special committee directed Broadview to analyze the viability, from a financial perspective, as well as the certainty of closure of Party B’s proposed transaction.

On January 14, 2003, the Resonate board of directors held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the recommendation of the special committee. Based in part upon this recommendation and after reviewing the special committee’s process and procedures and other information deemed relevant by the Resonate board of directors, the Resonate board of directors (excluding Mr. Watkins, who did not participate in any of the deliberations of the board of directors) determined that the final Rocket Holdings counter proposal was advisable and in the best interests of Resonate stockholders and approved the amendment to the merger agreement and the merger. Following this resolution by the Resonate board of directors, all parties executed the amendment to the merger agreement.

On January 14, 2003, representatives of Broadview and Gores discussed Gores’ most recent proposal.

On January 14, 2003, the special committee informed Rocket Holdings of the material terms of the revised proposal it had received from Gores on January 13, 2003.

From January 14, 2003 through January 16, 2003, representatives of Broadview performed preliminary financial diligence and analysis on Party B and Party B’s ability to consummate the proposed transaction.

On the morning of January 15, 2003, Resonate issued a public announcement of the amended terms of the transaction with Rocket Holdings.

On January 15, 2003, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the revised proposal from Gores. A representative of Wilson Sonsini Goodrich & Rosati reviewed and discussed with the special committee the terms of Gores’ proposal. Following this review and a discussion by the members of the special committee, the special committee directed its advisors to negotiate with Gores as to price, an extension of the closing date, a reduction in the aggregate cash, cash equivalent and short-term investment balance required at closing, the payment of a termination fee by Resonate and the circumstances under which a termination fee would be payable.

From January 15 through January 16, 2003, representatives of Broadview and Wilson Sonsini Goodrich & Rosati and Gores’ representatives negotiated the terms of Gores’ revised proposal.

On January 16, 2003, Gores delivered a revised proposal to the special committee, the terms of which included a price of between $1.90 to $1.94 in cash per share, a termination fee payable in certain circumstances in an amount between $0.8 million and $1.6 million, the payment by Resonate of the fees and expenses of Gores, which amount may not exceed $225,000, a closing date of April 30, 2003, and a reduction in the aggregate amount of cash, cash equivalents, and short-term investments that Resonate would be required to have at closing from $60 million to $57.5 million.

On January 16, 2003, the special committee held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the revised proposal from Gores received on January 16, 2003 and Broadview’s preliminary diligence regarding Party B. A representative of Broadview reviewed with the special committee Broadview’s financial diligence regarding Party B. Following the discussion, the special committee decided that it was unable to conclude that Party B’s proposal constituted an acquisition proposal as defined in the amended merger agreement currently in place with Rocket Holdings. A representative of Wilson Sonsini Goodrich & Rosati reviewed and discussed with the special committee the terms of Gores’ revised proposal and representatives of Broadview reviewed with the special committee the financial analyses of the revised proposal. Following this review and a discussion by the members of the special committee, the special committee determined that it was in the best interest of Resonate stockholders to inform Rocket Holdings that the revised proposal of Gores constituted a superior proposal under the terms of the amended merger agreement and directed its advisors to finalize the terms of a definitive merger agreement. Gores informed Resonate that GTG Acquisition Corp., an affiliate of Gores and the sole stockholder of Aprisma Management Technologies, Inc., would be the actual party to the merger agreement.

On the evening of January 16, 2003, the special committee provided notice to Rocket Holdings of the material terms of Gores’ revised proposal, that the special committee, after discussions with its advisors, determined that the revised proposal constituted a superior proposal (as defined in the amended merger agreement) to the transaction contemplated by the amended merger agreement between Resonate and Rocket Holdings, and that the special committee was providing Rocket Holdings with the required three business days notice prior to terminating the amended merger agreement. The special committee requested that Rocket Holdings waive the requirement that the special committee wait three business days prior to terminating the Rocket Holdings amended merger agreement and entering into a merger agreement with GTG.

From January 16 through January 21, 2003, representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Gores, finalized the terms of a definitive merger agreement and an indemnity agreement with an affiliate of Gores and GTG, which provides for such entity to indemnify Resonate for certain breaches of the definitive merger agreement by GTG or Res Merger Sub, the two Gores entities that were to be parties to the proposed merger.

On January 17, 2003, Rocket Holdings informed the special committee that, at the special committee’s request, it was waiving the requirement that the special committee wait three business days prior to terminating the amended merger agreement and entering into a merger agreement with another party.

On January 20, 2003, the special committee received a letter from Mr. Marino restating his interest in entering into discussions with Resonate regarding a potential business combination transaction pursuant to which Resonate stockholders would receive $1.86 in cash per share.

On January 21, 2003, the special committee received an indication of interest from a private equity firm (Party C) which stated that Party C was interested in entering into discussions with Resonate regarding a potential business combination transaction in which Resonate stockholders would receive an amount in cash equal to $2.01 per share, subject to the diligence of Party C and the negotiation of a definitive merger agreement, which Party C estimated would take approximately three weeks. Party C also stated that it would finance the proposed transaction with outside financing.

On January 21, 2003, the special committee held two meetings at each of which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present. At the first meeting, the special committee reviewed with its legal and financial advisors the terms of the merger agreement with GTG and the indemnity agreement with an affiliate of Gores and GTG. A representative of Wilson Sonsini Goodrich & Rosati reviewed with the special committee the terms and conditions of the proposed merger agreement and indemnity agreement and noted for the special committee that the proposed GTG merger agreement was substantially identical to the amended merger agreement with Rocket Holdings. Representatives of Broadview reviewed with the special committee the financial terms of the proposed transaction and the related financial analyses. The special committee discussed the costs and benefits of the proposal with its advisors versus the contemplated transaction with Rocket Holdings. The special committee then discussed the indication of interest received from Party C. The special committee requested that Broadview provide Party C with a customary confidentiality agreement regarding the proposed transaction for execution and that Broadview conduct preliminary financial due diligence on Party C as to its available sources of financing for the proposed transaction as well as its record of successfully consummating similar transactions.

At the second meeting, the special committee met to further discuss the terms of the proposed GTG merger agreement and indemnity agreement. A representative of Wilson Sonsini Goodrich & Rosati further reviewed with the special committee the terms and conditions of the proposed definitive merger agreement, including a discussion of the price adjustment mechanism based upon the aggregate closing cash, cash equivalents and short-term investment position of Resonate, the obligation of Resonate to pay a termination fee to GTG in certain circumstances, and the terms and conditions of the indemnity agreement. Representatives of Broadview updated the special committee on the results of Broadview’s financial due diligence on the affiliate of Gores and GTG that would be a party to the indemnity agreement. Representatives of Broadview then reviewed with the special committee the financial terms of the Gores proposal (including the price adjustment and termination fee features) and the related financial analyses. Broadview also discussed the Updated Analysis dated as of January 21, 2003 prepared by Houlihan Lokey, which was delivered to the special committee on the afternoon of January 21, 2003.

The Updated Analysis reflected updated balance sheet information, the resolution of a lawsuit and included a pro-forma estimate of the value of Resonate’s intellectual property assets. The Updated Analysis (subject to and based upon the various qualifications and assumptions set forth therein) set forth a pro forma per share value range for the liquidation of Resonate of between approximately $1.67 and $1.76. Broadview then rendered its written opinion that, as of January 21, 2003, the consideration to be received in the proposed GTG transaction was fair, from a financial point of view, to Resonate stockholders. Following this discussion, the special committee resolved to unanimously recommend the GTG transaction to the Resonate board of directors.

On the evening of January 21, 2003, the special committee informed Rocket Holdings that the special committee was terminating the Rocket Holdings merger agreement, as amended, and entering into a merger agreement with GTG since GTG’s proposal constituted a superior proposal, as defined in the Rocket Holdings merger agreement, as amended.

On January 21, 2003, the Resonate board of directors held a meeting at which representatives of Broadview, Wilson Sonsini Goodrich & Rosati, and Richards, Layton & Finger were present to discuss the recommendation of the special committee. Based in part upon this recommendation and after reviewing the special committee’s process and procedures and other information deemed relevant by the Resonate board of directors, the Resonate board of directors (excluding Mr. Watkins, who did not participate in any of the deliberations of the board of directors) determined that the proposed merger with GTG was advisable and in the best interests of Resonate stockholders and approved the merger agreement, the indemnity agreement and the merger. Following this resolution by the Resonate board of directors, all parties executed the definitive merger agreement and the indemnity agreement.

On the morning of January 22, 2003, Resonate issued a public announcement of the termination of the transaction with Rocket Holdings and the execution of a merger agreement with GTG.

Certain Events Following the Signing of the GTG Merger Agreement

After the signing of the merger agreement with GTG on January 21, 2003, the special committee met on three separate occasions from February 3 through February 21, 2003 to discuss other indications of interest that the special committee had received from third parties regarding potential business combination transactions with Resonate. Following discussions with the special committee’s legal and financial advisors at these meetings, the special committee deemed three of these proposals acquisition proposals, as defined in the merger agreement. Two of the parties that had submitted acquisition proposals to the special committee have subsequently withdrawn their respective proposals after performing substantial legal and financial due diligence on Resonate. The special committee did not deem any acquisition proposal that it received subsequent to the execution of the GTG merger agreement a superior proposal, as defined in the merger agreement.

Reasons for the Merger and Recommendation of the Special Committee and the Board

Reasons for the Merger.    In recommending the merger agreement and the merger to the board of directors, the special committee consulted with Resonate’s management, as well as the special committee’s financial advisor and legal counsel, and considered the short and long-term prospects of Resonate including our strategic business plan, current product offerings and operations, product development efforts, financial position, current securities market conditions and potential for future growth in revenues, sales and earnings.

The special committee considered a number of potentially positive factors in its deliberations, including:

•	the current and historical market prices of our common stock relative to the $1.90 to $1.94 per share merger consideration;

•	the fact that the $1.90 to $1.94 per share merger consideration represents a premium of approximately (a) 5% to 7% over the $1.81 per share closing sale price of our common stock on The Nasdaq National Market on January 21, 2003, the last trading day prior to the public announcement of the proposed merger; and (b) 10% to 13% over the average closing price of $1.72 for the twenty (20) trading days prior to the public announcement of the proposed merger;

•	the fact that we have experienced and continue to experience declining revenue and continuing operating losses;

•	the fact that the $1.90 to $1.94 per share price was significantly above the pro forma estimated liquidation value range of $1.61 to 1.69 per share, set forth in the Preliminary Analysis dated December 13, 2002 prepared by Houlihan Lokey as well as the revised pro forma liquidation value range of $1.67 to $1.76 per share, as set forth in the Updated Analysis dated January 21, 2003 prepared by Houlihan Lokey and provided to the special committee on such dates (recognizing that the actual liquidation value of Resonate would depend on how long Resonate continued to operate before commencing a liquidation and a number of other factors beyond our control, such as potential claims from customers and employees);

•	the belief by the special committee that we obtained the highest price per share that GTG is willing to pay;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock;

•	the compliance, insurance, regulatory and other costs to us of being a public company listed on The Nasdaq National Market, including the additional costs associated with complying with the recently enacted Sarbanes-Oxley Act and the rules being proposed by Nasdaq;

•	the likelihood that the market value of our stock would likely continue to suffer due to poor business results, limited trading volume, lack of institutional sponsorship and lack of research attention from market analysts;

•	the special committee’s knowledge and review of our business, operations, assets, financial condition, operating results and prospects including our continuing losses from operations and resulting decrease in cash and net book value, and continued loss of market share in the increasingly competitive network and application management software marketplace;

•	the potential stockholder value that could be expected to be generated from the other strategic alternatives to the merger available to us, including remaining independent and continuing to implement our business strategy, as well as the risks and uncertainties associated with those alternatives, the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of those alternatives;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive business strategy which would require us, among other things, to reverse our current decline in sales;

•	the financial analyses of Broadview presented to the special committee on January 21, 2003, and the written opinion of Broadview delivered to the special committee on that date that, as of January 21, 2003 and based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders (as described below in “Opinion of Broadview International”);

•	the special committee’s belief that the merger would provide a greater return to Resonate’s stockholders than the amended terms of the merger with Rocket Holdings;

•	the obligations of Messrs. Watkins and Hornstein under their respective change of control agreements and support agreements to support the GTG merger;

•	discussions with our management and Broadview regarding the potential transaction with GTG, and our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and market conditions, both on a historical and on a prospective basis;

•	the fact that Broadview marketed Resonate to an extensive set of potential buyers that participate in the systems and network management software markets, and that a number of potential buyers provided negative feedback about the strategic and financial value of Resonate, citing, among other factors, our poor financial performance, low level of market penetration with our flagship Commander product, and product overlap with the potential buyers’ own products;

•	the fact that Broadview marketed Resonate to a range of financial buyers that had previously expressed interest in evaluating acquisitions of public software companies and that to date most of these potential buyers, other than Gores, have not demonstrated a significant level of interest in Resonate;

•	the terms of the merger agreement and related documents, as reviewed by the special committee with our legal and financial advisors, including the representations and warranties made by each party, the restrictions on the conduct of our business between signing and closing, and the conditions to the obligations of each party to close the transaction;

•	the fact that the negotiations between GTG and the special committee were conducted on an arm’s length basis;

•	the fact that GTG is not affiliated with Resonate;

•	the fact that pursuant to the merger agreement, we can respond in the manner provided in the merger agreement to any unsolicited written proposal that our special committee determines in good faith is reasonably likely to lead to a superior proposal and the fact that we may terminate the merger agreement in the event of a superior proposal upon payment of a termination fee (as described below in “The Merger Agreement—No Solicitation of Proposals”);

•	the fact that the merger would be subject to the approval of our stockholders and our stockholders would be free to reject the transaction with GTG; and

•	the availability of appraisal rights for our stockholders who properly exercise their statutory appraisal rights.

The special committee also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in the value of Resonate;

•	that, under the terms of the merger agreement, we cannot solicit other acquisition proposals, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the risks and contingencies related to the announcement and pendency of the merger, including any potentially negative perception of the merger by our employees, customers, vendors, stockholders and other parties and the potentially negative actions that such persons may take as a result of the announcement of the merger;

•	the possibility that the merger will not be completed and the potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price in the event the merger does not close following its public announcement; and

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

During its consideration of the merger, the special committee and our board of directors were aware our directors and executive officers, including Messrs. Watkins and Hornstein, have interests in the merger that are different from or in addition to those of our stockholders generally, as described under “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Alternative Strategic Transactions Considered by the Special Committee

In addition to considering the sale of Resonate to GTG, the special committee considered the following alternatives:

Liquidation of Resonate.    The special committee considered whether Resonate’s stockholders would benefit from a liquidation of the company in light of the fact that Resonate’s cash on hand, revenues and profits will likely continue to decline over time. In evaluating the desirability of liquidating the company, each member of the special committee considered the following facts:

•	The liquidation would likely occur over a period of approximately three years, and a final distribution of assets to stockholders would not occur until the end of the three year period.

•	The per share value of a liquidation was initially estimated on a pro forma basis at $1.61 to $1.69 in the Preliminary Analysis prepared by Houlihan Lokey and subsequently estimated at $1.67 to $1.76 on a pro forma basis in the Updated Analysis prepared by Houlihan Lokey.

The fact that the per share merger consideration exceeds the high end of the liquidation range, and the entire merger consideration is payable upon consummation of the merger, contributed to the special committee determining that the merger was more beneficial to the stockholders than a liquidation.

Cash Tender Offer.    The special committee considered a cash tender offer for all of the shares held by Resonate stockholders. The special committee ultimately rejected this alternative in the belief that the merger would be more efficient and equitable than a transaction involving a tender offer. While the merger will result in an acquisition of 100% of the shares, it is unlikely that a tender offer would yield the same result. It is almost certain that in order to obtain 100% of the shares, Resonate would have had to complete a second-step merger after completion of the cash tender offer. Such a second-step merger would have added time and expense to the transaction without providing a material benefit to Resonate stockholders.

Distribution of Cash as a Dividend.    The special committee also considered distributing a significant portion of the cash held by Resonate to our stockholders as a special dividend, thereby allowing Resonate’s stockholders to retain an equity interest in Resonate. The special committee ultimately rejected this alternative because it believed that this alternative would result in the trading price of the shares declining below levels required for the shares to continue to be quoted on the Nasdaq National Market. This would result in Resonate’s stockholders having a less liquid equity interest, as compared to the equity interest held by stockholders as of the date of this proxy statement. The resulting company would be a very small company with few assets or long-term prospects.

Merger with Rocket Holdings.    The special committee considered whether the stockholders would benefit from terminating the amended merger agreement with Rocket Holdings and entering into the merger agreement with GTG. In evaluating the desirability of terminating the amended merger agreement with Rocket Holdings, the special committee considered the following:

•	The per share merger consideration under the transaction with GTG is between $0.07 and $0.11 per share greater than the per share merger consideration under the amended Rocket Holdings transaction.

•	Terminating the amended merger agreement with Rocket Holdings and entering into the merger agreement with GTG would result in Resonate paying expenses related to the transaction for both Rocket Holdings and GTG in each case up to a maximum of $225,000.

•	Entering into the merger agreement with GTG could push back the date on which a proxy statement is filed with the SEC, potentially leading to a later closing date.

•	The termination fee provided for in the merger agreement with GTG could have the effect of deterring additional purchase offers.

•	Negotiating and consummating a transaction with parties unaffiliated with Resonate would reduce the extent of the direct conflicts of interest regarding the proposed merger.

In light of these factors, the special committee determined that the merger agreement with GTG provided a greater likelihood of providing the highest return to Resonate stockholders than the amended merger agreement with Rocket Holdings.

Recommendation of Our Special Committee

In light of the factors considered by the special committee in connection with its evaluation of the merger, the special committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether the factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information and analysis (subject to and based upon the various qualifications and assumptions set forth therein) provided to them by Broadview and Houlihan Lokey and taking into account the existing trading ranges for Resonate common stock, the special committee unanimously recommended the merger agreement and merger to the Resonate board of directors. In considering the factors described above, individual members of the special committee may have given different weights to different factors.

Recommendation of Our Board of Directors

Mr. Watkins, due to a conflict of interest resulting from his affiliation with Rocket Holdings, recused himself from all of the board of directors’ deliberations and recommendation regarding the merger. As a result of the exclusion of Mr. Watkins, our board of directors consists entirely of the members of the special committee. Based in part on the special committee’s unanimous recommendation and the process and substantive considerations of the special committee, our board of directors (1) approved and declared the merger, the merger agreement and the transactions contemplated by the merger agreement advisable, (2) declared that it is in the best interests of our stockholders that we enter into the merger agreement and complete the merger on the terms and conditions set forth in the merger agreement and (3) recommends that you vote for the merger proposal.

Opinion of Broadview International

Pursuant to a letter agreement dated as of October 24, 2002, Broadview was engaged to act as financial advisor to the special committee and to render an opinion to the special committee regarding the fairness of the merger consideration, from a financial point of view, to Resonate stockholders. The special committee selected Broadview to act as financial advisor based on Broadview’s reputation and experience in the information technology, communication and media sector. At the meeting of the special committee on January 21, 2003, Broadview delivered its written opinion that, as of January 21, 2003, based upon and subject to various factors and assumptions, the merger consideration was fair, from a financial point of view, to Resonate stockholders.

Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex D to this document. Resonate stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to the special committee and addresses only the fairness of the merger consideration from a financial point of view to the holders of shares of Resonate common stock as of the date of the opinion. The Broadview opinion does not constitute a recommendation to any holder of Resonate common stock as to how such stockholder should vote on the merger. The summary of the Broadview opinion set forth in this proxy statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Broadview, among other things:

•	conducted a comprehensive selling process soliciting interest from a broad set of prospective strategic and financial buyers;

•	reviewed the terms of the draft of the merger agreement furnished to Broadview by Resonate on January 21, 2003;

•	reviewed certain publicly available financial statements and other information of Resonate;

•	reviewed certain financial projections for Resonate prepared and provided to Broadview by Resonate management;

•	participated in discussions with Resonate management concerning the operations, business strategy, financial performance and prospects for Resonate;

•	discussed the financial and strategic rationale for the merger with the special committee and GTG representatives;

•	reviewed the reported closing prices and trading activity for Resonate common stock;

•	compared certain aspects of the financial performance of Resonate with other comparable public companies;

•	analyzed available information, both public and private, concerning other comparable mergers and acquisitions;

•	reviewed the Preliminary Analysis dated December 13, 2002 prepared by Houlihan Lokey and provided to Broadview by the special committee after having executed a general release in favor of Houlihan Lokey as a condition to its consent for the special committee to deliver the analysis to Broadview;

•	assisted in negotiations and discussions related to the merger among Resonate, representatives of GTG and their respective legal advisors; and

•	conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

In rendering its opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information, including without limitation the representations and warranties contained in the merger agreement, that was publicly available or furnished to Broadview by Resonate. With respect to the financial projections examined by Broadview, Broadview assumed that they were reasonably prepared and reflected the best available estimates of the management of Resonate as to the future performance of Resonate. In addition, without limiting the assumptions set forth in the Preliminary Analysis regarding the scope of the analysis and review undertaken by Houlihan Lokey, Broadview assumed that the liquidation analysis accurately reflected the range of aggregate asset values that would be available to be distributed to stockholders upon a liquidation of Resonate. Broadview did not make any independent appraisal or valuation of any of Resonate’s assets.

Broadview understood that in assessing the various alternatives available to Resonate, the special committee had retained a third party, Houlihan Lokey, to conduct a liquidation analysis of Resonate. In addition, Broadview was aware of an indemnification agreement that was entered into in connection with the merger, pursuant to which, among other things, Pacific Credit Corp. agreed (i) to indemnify Resonate for losses arising out of (A) a material breach of the merger agreement by GTG or Res Merger Sub prior to closing and (B) the failure by the surviving corporation (as defined in the merger agreement) to perform its indemnification obligations contained in Section 5.7 of the merger agreement for a period of one year following the closing of the merger and (ii) to maintain sufficient net assets with which to perform its indemnification obligations under the indemnification agreement. In addition, Broadview was aware that Resonate had received an acquisition offer from a third party other than GTG. The Broadview opinion addressed the fairness of the merger consideration from a financial point of view to Resonate stockholders, other than GTG and its affiliates, and was not a recommendation as to which alternative available to Resonate should be pursued by the special committee or the board of directors.

For purposes of the opinion, Broadview assumed that neither Resonate nor GTG was involved in any material transaction other than the merger, other publicly announced transactions, and those activities undertaken in the ordinary course of conducting their respective businesses. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of January 21, 2003, and any change in such conditions would require a reevaluation of Broadview’s opinion.

The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering Broadview’s opinion. These analyses were orally presented to the special committee at its meeting on January 21, 2003. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors or analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Resonate Stock Performance Analysis—Broadview compared the recent stock performance of Resonate with that of the NASDAQ Composite and the Resonate Comparable Index. The Resonate Comparable Index is comprised of public companies that Broadview deemed comparable to Resonate. Broadview selected five public company comparables in the Network and Application Management Industry, with Trailing Twelve Month (“TTM”) revenue of less than $50 million, TTM Year-Over-Year Revenue Growth of less than five percent and negative TTM Earnings Before Interest and Taxes (“EBIT”). The Resonate Comparable Index consists of the following companies: Segue Software, Inc.; Radview Software, Ltd.; Marimba, Inc.; InfoVista S.A.; and Keynote Systems, Inc.

Public Company Comparable Analysis—Broadview considered ratios of market capitalization, adjusted for cash and debt when necessary, to selected historical operating and balance sheet results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared financial information of Resonate with publicly available information for the companies comprising the Resonate Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information.

The following table presents, as of January 21, 2003, the median multiples and the range of multiples for the Resonate Comparable Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

	Median Multiple	Range of Multiples
Total Market Capitalization to Last Twelve Months Revenue	NM	NM–0.37

Total Market Capitalization to Last Quarter Revenue Annualized	NM	NM–0.34

Total Market Capitalization to Last Half-Year Revenue Annualized	NM	NM–0.37

Total Market Capitalization to Last Twelve Months Gross Profit	NM	NM–0.45

Equity Market Capitalization to Net Cash (Cash minus Debt)	0.75	0.28–3.19

Equity Market Capitalization to Book Value	0.66	0.33–8.97

The following table presents, as of January 21, 2003, the median implied per share values and the range of implied per share values of Resonate, calculated by using the multiples shown above and the appropriate Resonate operating or balance sheet metric:

	Implied Median Value	Range of Implied Values
Total Market Capitalization to Last Twelve Months Revenue	NM	NM–$2.58

Total Market Capitalization to Last Quarter Revenue Annualized	NM	NM–$2.54

Total Market Capitalization to Last Half-Year Revenue Annualized	NM	NM–$2.50

Total Market Capitalization to Last Twelve Months Gross Profit	NM	NM–$2.57

Equity Market Capitalization to Net Cash (Cash minus Debt)	$1.81	$0.68–$7.69

Equity Market Capitalization to Book Value	$1.56	$0.78–$21.24

No company utilized in the public company comparables analysis as a comparison is identical to Resonate. In evaluating the comparables, Broadview made numerous assumptions with respect to Network and Application Management Industry performance and general economic conditions, many of which are beyond the control of Resonate. Mathematical analysis, such as determining the median, average, or range, is not in itself a meaningful method of using comparable company data.

Transaction Premiums Paid Analysis—Broadview considered the premiums paid above a seller’s share price in order to determine the additional value strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving software vendors from January 1, 2001 to January 21, 2003 with equity consideration between $10 million and $100 million. Transactions were selected from Broadview’s proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries.

The software transactions used were the acquisition of:

Credit Management Solutions, Inc. by The First American Corporation

Wasatch Interactive Learning Corporation by PLATO Learning, Inc.

Telemate.net Software, Inc. by Verso Technologies, Inc.

Starbase Corporation by Borland Software Corporation

INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.)

eshare communications, Inc. by divine, inc.

Liquent, Inc. by Information Holdings, Inc.

Eprise Corporation by divine, inc.

NetGenesis Corp. by SPSS Inc.

NetSpeak Corporation by Adir Technologies, Inc.

Applied Terravision Systems, Inc. by COGNICASE Inc.

Exigent International, Inc. by Harris Corporation

Fourth Shift Corporation by AremisSoft Corporation

Extensity, Inc. by Geac Computer Corporation, Ltd.

SignalSoft Corporation by Openwave Systems Inc.

Ecometry Corporation by SG Merger Corporation

Micrografx, Inc. by Corel Corporation

Ezenet Corp. by COGNICASE Inc.

Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.

Centrinity, Inc. by Open Text Corporation

Mediaplex, Inc. by ValueClick, Inc.

eXcelon Corporation by Progress Software Corporation

SoftQuad Software, Ltd. by Corel Corporation

Vicinity Corporation by Microsoft Corporation

TCSI Corporation by Rocket Software, Inc.

AvantGo, Inc. by Sybase, Inc.

Accelio Corporation by Adobe Systems Incorporated

InfoInterActive Inc. by AOL Time Warner Inc.

Crosskeys Systems Corporation by Orchestream Holdings plc

MessageMedia, Inc. by DoubleClick, Inc.

MGI Software Corporation by Roxio, Inc.

Eagle Point Software Corporation by JB Acquisitions LLC

Alysis Technologies, Inc. by Pitney Bowes, Inc.

Prime Response, Inc. by Chordiant Software, Inc.

Momentum Business Applications, Inc. by PeopleSoft, Inc.

Dynamic Healthcare Technologies, Inc. by Cerner Corporation

Open Market, Inc. by divine, inc.

FrontStep, Inc. by Mapics, Inc.

Delano Technology Corporation by divine, inc.

CuseeMe Networks, Inc. by First Virtual Communications, Inc.

MedPlus, Inc. by Quest Diagnostics Incorporated

Broadbase Software, Inc. by Kana Communications, Inc.

The following table presents, as of January 21, 2003, the median premium and the range of premiums for these transactions calculated by dividing

(1)	the offer price per share minus the closing share price of the seller’s common stock twenty trading days prior to the public announcement of the transaction, by

(2)	the closing share price of the seller’s common stock twenty trading days prior to the public announcement of the transaction:

	Median Multiple	Range of Multiples
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	61.1%	(55.1%)–433.2%

The following table presents the median implied value and the range of implied values of Resonate’s stock, calculated by using the premiums shown above and Resonate’s share price 20 trading days prior to January 21, 2003:

	Implied Median Value	Range of Implied Values
Premium Paid to Seller’s Stock Price 20 Trading Days Prior to Announcement	$2.08	$0.58–$6.88

No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the Merger. In evaluating the comparables, Broadview made numerous assumptions with respect to software industry performance and general economic conditions, many of which are beyond the control of Resonate. Mathematical analysis, such as determining the average, median, or range is not in itself a meaningful method of using comparable transaction data.

Present Value of Future Potential Share Price Analysis—Broadview calculated the present value of the future potential share price of shares of Resonate common stock using management revenue estimates for the twelve month periods ending December 31, 2003 and December 31, 2004. The implied share price calculated using the median Total Market Capitalization to Last Reported Twelve Months Revenue ratio for Resonate public company comparables applied to management estimates and discounted based on the Capital Asset Pricing Model using the median capital-structure adjusted beta for the public company comparables is not meaningful (“NM”) for the projected 12/31/03 TTM Revenue and NM for the projected 12/31/04 TTM Revenue.

The analysis implies the following medians and ranges for per share value:

	Implied Median Value	Range of Implied Values
Projected 12/31/03 Last Twelve Months Revenue	NM	NM–$2.12
Projected 12/31/04 Last Twelve Months Revenue	NM	NM–$2.07

Liquidation Analysis—Broadview considered the per share liquidation value if Resonate were to commence a liquidation on March 31, 2003. Broadview relied upon the aggregate value of the company’s assets set forth in the Preliminary Analysis, which was prepared for the special committee by Houlihan Lokey, as of December 13, 2002. Utilizing the endpoints of the range of the aggregate liquidation values as set forth in the

Preliminary Analysis, Broadview derived a cash per fully diluted share range of values that would be distributed to Resonate stockholders in the event of liquidation. Based on the aggregate liquidation values set forth in the Preliminary Analysis and Broadview’s own estimate of the fully diluted shares outstanding (which differed by approximately 100,000 shares from Houlihan Lokey’s estimate of fully diluted shares outstanding due to differing outstanding share calculation methodologies), if Resonate entered into a liquidation on March 31, 2003, Broadview calculated that the per share liquidation range would be between $1.60 and $1.68 on a pro forma basis.

Consideration of the Discounted Cash Flow Analysis—Although discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of valuing Resonate. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating both the future cash flows and sustainable long-term growth rate for Resonate, and given that Resonate is currently generating negative free cash flow, Broadview considered a discounted cash flow analysis inappropriate for valuing Resonate.

Evaluation of the Market for the Company—In evaluating the fairness of the merger Consideration, Broadview solicited interest from a broad set of prospective strategic and financial buyers of Resonate, and evaluated the available opportunities for selling Resonate to those prospective buyers. In Broadview’s view, the fair market value of a company is best established by the price that a willing buyer would pay to a willing seller in a comprehensive competitive selling process. In undertaking this effort, Broadview undertook a comprehensive competitive selling process in its attempt to maximize value for stockholders. Broadview approached:

Strategic Buyers:    Broadview marketed Resonate to an extensive set of potential buyers that participate in the systems and network management software markets. These potential buyers provided negative feedback about the strategic and financial value of the business, citing, among other reasons, Resonate’s poor financial performance, minimal level of market penetration with its flagship Commander Solutions product, and product overlap with the potential buyers’ own products.

Financial Buyers:    Broadview marketed Resonate to a range of financial buyers that had previously expressed interest in evaluating acquisitions of public software companies. There were a limited number of interested parties in the business.

In spite of the comprehensive sales process, Broadview recognized there may have been a potential buyer it did not contact. Consequently, the terms of the merger agreement relating to the ability of an alternative buyer to make a superior offer and complete a transaction were important to the comprehensiveness of a competitive process. The merger agreement provided for the special committee to entertain discussions with any prospective buyer that submitted a higher, qualified offer.

In connection with the review of the merger by the Resonate board, Broadview performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Broadview in connection with the merger.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Resonate. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The merger consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations and a competitive bidding process, and were approved by the special committee. Broadview provided advice to the special committee during such negotiations; however, Broadview did not recommend any specific consideration to the special committee. In addition, Broadview’s opinion and presentation to the special committee was one of many factors taken into consideration by the special committee in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of the special committee with respect to the value of Resonate or of whether the special committee would have been willing to agree to a different consideration.

Upon consummation of the merger, Resonate will be obligated to pay Broadview a transaction fee of 1.25% of the total consideration in excess of $20,000,000 received by Resonate shareholders, subject to a minimum transaction fee of $750,000. Resonate has already paid Broadview retainer fees of $150,000 and fairness opinion fees of $650,000. $700,000 of the retainer fees and fairness opinion fees will be credited against the transaction fee payable by Resonate upon completion of the merger. In addition, Resonate has agreed to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which Resonate and Broadview believe are customary in transactions of this nature, were negotiated at arm’s length between Resonate and Broadview, and the Resonate Board was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

Liquidation Analysis of Houlihan Lokey

Pursuant to a letter agreement dated as of November 25, 2002, the special committee retained Houlihan Lokey to prepare an analysis of the estimated value of the equity of Resonate Inc. in an orderly liquidation. On December 13, 2002, Houlihan Lokey delivered its Preliminary Analysis, which excluded any estimate of the value of the company’s intellectual property assets, and which estimated that (subject to and based upon the various qualifications and assumptions set forth therein) the value of the equity of Resonate ranged from approximately $1.61 to $1.69 per share. On January 21, 2003, Houlihan Lokey delivered its Updated Analysis which included an estimate of the value of the company’s intellectual property assets, and which estimated that (subject to and based upon the various qualifications and assumptions set forth therein) the value of the equity of Resonate ranged from approximately $1.67 to 1.76 per share. The special committee retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their expertise in connection with mergers, acquisitions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, and business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

Houlihan Lokey’s Preliminary Analysis and Updated Analysis, which describe the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey, are attached as Annexes B and C, respectively, to this document. Resonate stockholders are urged to, and should, read the Preliminary Analysis and Updated Analysis carefully and in their entirety. The Preliminary Analysis and Updated Analysis were directed solely to the special committee and do not constitute a recommendation to any holder of Resonate common stock as to how such stockholder should vote on the merger. The analysis, estimates and conclusions set forth in the Preliminary Analysis and Updated Analysis were not intended by Houlihan Lokey, and should not be construed, to be investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, accounting, tax or other appropriate professional advice. The Preliminary Analysis and Updated Analysis assumed that such opinions, counsel or interpretations have been or will be obtained by the special committee and the company from the appropriate professional sources. The summaries of the Preliminary Analysis and Updated Analysis set forth in this proxy statement are qualified in their entirety by reference to the full text of such analyses.

In preparing the Preliminary Analysis and Updated Analysis, Houlihan Lokey reviewed Resonate’s specific asset classes including: (i) cash and cash equivalents; (ii) accounts receivable; (iii) prepaid expenses and other current assets; and (iv) fixed assets. Based on discussions with and information provided by Resonate management, Houlihan Lokey adjusted the values of these asset classes to estimate the realizable cash value of each. Houlihan Lokey also valued, with respect to the Updated Analysis only, the company’s intellectual property (“IP”). Houlihan Lokey relied primarily on the market approach in valuing Resonate’s IP in liquidation. Furthermore, Houlihan Lokey reviewed a number of transactions in which intellectual property was sold in the context of a liquidation, dissolution or distressed sale. Houlihan Lokey also compared the specific circumstances of Resonate and its IP, including a consideration of the foregoing and other factors, with the specific transactions analyzed. Based upon its analyses, Houlihan Lokey estimated the value of the company’s assets, assuming an orderly liquidation, to be in the range of approximately $65.5 million to $66.9 million, or $2.38 to $2.43 per share, as of January 21, 2003.

In performing its Preliminary and Updated Analysis, Houlihan Lokey reviewed Resonate’s specific liability classes, including: (i) accounts payable; (ii) accrued payroll and related expenses; (iii) income tax payable; (iv) accrued other liabilities; and (v) deferred revenue. Based on discussions with and information provided by Resonate management, Houlihan Lokey adjusted, in connection with the Updated Analysis, the values of these liability classes to estimate the realizable claim against the company. Houlihan Lokey also estimated the total wind-down costs by analyzing company-provided information including: (i) operating cash burn rate; (ii) legal costs covered by D&O insurance; (iii) anticipated employee severance costs; (iv) employee transition salaries; (v) lease obligations; (vi) incremental D&O insurance; (vii) legal, audit and other professional fees; and (viii) additional contingencies. Based upon its analyses, Houlihan Lokey estimated the value of the company’s liabilities and liquidation expenses, assuming an orderly liquidation, to be in the range of approximately $18.7 million to $17.4 million, or $0.68 to $0.63 per share, as of January 21, 2003.

In estimating the value of Resonate in an orderly liquidation, Houlihan Lokey subtracted the value of the liabilities and wind-down costs from the adjusted values of the company’s tangible and intangible assets. In its analyses, Houlihan Lokey assumed that approximately $3 million would be held in escrow for three years to cover any unforeseen liabilities, and that this $3 million would be subsequently returned to the stockholders at the end of three years. Ultimately, the Updated Analysis resulted in an equity value range of approximately $45.8 million to $48.4 million, or $1.67 to $1.76 per share.

Houlihan Lokey relied upon and assumed, without independent verification, that the financial and other information provided to it was reasonably prepared and reflected the best currently available information concerning the assets, liabilities and other aspects of the company, and that there was no material change in the assets, financial condition, business or prospects of the company since the date of the most recent information made available to it. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to Resonate and did not and does not assume responsibility for the accuracy or completeness of such information. The Preliminary Analysis and Updated Analysis were based on business, general economic, market and other conditions that reasonably could be evaluated by Houlihan Lokey as of the date of the Preliminary Analysis and Updated Analysis, respectively. Subsequent events that could affect the estimates set forth therein include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the company. Houlihan Lokey is under no obligation to update, revise or reaffirm either the Preliminary Analysis or the Updated Analysis.

Except as disclosed in either the Preliminary Analysis or the Updated Analysis, Houlihan Lokey assumed that the company has no material contingent assets or liabilities, no unusual obligations or substantial commitments other than those incurred in the ordinary course of business, and no pending or threatened litigation that would have a material effect on the company. The Preliminary Analysis and Updated Analysis assumed that the company would continue operations for 18 months after commencing liquidation and would reach settlements with remaining customers at the end of that period. At the request of the special committee, Houlihan Lokey assumed that the company would effect the liquidation via a liquidating trust. Houlihan Lokey also assumed that the company would be required to withhold a certain amount of cash from any initial liquidating distribution sufficient to satisfy its known liabilities, including customer obligations, and that at the end of three years, any remaining cash would be available to be distributed to stockholders. The analysis also assumed that no income tax liability would be incurred by the company in connection with the liquidation process.

Houlihan Lokey was not requested to consider, and Houlihan Lokey expressed no opinion as to, any of the following: (a) the underlying business decision of the company to proceed with a possible liquidation; or (b) the relative merits of a liquidation as compared to any alternative business strategies that might exist for Resonate or the effect of any other alternative in which Resonate might engage. Houlihan Lokey did not make an independent evaluation, appraisal or valuation of any assets or liabilities of Resonate, nor was Houlihan Lokey furnished with any such evaluations, appraisals or valuations. Houlihan Lokey made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the company’s control and are not susceptible to accurate prediction.

The company paid Houlihan Lokey a fee of $150,000 for its preparation of the Preliminary Analysis and the Updated Analysis, plus reasonable out-of-pocket expenses that may be incurred by Houlihan Lokey in connection therewith. No portion of the fee is contingent upon the consummation of the merger or the conclusions reached in the Preliminary Analysis or the Updated Analysis.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors (upon the recommendation of the special committee) in favor of adopting the merger agreement and approving the merger, you should be aware that a number of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests. These interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the merger that differ from your interests generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Merger Agreement with Rocket Holdings.    On December 23, 2003, Resonate entered into a merger agreement, which was subsequently amended on January 14, 2003, with Rocket Holdings, LLC. Rocket Holdings is an entity controlled by Mr. Watkins, our Chairman, Chief Executive Officer and President, and Mr. Hornstein, our Chief Financial Officer and General Counsel. Resonate terminated the amended merger agreement with Rocket Holdings and Rocket Sub in order to enter into the merger agreement with GTG. Although Resonate did not pay a termination fee to Rocket Holdings or either of Messrs. Watkins or Hornstein, Resonate was obligated to pay, and paid, the out-of-pocket fees and expenses incurred by Rocket Holdings and Messrs. Watkins and Hornstein in connection with the terminated transaction. Because of Messrs. Watkins and Hornstein’s involvement and interest in the acquisition of Resonate, they both have a direct conflict of interest in connection with the merger with GTG.

Options.    Options to purchase our common stock held by our executive officers and directors, like other options, will be cancelled upon the completion of the merger. Option holders will receive a cash payment for their vested options that have exercise prices less than the per share amount being paid by GTG equal to the excess of the $1.90 to $1.94 per share merger consideration over the per share option exercise price, multiplied by the number of shares of common stock subject to the option that are vested as of the effective time of the merger. Options held by our executive officers, as well as certain options held by our directors, will receive accelerated vesting in connection with the merger subject to, in the case of our executive officers, the conditions set forth under “Severance Agreements with Executive Officers.”

Support Agreements.    Messrs. Watkins and Hornstein entered into support agreements with us in connection with the signing of the now terminated amended merger agreement among Resonate and Rocket Holdings, an entity controlled by Messrs. Watkins and Hornstein. These support agreements require

Messrs. Watkins and Hornstein to vote the shares of our common stock that they each beneficially own or will beneficially own in the future (i) upon the recommendation of the special committee, in favor of the adoption of any reorganization agreement for a superior proposal (which the proposed transaction with GTG is), approval of the transactions provided for therein and any other proposal that is reasonably deemed necessary by us in connection with such reorganization agreement, and (ii) against approval of any proposal upon which the special committee issues an unfavorable recommendation to our stockholders. Messrs. Watkins and Hornstein agreed not to: (i) question or challenge our right to enter into a reorganization agreement for a superior proposal, (ii) question or challenge our right to terminate the Rocket Holdings merger agreement with entities controlled by Messrs. Watkins and Hornstein or (iii) oppose, impede or otherwise hinder the consummation of a superior transaction. Messrs. Watkins and Hornstein also delivered an irrevocable proxy with respect to the shares of our common stock that they beneficially own or will beneficially own in the future. The form of support agreement is attached as Annex F to this proxy statement.

Severance Agreements with Executive Officers.

On January 9, 2002, we entered into a severance agreement with Karen Barnes, our Vice President of Product Development, that provides for a lump sum payment, within 30 days of her termination and less applicable withholding amounts, equal to six months of her base salary, as well as accelerated vesting of the greater of 50% of the total shares granted to her in each option grant or 18 additional months with respect to unvested options for each option grant, in the event her employment is terminated without cause or is terminated by her as a result of an involuntary termination within 13 months after a change in control of our company (including the merger with GTG’s acquisition subsidiary).

On December 23, 2002, we entered in to a severance and change of control agreement with Mr. Watkins that superseded and replaced all previous severance and change of control benefits to which Mr. Watkins may have been entitled. The severance and change of control agreement provides that if:

•	Resonate undergoes a change of control transaction, and Mr. Watkins continues to be employed by us through the closing of the transaction;

•	Resonate terminates Mr. Watkins’ employment without cause; or

•	Mr. Watkins’ employment with us is terminated as a result of an involuntary termination;

Mr. Watkins would then be entitled to the following benefits:

•	a lump sum payment of $550,000, less applicable withholding amounts; and

•	accelerated vesting of any unvested options, and the cash-out of all in-the-money options, held by Mr. Watkins immediately prior to the closing of a change of control transaction or the termination of Mr. Watkins’ employment.

In order to receive these benefits from us, Mr. Watkins must:

•	enter into a release of claims with us;

•	continue to perform his duties as an officer and fiduciary of the company (unless his employment is terminated either without cause or involuntarily); and

•	not take any steps to oppose, impede or otherwise hinder the consummation of any transaction constituting or intended to be in advancement of any change of control transaction that has been recommended by our board of directors or a committee thereof. If Mr. Watkins subsequently does impede or otherwise hinder such a transaction, Resonate can seek to recapture the $550,000 lump sum amount previously paid to Mr. Watkins.

On December 23, 2002, we entered in to a severance and change of control agreement with Mr. Hornstein, that superseded and replaced all previous severance and change of control benefits to which Mr. Hornstein may have been entitled. The severance and change of control agreement provides that if:

•	Resonate undergoes a change of control transaction, and Mr. Hornstein continues to be employed by us through the closing of the transaction;

•	Resonate terminates Mr. Hornstein’s employment without cause; or

•	Mr. Hornstein’s employment with us is terminated as a result of an involuntary termination;

Mr. Hornstein would then be entitled to the following benefits:

•	a lump sum payment of $90,000, less applicable withholding amounts; and

•	accelerated vesting of unvested options, and the cash-out of all in-the-money options, equal to the sum of 135,000 shares plus 5,625 shares for each month that Mr. Hornstein has been employed by us.

In order to receive these benefits from us, Mr. Hornstein must:

•	enter into a release of claims with us;

•	continue to perform his duties as an officer and fiduciary of the company (unless his employment is terminated either without cause or involuntarily; and

•	not take any steps to oppose, impede or otherwise hinder the consummation of any transaction constituting or intended to be in advancement of any change of control transaction that has been recommended by our board of directors or a committee thereof. If Mr. Hornstein subsequently does impede or otherwise hinder such a transaction, Resonate can seek to recapture the $90,000 lump sum amount previously paid to Mr. Hornstein.

Indemnification and Insurance.    The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger that exist in favor of our directors or officers as provided in our certificate of incorporation or bylaws, and any of our existing indemnification agreements in effect as of the date of the merger agreement, will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. GTG has agreed to, and to cause the surviving corporation to, fulfill and honor in all respects those obligations. The merger agreement further provides that after the merger, GTG will cause the surviving corporation to maintain in effect for six years directors’ and officers’ liability insurance on terms no less favorable to the insured parties than those of our present directors’ and officers’ liability insurance policy covering those persons who were, as of immediately prior to the effective time of the merger, covered by our directors’ and officers’ liability insurance policy; provided, however, that the annual cost of such insurance shall not exceed 250% of the current policy’s annual premium.

Pacific Credit Corp., an affiliate of Gores and GTG, has agreed to (i) indemnify Resonate for losses arising out of (A) a material breach of the merger agreement by GTG or Res Merger Sub prior to closing and (B) the failure by Resonate as the surviving corporation to perform its indemnification obligations in Section 5.7 of the merger agreement for one year following the closing and (ii) to maintain sufficient assets with which to perform its obligations under the indemnification agreement. The indemnification agreement between Pacific Credit Corp. and Resonate is attached as Annex G to this proxy statement.

Litigation Challenging the Merger

Resonate and certain of its officers and directors have been named as defendants in four putative class action complaints filed in Delaware Court of Chancery and California Superior Court on behalf of Resonate’s stockholders in connection with the proposed merger with Rocket Holdings as announced December 24, 2002. The class actions are captioned: Maroko v. Siegelman, et al., Civil Action No. 20100-NC (Del. Ch.) (filed

December 27, 2002); Roza v. Resonate, Inc., et al., C.A. No. 20107-NC (Del. Ch.) (filed January 3, 2003); Hiser v. Watkins, et al., C.A. No. 20109 (Del. Ch.) (filed January 7, 2003) (the Delaware Actions) and Henning v. Resonate, Inc., et al., Case No. CV813727 (Ca. Super Ct.) (filed December 30, 2002). The complaints purport to allege claims for breach of fiduciary duty against the defendants and seek injunctive relief, including enjoining consummation of the proposed merger with Rocket Holdings, and other relief, including damages in an unspecified amount.

The Rocket Holdings merger agreement announced December 24, 2002, and subsequently amended, has since been terminated. The Delaware Actions have been consolidated. Defendants have not answered or otherwise responded to the operative complaint. Proceedings in the Henning action have been stayed pending resolution of the Delaware Actions. Although the Delaware Actions are in the preliminary stages and it is too soon to predict with any certainty the outcome of the proceedings described above, based on its current understanding of the facts, Resonate believes that it has meritorious defenses to these lawsuits and intends to defend the litigation vigorously.

Financing the Merger

The total amount of consideration necessary for GTG and Res Merger Sub to complete the merger and to pay certain fees, costs and expenses related to the merger is approximately $55.90 million, which includes the following uses:

•	approximately $52.80–53.90 million is expected to be used to pay the merger consideration; and

•	approximately $2 million is expected to be used to pay certain fees, costs and expenses related to the merger, including up to $225,000 of fees and expenses incurred by Rocket Holdings and up to $225,000 of fees and expenses incurred by GTG. These expenses will not reduce the merger consideration to be received by Resonate stockholders.

The entire amount of the consideration will come from Resonate’s cash and cash equivalents and short-term investments on hand at the closing of the merger. GTG does not expect to use funds from any other sources in connection with the closing of the merger.

Appraisal Rights

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with Resonate before the vote is taken at the special meeting on March 31, 2003. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Any proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver his, her or its written demand to: Resonate Inc., 385 Moffett Park Drive, Sunnyvale, California 94089; Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Resonate common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Resonate, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by Resonate or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either Resonate or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Resonate shares of stockholders entitled to appraisal rights. Resonate has no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Resonate, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Resonate. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Resonate stockholder to comply fully with the procedures described above and set forth in Annex E to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

The merger will be accounted for as a purchase transaction for financial accounting purposes.

Merger Consideration

Upon completion of the merger, each outstanding share of our common stock, other than (1) shares owned by GTG or any of its direct or indirect subsidiaries, (2) shares owned by us or any of our direct or indirect subsidiaries, and (3) shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive between $1.90 and $1.94 in cash, without interest. Shares owned by GTG or any of its direct or indirect subsidiaries and shares owned by us or any of our direct or indirect subsidiaries will be cancelled immediately prior to the merger.

Conversion of Shares; Procedures for Surrender of Certificates

Your right to receive between $1.90 and $1.94 per share in cash, without interest, will occur automatically upon completion of the merger. Promptly after the merger, but in no event later than five business days thereafter, Mellon Investor Services LLC, the payment agent, will send to you a letter of transmittal. The letter of transmittal will contain instructions for obtaining the cash merger consideration in exchange for your certificates representing shares of our common stock. You should not return your stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the payment agent, you will be entitled to receive from the payment agent between $1.90 and $1.94 in cash for each share represented by the stock certificate. The final per share price in excess of $1.90, if any, will be based upon Resonate’s aggregate cash, cash equivalents, and short-term investments on hand at the closing of the transaction in excess of $58 million. The aggregate balance of cash, cash equivalents and short-term investments that will be on hand at the closing is subject to numerous risks and uncertainties and our aggregate balance may not provide for any merger consideration in excess of $1.90 per share to be paid to our stockholders.

In the event of a transfer of ownership of common stock that is not registered in our records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to the reasonable satisfaction of the payment agent that the tax has been paid or is not applicable.

The merger consideration paid to you upon conversion of your shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

If your stock certificate has been lost, stolen or destroyed, the payment agent will deliver to you the merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by the payment agent, you post a bond in a reasonable amount as indemnity against any claim that may be made against the payment agent with respect to that certificate.

Effect on Stock Options

Stock Options.    Upon completion of the merger, each outstanding option to purchase our common stock with an exercise price less than the per share merger consideration (which will be between $1.90 to $1.94 per share) will, with the consent of the optionee, be cancelled and the holder of that option will be entitled to receive a one-time cash payment equal to the number of vested shares of our common stock subject to the option, multiplied by the difference between the per share merger consideration and the per share exercise price of the option. Each outstanding option to purchase our common stock with an exercise price equal to or greater than the $1.90 to $1.94 per share merger consideration will be cancelled without payment.

Our outstanding option plans will terminate upon consummation of the merger.

Subject to any applicable withholding taxes, the payment to each optionee for cashing out such holder’s option shall be made, without interest, by the payment agent promptly following the date of completion of the merger, and in any event within five business days after the completion of the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by GTG and Resonate and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the merger described in the merger agreement.

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Res Merger Sub, Inc., a wholly owned subsidiary of GTG and a party to the merger agreement, will merge with and into Resonate. Resonate will survive the merger as a wholly owned subsidiary of GTG.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain United States federal income tax consequences of the merger to our stockholders who exchange their Resonate common stock for the merger consideration in the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or to a Resonate stockholder subject to special treatment under the United States federal income tax laws. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to you.

The receipt of cash in exchange for shares of our common stock in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. In general, you will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Resonate shares and your adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year at the time of the merger. Gain or loss will be calculated separately for each block, with a “block” consisting of shares acquired at the same cost in a single transaction.

Certain non-corporate stockholders may be subject to backup withholding at a 30% rate on cash payments received in exchange for Resonate shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if you fail to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Resonate shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

The federal income tax discussion set forth above is included for general information only and is based upon present law. Our stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Regulatory Matters

United States Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted.

The merger of Resonate into a GTG subsidiary and the conversion of shares of Resonate’s common stock into rights to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of a Hart-Scott-Rodino Notification and Report Forms by GTG and us. Neither GTG nor Resonate have yet filed the required notification and report forms.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or another person could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

General.    Except as described above, we are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the merger or of any approval or other action by any federal or state governmental, administrative or regulatory authority or agency that would be required prior to the merger. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the merger pending the outcome of any such action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

Resonate Employee Stock Purchase Plan

Pursuant to the terms of the merger agreement, any purchase periods currently in progress under our 2000 Employee Stock Purchase Plan (the ESPP) will be shortened by setting a new exercise date and any offering periods then in progress shall end on the new exercise date. The new exercise date occur immediately prior to the completion of the merger. On this new exercise date, options granted to participants pursuant to our ESPP shall automatically be exercised and paid for by using the participant’s payroll deductions at a purchase price of the lesser of 85% of the fair market value of our common stock (i) on the first day of the offering period or (ii) on the new exercise date. Participants may withdraw from the ESPP any time prior to the new exercise date and any accumulated payroll deductions will be returned to the participant without interest. The ESPP will terminate upon completion of the merger.

The Merger Agreement

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement included in this proxy statement as Annex A contains the complete terms of the agreement, and you should read it carefully and in its entirety.

Certificate of Incorporation; Name

The certificate of incorporation of the surviving corporation shall be the certificate of incorporation of Res Merger Sub, Inc., as in effect immediately prior to the effective time of the merger, except that all references in such certificate to Res Merger Sub, Inc. shall be changed to refer to Resonate Inc. and except as to those sections regarding indemnification, which shall be identical to those relevant sections in our certificate of incorporation as in effect at the effective time of the merger.

The name of the surviving corporation shall be Resonate Inc.

Bylaws

The bylaws of the surviving corporation shall be the bylaws of Res Merger Sub, as in effect immediately prior to the effective time of the merger, except that all references in such bylaws to Res Merger Sub shall be changed to refer to Resonate Inc.

Directors and Officers

The directors of Res Merger Sub at the effective time of the merger shall be the initial directors of the surviving corporation.

The officers of Res Merger Sub at the effective time of the merger shall be the initial officers of the surviving corporation.

Representations and Warranties

The merger agreement contains customary representations and warranties of Resonate and GTG and its acquisition subsidiary as to, among other things:

•	due organization and good standing;

•	authorization of the merger agreement and authorization to enter into the transactions contemplated by the merger agreement and the binding effect of the merger agreement;

•	governmental approvals required in connection with the transactions contemplated by the merger agreement;

•	the payment of brokers’ or similar fees;

•	the accuracy of the information included in this proxy statement and provided to any governmental entity; and

•	the taking of any action or knowledge of any fact that would impede or delay receipt of a governmental consent.

In addition, the merger agreement contains representations and warranties by Resonate as to, among other things:

•	our authorized and outstanding capitalization, including outstanding options;

•	the due authorization, valid issuance and nonassessable nature of the equity interests of each of our subsidiaries;

•	our receipt of a fairness opinion from our financial advisor;

•	the applicability to the merger of anti-takeover statutes or other similar provisions;

•	that the only required vote of our stockholders is the affirmative vote of a majority of the outstanding shares;

•	our compliance with certain public company filing requirements; and

•	our disclosure of existing or threatened litigation involving Resonate.

In addition, the merger agreement contains a representation and warranty by GTG and its acquisition subsidiary as to, among other things, GTG’s subsidiary being formed solely for the purpose of engaging in the transactions contemplated in the merger agreement.

Conduct of Business Prior to the Merger

We have agreed that, unless GTG otherwise consents in writing, which consent is not to be unreasonably withheld, during the period from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, we will conduct our operations according to our ordinary and usual course of business consistent with past practice, use commercially reasonable efforts to preserve intact our current business organizations and continue to take commercially reasonable actions necessary to preserve our intellectual property. In addition, we have agreed that, subject to certain exceptions, neither we nor any of our subsidiaries may, without GTG’s prior written consent:

•	amend our certificate of incorporation or bylaws;

•	issue, dispose of or encumber any capital stock, securities convertible into shares of capital stock, or rights to acquire capital stock;

•	split, combine or reclassify our capital stock or issue dividends or other distributions to our stockholders;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

•	create, incur or assume any indebtedness or make any guarantee, acquisition of securities, loans and capital contributions, or other investments in property or assets;

•	enter into, adopt, amend or terminate any director, officer, employee or consultant compensation plan;

•	grant any severance or termination pay to any director, officer, employee or consultant;

•	acquire, sell, lease, license, transfer or otherwise dispose of any material assets in excess of $250,000;

•	enter into any exclusive license, distribution, marketing, sales or other agreement;

•	sell, transfer or otherwise dispose of any intellectual property;

•	change any accounting policies or procedures;

•	materially change billing, collections or payment practices, procedures or methods;

•	acquire any corporation or partnership;

•	amend, modify or waive any material right under a material contract;

•	authorize any capital expenditures in excess of $250,000 in any calendar quarter;

•	make or revoke any material tax election or settle or compromise any income tax liability in excess of $200,000;

•	fail to file any tax returns when due;

•	fail to pay any material taxes or other material debts when due;

•	settle or compromise litigation or material claims; or

•	take or agree in writing to take any of the above actions.

You are urged to read carefully in its entirety the section of the merger agreement titled “Covenants—Operation of Business” in Annex A included in this proxy statement.

No Solicitation of Proposals

We have agreed to certain limitations on our ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, we may respond to a superior proposal. Under the merger agreement:

•	the term “acquisition proposal” means any bona fide offer, inquiry or proposal (other than an offer or proposal by GTG or an affiliate of GTG) relating to (i) a merger, tender offer, exchange offer, acquisition, consolidation, or similar transaction involving at least 10% of our equity securities or (ii) the acquisition (other than an acquisition by GTG or an affiliate of GTG) of a material portion of our assets outside the ordinary course of business; and

•	the term “superior proposal” means an unsolicited acquisition proposal (i) to acquire at least 50% of our equity securities entitled to vote generally in the election of directors to our board or all or substantially all of our assets, (ii) that the special committee determines in its good faith judgment (after consultation with our financial advisor and its legal and other advisors) to be more favorable to our stockholders (other than GTG and its affiliates) from a financial perspective than the merger, and (iii) that the special committee determines in its good faith judgment (after consultation with our financial advisor and its legal and other advisors) that such acquisition proposal is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person making the acquisition proposal).

Except as set forth below, we have agreed not to:

•	solicit or initiate the submission of any acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; and

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any acquisition proposal.

We can, however, furnish information regarding the company or enter into negotiations or discussions with any person in response to an acquisition proposal made, submitted or announced by such person and any such actions shall not be considered a breach of the merger agreement if, and to the extent that, each of the following conditions is satisfied:

•	the special committee concludes in good faith, after consultation with its financial advisor, that the acquisition proposal is reasonably likely to lead to a superior proposal;

•	the acquisition proposal is not attributable to a breach by us of Sections 5.4(a) or (b) of the merger agreement;

•	the special committee concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a breach of its fiduciary duties to our stockholders under applicable law;

•	we promptly give GTG written notice of the existence of such acquisition proposal, all of the material terms and conditions of such acquisition proposal and our intention to furnish information to, or enter into discussions or negotiations with, such person, and we promptly give GTG written notice of any amendment to the material terms and conditions of such acquisition proposal throughout the pendency of our discussions or negotiations with such person relating to such amended acquisition proposal;

•	such person executes a confidentiality agreement with us that is customary for such transactions; and

•	we promptly furnish to GTG any information provided to such person (to the extent that such information has not been previously furnished by us to GTG).

GTG Covenants

The merger agreement contains covenants requiring GTG to:

•	agree that each participant in an employee benefit plan of the company who continues to be employed by the surviving corporation immediately following the effective time of the merger shall be eligible to continue to participate in the surviving corporation’s retirement, health, vacation and other non-equity based employee benefit plans; and

•	maintain director’s and officer’s liability insurance.

Other Covenants

The merger agreement contains covenants requiring each of the parties to:

•	obtain the consent of governmental agencies;

•	use its commercially reasonable efforts to ensure that the closing conditions are satisfied; and

•	provide written notice to the other party if a representation or warranty of such party shall have become untrue or incorrect in any material respect.

The merger agreement also contains covenants requiring us to:

•	provide GTG with access to our information prior to the effective time of the merger;

•	make available to GTG documents filed with the SEC; and

•	pay all reasonable costs and expenses of GTG and its subsidiaries in an amount not to exceed $225,000.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	no law or order shall have been enacted, entered, issued or promulgated by any governmental entity (and be in effect) which declares the merger agreement invalid or unenforceable in any material respect;

•	all governmental consents and orders required for the consummation of the merger and the transactions contemplated thereby shall have been obtained and shall be in effect;

•	the affirmative vote of a majority of the shares of our common stock outstanding on the record date shall have been received;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other applicable antitrust or similar law of a domestic or foreign jurisdiction shall have expired or have been terminated with respect to the transactions contemplated in the merger agreement;

•	we shall have cash, cash equivalents and short-term investments (determined, in the case of cash-equivalents and short-term investments, in accordance with generally accepted accounting principles) in an aggregate amount equal to or greater than $57.5 million as of the closing, net of certain expenses; and

•	we and GTG shall have been furnished with a certificate, dated the closing date and executed by our Chief Financial Officer, (i) stating that after giving effect to the payments required to be made by us under the merger agreement, we will continue to have a surplus as determined in accordance with Delaware General Corporation Law Section 154 and (ii) setting forth, in reasonable detail, the computation supporting such statement.

GTG’s and Res Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties set forth in the merger agreement, when read without any exception or qualification as to materiality or reference to material adverse effect or material adverse change, shall be true and correct as if such representations and warranties were made as of the closing (except as to any such representation and warranty which speaks as of a specific date, which must be true or correct as of such date) except where the failure to be so true and correct has not had a material adverse effect on Resonate;

•	each covenant, agreement and condition contained in the merger agreement to be performed by us on or prior to the closing shall have been performed or complied with in all material respects;

•	there shall not have occurred a material adverse change on us; and

•	we and GTG shall each have been furnished with a certificate, dated the closing date and executed on behalf of Resonate by one of our financial officers other than the Chief Financial Officer, (i) setting forth in reasonable detail the total company expenses (as defined in the merger agreement) accrued, together with a good faith estimate of the company expenses incurred but not yet billed, and (ii) stating that such officer has discussed the certificate with one or more members of our special committee.

Our obligation to complete the merger is also subject to the following conditions:

•	GTG’s and Res Merger Sub’s representations and warranties must be true and correct as if such representations and warranties were made as of the closing;

•	GTG and Res Merger Sub must have performed in all material respects all of their obligations under the merger agreement; and

•	There shall not have occurred a material adverse change on GTG or Res Merger Sub.

The merger agreement provides that a “material adverse change or effect” means any event or events or state of affairs or states of affairs, or change therein, that has or have had or would reasonably be expected to have a material adverse effect (individually or in the aggregate) on (i) the business, financial condition or operations of a person, which in our case (viewed, for all purposes of this definition, without giving effect to the merger) or GTG shall be viewed together with its respective subsidiaries on a consolidated basis or (ii) the ability of us or GTG and its subsidiaries, as the case may be, to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event prior to the termination date.

However, in our case, the following shall not be considered in determining whether there exists a material adverse effect:

•	conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets, or the software industry;

•	the announcement or pendency of the merger agreement or the transactions contemplated thereby;

•	any litigation or threatened litigation in connection with the merger agreement or the transactions contemplated thereby; or

•	any failure by us to meet any budget, forecast or projection.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger, whether before or after approval of the merger agreement by our stockholders:

•	by mutual agreement of us and GTG;

•	by either us or GTG if: (i) any governmental entity shall have issued an order, or taken any action, which permanently restrains, enjoins or otherwise prohibits the payment for shares of common stock of Resonate pursuant to the merger and such order or action shall have become final and non-appealable; provided, however, that the party seeking to terminate the merger agreement shall have used its commercially reasonable efforts to remove or lift such order or action; (ii) the merger has not been consummated on or before April 30, 2003; or (iii) the special meeting of stockholders shall have been held, the polls shall have closed at the special meeting (or any adjustment or postponement thereof) and the stockholders shall have failed to adopt the merger agreement and approve the merger; provided, however, that the right to terminate the merger agreement pursuant to any of these provisions shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the principal cause of, or resulted in, the event or state of affairs that would otherwise have entitled it to terminate the merger agreement and such action or failure to act constitutes a material breach of the merger agreement;

•	by us, in connection with entering into an agreement as permitted by Section 5.4 of the merger agreement with respect to a superior proposal (as defined therein) or if our board of directors shall have recommended to our stockholders any superior proposal or, in either case, resolved by valid action to do so;

•	by us, if (i) any of the representations and warranties of GTG and its subsidiary set forth in the merger agreement shall not be true and correct in all material respects as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue and incorrect as of such date) except where the failure to be so true and correct would not individually, or in the aggregate, be reasonably likely to interfere with the ability of GTG or its subsidiary to consummate the merger or the other transactions contemplated by the merger agreement, or (ii) if GTG or its subsidiary shall have failed to perform or comply in any material respect with its obligations, agreements and covenants under the merger agreement, in each case which inaccuracy or failure to perform is not cured in all material respects within ten (10) business days following written notice from us of such breach;

•	by GTG, if (i) our special committee or board of directors (A) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner materially adverse to GTG or shall have resolved pursuant to valid special committee or board action to do any of the foregoing or (B) shall have recommended to our stockholders any acquisition proposal (as defined in the merger agreement); and

•	by GTG, if we shall have breached any of our representations and warranties, which breach shall have given rise to the failure of the condition set forth in Section 6.2(a) of the merger agreement to be satisfied or we shall have failed to perform our covenants contained in the merger agreement, which failure to perform would give rise to the failure of the condition set forth in Section 6.2(b) of the merger agreement to be satisfied, which in each case, breach or failure to perform is not cured in all material respects within ten (10) business days following receipt of written notice from GTG of such breach.

Manner and Effect of Termination

Termination shall be effected by the party seeking to terminate the merger agreement giving written notice to the other party. If the merger agreement is validly terminated and the transactions contemplated thereby are not consummated, the merger agreement shall be of no further force and effect, except for certain sections specified therein.

Fees and Expenses

Pursuant to the merger agreement, we must pay GTG’s reasonable costs and expenses, not to exceed $225,000, if the merger closes or if the merger agreement is terminated for any reason other than GTG and its subsidiary’s representations and warranties not being true in all material respects or GTG and its subsidiary not having performed their respective obligations under the merger agreement.

Termination Fee

If the merger agreement is terminated (i) by Resonate, in connection with entering into an agreement with respect to an acquisition proposal or if the board recommends to our stockholders any superior proposal or (ii) by GTG, if the special committee or the board withdraws, modifies or changes its recommendation with respect to the merger or the merger agreement or recommends to our stockholders any acquisition proposal, the merger agreement provides that Resonate shall pay to GTG a termination fee equal to the greater of (x) $.8 million or (y) twenty-five percent (25%) of the amount by which the aggregate merger consideration provided for in the recommended superior proposal or acquisition proposal exceeds the aggregate of the merger consideration, but not to exceed $1.6 million.

Resonate will also be obligated to pay the above-mentioned termination fee if (i) the merger agreement is terminated because the merger has not been consummated on or before April 30, 2003 or because Resonate stockholders failed to adopt the merger agreement and approve the merger and (ii) within ninety days of such termination Resonate executes a definitive agreement for a transaction that would have constituted a superior proposal.

Other than the fees described above, the parties to the merger agreement will bear their respective legal and financial advisor fees and expenses.

Other Matters

Securities Ownership of Certain Beneficial Owners and Management

The following table shows the common stock beneficially owned by (1) each person who is known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our executive officers, (3) each of our directors and (4) all executive officers and directors as a group, as of February 27, 2003. The percentage of our common stock beneficially owned is based on 27,438,409 shares outstanding as of February 27, 2003. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the Securities and Exchange Commission. Except as otherwise noted, the address of each person listed in the table is c/o Resonate Inc., 385 Moffett Park Drive, Sunnyvale, CA 94089.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Kleiner Perkins Caufield & Byers (2)	3,136,345	11.4%
Christopher C. Marino	2,415,253	8.8
J.P. Morgan Partners (SBIC), LLC (3)	2,335,965	8.5
Lloyd I. Miller	2,169,465	7.9
Dimension Fund Advisors	1,713,700	6.2
Sun Microsystems, Inc. 4150 Network Circle, Santa Clara, CA 95054	1,705,144	6.2
Entities affiliated with Lehman Brothers (4)	1,588,662	5.8

Directors and Named Executive Officers:
Peter R. Watkins (5)	1,010,000	3.6
Richard Hornstein (6)	270,000	1.0
Karen S. Barnes (7)	411,000	1.5
I. Robert Greene (8)	354,067	1.3
John S. McFarlane (9)	85,000	*
Russell Siegelman (10)	3,169,345	11.6
All directors and officers as a group (6 persons) (11)	5,294,412	19.3

*	less than 1%.
(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after February 27, 2003 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
(2)	The aggregated shares listed for entities affiliated with Kleiner Perkins Caufield & Byers are owned as follows: KPCB Java Fund, LP owns 1,923,729 shares; Kleiner Perkins Caufield & Byers VIII, L.P. owns 1,072,141 shares; KPCB VIII Founder’s Fund, L.P. owns 62,067 shares; and KPCB Information Sciences Zaibatsu Fund II, L.P. owns 78,408 shares. The address for Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025. Includes 16,500 shares issuable upon exercise of options held by Mr. Siegelman within 60 days of February 27, 2003, of which 5,500 would be subject to a right of repurchase in our favor, which right lapses over time.
(3)

We have been informed by J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, LLC) that it is managed by J.P. Morgan Partners Capital Corp. (formerly known as Chase Capital Partners). Each of the general partners of J.P. Morgan Partners Capital Corp. disclaims beneficial ownership of the securities owned by J.P. Morgan Partners (SBIC), LLC to the extent it exceeds such partner’s pecuniary interest therein. Affiliates of J.P. Morgan Partners (SBIC), LLC (the “JPMP Entities”) are parties to certain co-invest arrangements with Flatiron Associates LLC (f/k/a Friends of Flatiron, LLC),

Flatiron Fund 1998/99, LLC and Flatiron Partners LLC (collectively, the “Flatiron Investors”) and/or affiliates of the Flatiron Investors (collectively, the “Flatiron Group”). The parties to such arrangements have agreed to a venture capital investment program for the purpose of making private investments primarily in the equity and 72 equity-related securities of early stage Internet companies (the “Program”). In substance, the Program is similar to a typical venture capital investment firm, with certain Flatiron Investors receiving the equivalent of a standard carried interest from the JPMP Entities. Upon the occurrence of certain contingencies that are outside the control of the JPMP Entities, certain JPMP Entities may acquire a pecuniary interest in the investments made by the Flatiron Investors. None of the JPMP Entities presently has any beneficial or pecuniary interest in the shares of Resonate held by the Flatiron Investors. Each of the JPMP Entities and J.P. Morgan Partners (SBIC), LLC disclaims beneficial ownership of Resonate’s securities held by the Flatiron Group. The address of J.P. Morgan Partners (SBIC), LLC is 1221 Avenue of the Americas, New York, New York, 10020.

(4)	The aggregated shares listed for entities affiliated with Lehman Brothers are owned as follows: LB I Group Inc. owns 1,251,850 shares; Lehman Brothers MBG Venture Capital Partners 1998 (A) L.P. owns 58,767 shares; Lehman Brothers MBG Venture Capital Partners 1998 (B) L.P. owns 1,085 shares; Lehman Brothers MBG Venture Capital Partners 1998 (C) L.P. owns 6,690 shares; and Lehman Brothers VC Partners L.P. owns 270,270 shares. The address for Lehman Brothers is 745 Seventh Avenue, New York, New York. We have been informed by Lehman Brothers that there is no natural person or persons who exercise sole or shared dispositive powers over the shares of record held by Lehman Brothers. The entities invested in Resonate are under control by subsidiaries of Lehman Brothers Holdings, Inc., a publicly held corporation. The executive officers of Lehman Brothers Holdings, Inc., as reported in that entity’s public filings, may exercise voting powers over the shares.
(5)	Includes 1,000,000 shares issuable upon exercise of options held by Mr. Watkins within 60 days of February 27, 2003, of which 458,333 would be subject to a right of repurchase in our favor, which right lapses over time.
(6)	Includes 270,000 shares issuable upon exercise of options held by Mr. Hornstein within 60 days of February 27, 2003, of which 270,000 would be subject to a right of repurchase in our favor, which right lapses over time.
(7)	At February 27, 2003, 12,902 shares held by Ms. Barnes were unvested and subject to a right of repurchase in our favor, which right lapses over time. Includes 268,568 shares issuable upon exercise of options held by Ms. Barnes within 60 days of February 27, 2003, of which 168,273 would be subject to a right of repurchase in our favor, which right lapses over time.
(8)	Includes 119,969 shares held by the Flatiron Fund LLC, 175,218 shares held by the Flatiron Fund 1998/99 LLC and 17,880 shares held by Flatiron Associates, LLC. Mr. Greene disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 41,000 shares issuable upon exercise of options held by Mr. Greene within 60 days of February 27, 2003, of which 6,833 would be subject to a right of repurchase in our favor, which right lapses over time.
(9)	Includes 52,000 shares held by John S. McFarlane and Janet E. McFarlane, Trustees, or their successors, under the McFarlane Revocable Family Trust, Dated November 22, 1999. At February 27, 2003, 9,750 shares held by the trust were unvested and subject to a right of repurchase in our favor, which right lapses over time. Includes 33,000 shares issuable upon exercise of options held by Mr. McFarlane within 60 days of February 27, 2003, of which 5,500 would be subject to a right of repurchase in our favor, which right lapses over time.
(10)	Includes 3,136,345 shares held by entities associated with Kleiner Perkins Caufield & Byers. Mr. Siegelman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 33,000 shares issuable upon exercise of options held by Mr. Siegelman within 60 days of February 27, 2003, of which 5,500 would be subject to a right of repurchase in our favor, which right lapses over time.
(11)	Includes 22,652 shares which were unvested at February 27, 2003 and subject to a right of repurchase in our favor, which right lapses over time. Includes 1,645,568 shares issuable upon exercise of options within 60 days of February 27, 2003, of which 914,439 shares would be subject to a right of repurchase in our favor, which right lapses over time.

Stockholder Proposals

We will hold a 2003 annual meeting of our stockholders only if the merger is not completed.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in our proxy statement for the 2003 annual meeting of stockholders, and for consideration at the 2003 annual meeting of stockholders, by submitting their proposals to us in a timely manner. In order to be included in our proxy material for the 2003 annual meeting of stockholders, stockholder proposals must be received by us no later than March 31, 2003, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

Proposals submitted outside of the Securities and Exchange Commission’s procedures are subject to advance notice provisions of our bylaws. Stockholders wishing to make a nomination for election to the board of directors or propose business to be considered by our stockholders at the annual meeting to be held in 2003 must submit written notice of such nomination or proposal to our secretary no later than June 12, 2003 and no earlier than May 2, 2003. In the event that the date of the annual meeting is more than 30 days before or after that date of the 2002 annual meeting, notice by the stockholder, in order to be timely, must be delivered not earlier than the close of business on the 90th day prior to the 2003 annual meeting and not later than the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Other Special Meeting Matters

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Legal Counsel

Wilson Sonsini Goodrich & Rosati, Professional Corporation, is outside legal counsel to Resonate and the special committee.

Where You Can Find More Information

Resonate files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Resonate files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning Resonate may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Gores has supplied all information contained in this proxy statement relating to Gores, GTG and Res Merger Sub and Resonate has supplied all information relating to Resonate.

Do not send in your Resonate stock certificates until you receive the transmittal materials from the payment agent. If you have further questions about your share certificates or the exchange of your Resonate common stock for cash, you should call the payment agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 3, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the payment of the merger consideration in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GTG ACQUISITION CORP.,

A DELAWARE CORPORATION,

RES MERGER SUB, INC.

A DELAWARE CORPORATION

AND

RESONATE INC.,

A DELAWARE CORPORATION

Dated January 21, 2003

A-i

(Continued)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 21, 2003 by and among GTG Acquisition Corp., a Delaware corporation (“Parent”), Res Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and Resonate Inc., a Delaware corporation (the “Company”), with respect to the facts and circumstances set forth below. Capitalized terms used herein without definition have the meanings set forth in Article 1 or elsewhere in this Agreement. Parent, Sub and the Company may be referred hereinafter each as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company’s Board, based on a recommendation of a special committee thereof comprised entirely of non-management independent directors (the “Special Committee”) of the Company Board, the Board of Directors of Parent and Sub, respectively, each have approved and determined that it is fair and advisable for their respective securityholders to effect a merger of Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to the Certificate of Merger and upon the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into the right to receive a per share cash payment at the rate set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.

DEFINITIONS

“Acquisition Proposal” is defined in Section 5.4.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Adjustment Amount” is defined in Section 2.10(a).

“Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Alternative Transaction” is defined in Section 7.3(b).

“Breach” means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination or cancellation.

“Business Day” means any day other than a day on which the Over the Counter Bulletin Board is closed for trading.

“Cashed-Out Company Option” is defined in Section 2.13(a).

“Closing Date” is defined in Section 2.3.

“Closing Net Cash Balance” means the amount of cash, cash equivalents and short-term investments (determined, in the case of cash-equivalents and short-term investments, in accordance with GAAP), net of accrued but unpaid Company Expenses and Parent Expenses, that the Company has at the Closing Date.

“Company” is defined in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the Company’s common stock, $0.0001 par value.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent concurrently with the execution of, and dated the date of, this Agreement.

“Company Expenses” means the fees and expenses of financial advisors, legal counsel and accountants representing the Company or the Special Committee, and the other fees, expenses and out-of-pocket costs of the Company and the Special Committee (including, without limitation, directors’ fees but excluding all Parent Expenses), incurred by the Company in connection with the Merger.

“Company Option” is defined in Section 2.13(a).

“Company Option Plans” is defined in Section 2.13(a).

“Company ESPP” is defined in Section 2.13(c).

“Company Stockholders” means the stockholders of the Company as they may be constituted from time-to-time.

“Confidentiality Agreement” is defined in Section 5.3(c).

“Consent” means any consent, approval, notification, waiver, or other similar action required pursuant to a Contract.

“Contract” means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right or instrument, whether written or oral.

“Copyrights” means all copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered.

“Dissenting Shares” is defined in Section 2.12.

“DGCL” is defined in Section 2.1.

“Effective Time” is defined in Section 2.2.

“Employee Benefit Plans” means all employee benefit plans or arrangements of any kind, including without limitation, bonus deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, whether or not a plan described in Section 3(3) of ERISA.

“Encumbrance” means any mortgage, Security Interest, lien, hypothecation, pledge, charge or encumbrance of any kind, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other general attribute of ownership.

“Enforceable” with respect to a Contract means that such Contract is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Equity Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Equity Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Equity Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Advisor” is defined in Section 4.4.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Agreement” is defined in Section 8.1.

“Indemnified Liabilities” is defined in Section 5.7(a).

“Indemnified Persons” is defined in Section 5.7(a).

“Insured Parties” is defined in Section 5.7(c).

“Intellectual Property” means any Marks, Patents, Copyrights, Trade Secrets or rights, licenses, liens, Security Interests, charges, Encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

“Knowledge” (i) when used in this Agreement with reference to the Company, shall be deemed to mean and refer to the actual knowledge of the Company’s executive officers, and (ii) when used in this Agreement with reference to Parent, shall be deemed to mean and refer to the actual knowledge of Parent’s executive officers.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, designs and general intangibles of like nature and applications, together with all goodwill related to the foregoing.

“Material Adverse Change (or Effect)” means any event or events or state of affairs or states of affairs, or change therein, that has or have had or would reasonably be expected to have a material adverse effect (individually or in the aggregate) on (i) the business, financial condition or operations of a Person, which in the case of the Company (viewed, for all purposes of this definition, without giving effect to the Merger) or Parent shall be viewed together with its respective Subsidiaries on a consolidated basis or (ii) the ability of the Company or Parent and Sub, as the case may be, to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Termination Date; provided, however, that in the case of the Company, (A) conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets, or the Software industry, (B) the announcement or pendency of this Agreement or the transactions contemplated hereby, (C) any litigation or Threatened litigation in connection with this Agreement or the transactions contemplated hereby, and (D) any failure by the Company to meet any budget, forecast or projection shall not be taken into account in determining whether there has been or would be a material adverse effect.

“Merger” is defined in the first recital to this Agreement.

“Merger Consideration” is defined in Section 2.11.

“NASD” means the National Association of Securities Dealers, Inc.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

“Options” means the options to purchase shares of capital stock of the Company.

“Ordinary Course of Business” means, with respect to any Person, that Person’s ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto.

“Parent” is defined in the preamble to this Agreement.

“Parent Expenses” is defined in Section 5.9.

“Party/Parties” is defined in the preamble to this Agreement.

“Patents” means all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therefor, and (B) any inventions and discoveries that may be patentable.

“Paying Agent” is defined in Section 2.11.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Entity.

“Per Share Amount” is defined in Section 2.10(a).

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Entity.

“Proxy Statement” means the definitive proxy of the Company relating to the Merger.

“Requisite Stockholder Vote” is defined in Section 4.11.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right except for (i) liens for taxes, assessments, governmental charges, or claims which are not yet due and payable or are being duly contested in good faith by appropriate Actions, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business or with respect to amounts not yet delinquent and being contested in good faith by appropriate Actions; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Share” means any share of the Company Common Stock.

“Share Certificates” is defined in Section 2.11.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) testing, validation, verification and quality assurance materials; (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (vii) documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Special Committee” is defined in the first recital to this Agreement.

“Special Meeting” is defined in Section 2.14(a)(i).

“Sub” is defined in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency)

to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a 50% of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Surviving Corporation” is defined in Section 2.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 7.1(b)(ii).

“Termination Fee” is defined in Section 7.3(b).

“Threatened” with respect to a demand, statement or claim means that such demand, statement or claim has been made (orally or in writing) or a notice has been given (orally or in writing), or a claim has been asserted, commenced, or otherwise taken with respect thereto.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information.

ARTICLE 2.

THE MERGER

2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the Laws of the State of Delaware. The Company, as the surviving corporation after the consummation of the Merger, shall be sometimes hereinafter referred to as the “Surviving Corporation.”

2.2    Effective Time.    Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a duly executed certificate of merger of Sub and the Company (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as shall be agreed by the Parties and provided in the Certificate of Merger (the “Effective Time”).

2.3    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 7, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Resonate Inc. in Sunnyvale, California, on the second Business Day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article 6 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied or waived on the Closing Date), or such other date, time or place as shall be agreed to in writing by the Parties (the “Closing Date”).

2.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation; Name.    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time except as to those sections regarding indemnification, which shall be identical to those relevant sections in the Company’s certificate of incorporation as in effect at the Effective Time (except that the name of the Surviving Corporation shall be “Resonate Inc.”), and such certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

2.6    Bylaws.    At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Sub in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable law, except that all references in such bylaws to Sub shall be changed to refer to Resonate Inc.

2.7    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

2.8    Directors.    The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.9    Officers.    The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

2.10    Merger Consideration, Conversion and Cancellation of Shares.    At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Sub or the Company, or the holders of any of the following securities:

(a)  Each Share issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued upon exercise of Options and other convertible securities of the Company, but excluding any Dissenting Shares and Shares to be cancelled pursuant to Section 2.10(b)), shall be converted automatically into the right to receive an amount in cash (the “Per Share Amount”) equal to the sum of (I) $1.90 and (II) an amount (the “Adjustment Amount”), if any, equal to the product of (A) $0.01 multiplied by (B) the quotient of (1) the difference between the Closing Net Cash Balance and $58,000,000 divided by (2) $250,000 (with such quotient being rounded down to the nearest whole number); provided, however, that the Adjustment Amount may not be less than zero or greater than $0.04 per share, without interest, payable to the holder thereof, less any required withholding taxes, upon surrender of the certificate formerly representing such Share in accordance with this Article 2.

(b)  Each Share held in the treasury of the Company or held by Parent, Sub or any other Subsidiary of Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)  Each outstanding share of common stock of Sub shall be converted into one (1) share of common stock of the Surviving Corporation.

(d)  If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the Per Share Amount payable to each holder of Shares shall be correspondingly adjusted.

2.11    Payment of Cash for Shares.

(a)  At or prior to the Effective Time, the Company shall irrevocably deposit or cause to be deposited with a paying agent appointed by Parent and reasonably acceptable to the Company (the “Paying Agent”), as agent for the holders of Shares to be cancelled in accordance with Section 2.10(a), cash in the aggregate amount necessary to pay the Per Share Amount in respect of all Shares that have been converted into the right to receive the Per Share Amount under Section 2.10(a) (the “Merger Consideration”). Pending distribution pursuant to Section 2.11(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the Shares converted pursuant to the Merger and such cash shall not be used for any other purposes. Promptly, and in no event later than five Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Amount pursuant to Section 2.10 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the Shares (the “Share Certificates”) shall pass, only upon proper delivery of the Share Certificate(s) to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate(s) pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Per Share Amount for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Amount payable upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate and any required withholding taxes on the Per Share Amount may be withheld by the Surviving Corporation or the Paying Agent. All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.

(b)  After surrender to the Paying Agent of any Share Certificate or other instrument which prior to the Effective Time shall have represented any Shares, the Paying Agent shall promptly distribute to the Person in whose name such Share Certificate or other instrument shall have been registered, a check representing the Merger Consideration that such Person has the right to receive pursuant to the provisions of this Article 2. Until so surrendered and cancelled, each such Share Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Amount, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such Shares, other than the right to receive the Per Share Amount as provided in this Agreement.

(c)  If payment is to be made to a Person other than the registered holder of the Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d)  After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates representing the Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Amount provided for, and in accordance with the procedures set forth in this Article 2.

(e)  If any cash deposited with the Paying Agent for purposes of payment in exchange for the Shares remains unclaimed one year after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the Shares into the Per Share Amount or otherwise received the Per Share Amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(f)  Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which dissenters’ rights have been perfected as provided in Section 2.12 hereof shall be returned to the Surviving Corporation upon demand.

(g)  No dividends or other distributions with respect to capital stock of the Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for the Shares.

(h)  In the event that any Share Certificate or other instrument representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the Shares, the Per Share Amount, and unpaid dividends and distributions on Shares deliverable in respect thereof, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.

2.12    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a holder who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Amount as provided in Section 2.10 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL provided that such holder complies with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Amount, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands and be consulted with respect to the Company’s response thereto. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.13    Stock Options and ESPP.

(a)  At the Effective Time, the vested portion of each outstanding and unexercised option to purchase Shares (a “Company Option”) pursuant to the 1996 Stock Option Plan, as amended, the 2000 Stock Option Plan of the Company or otherwise (collectively, the “Company Option Plans”), the per share exercise price of which Company Option is less than the Per Share Amount (a “Cashed-Out Company Option”), shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Cashed-Out Company Option, the “Cash Amount” with respect to such Cashed-Out Company Option, less any required withholding taxes. The “Cash Amount” for any Cashed-Out Company Option shall equal the product of: (1) the excess of the Per Share Amount over the exercise price per Share of such Cashed-Out Company Option and (2) the number of Shares issuable upon the exercise of such Cashed-Out Company Option. The Company shall take all reasonable actions necessary to cause the holders of Company Options to consent, to the extent required, to the transactions contemplated by this Section 2.13 no later than immediately prior to the Effective Time and shall facilitate the net exercise of Cashed-Out Company Options so as to enable the holders thereof to receive the Cash Amount in respect thereof without first paying the exercise price thereof. Except as may be otherwise agreed to by Parent and the Company, as of the Effective Time, (A) the Company Option Plans shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted and (C) no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any Equity Interests of the Company, the Surviving Corporation or any Subsidiary thereof. The Company and Parent agree that the Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options.

(b)  As soon as practicable, and in no event more than five Business Days following the Effective Time, Parent shall cause to be mailed to the holder of each Cashed-Out Company Option, the Cash Amount payable with respect to such Cashed-Out Company Option to such holder pursuant to Section 2.13(a) hereof, less any required withholding taxes.

(c)  The rights of participants in the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”) with respect to any offering period then in progress under the Company ESPP shall be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering periods as a fully effective and completed offering period for all purposes under the Company ESPP. The Company shall provide notice to each participant in the Company ESPP of such shortened offering period and adjustments as required by the Company ESPP. As of the Effective Time, the Company ESPP shall be terminated.

(d)  At or before the Effective Time, the Company shall use commercially reasonable efforts to take all actions, in a manner reasonably satisfactory to Parent, necessary or advisable to give effect to the foregoing provisions of this Section 2.13.

(e)  The Company shall take such steps as may be reasonably necessary to cause the transactions contemplated by this Section 2.13 by any individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

2.14    Stockholders’ Meeting.

(a)  In order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

(i)  duly call, give notice of, convene and hold a special meeting of the Company Stockholders (the “Special Meeting”) as promptly as practicable following the date hereof for the purpose of considering and taking action upon the approval of this Agreement and approval of the Merger;

(ii)  prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and to respond promptly to any comments made by the SEC or its staff with respect to the preliminary proxy or information statement and cause the Proxy Statement to be mailed to the Company Stockholders;

(iii)  subject to Sections 5.4(b) and (d), include in the Proxy Statement the recommendation of the Company Board (upon the recommendation of the Special Committee) that the Company Stockholders adopt this Agreement and approve the Merger;

(iv)  subject to Sections 5.4(b) and (d), use its commercially reasonable efforts to (a) solicit from Company Stockholders, as of the record date for the Special Meeting, proxies in favor of the adoption of this Agreement and approval of the Merger and (b) take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of the Company Stockholders as required by Delaware Law to effect the Merger.

(b)  Parent will provide the Company with the information concerning Parent and Sub required to be included in the Proxy Statement and any other filings required by the rules and regulations promulgated by the SEC and shall cooperate with the Company and take all steps reasonably necessary to comply with the filing and dissemination requirements of applicable securities laws and regulations.

(c)  Parent shall vote, or cause to be voted, all Shares owned by Parent or any of Parent’s Subsidiaries in favor of the adoption of this Agreement and the approval of the Merger.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company that:

3.1    Entity Status.

Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub has the requisite respective power and authority to own or lease its properties and to carry on its business as currently conducted. Parent has previously furnished to the Company complete and correct copies of its and Sub’s respective Organizational Documents. Neither Parent nor Sub is in Breach of any provision of its respective Organizational Documents. Each of Parent and Sub is qualified to do business in all jurisdictions where such qualification is required. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Sub.

3.2    Power and Authority; Enforceability.

Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement, and to perform and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by each of them of the Merger and the other transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and

Sub, respectively, and by Parent as the sole stockholder of Sub, and no other corporate action on the part of Parent or Sub, respectively, is necessary to authorize the execution and delivery or performance by them of this Agreement or their consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by the Company, is Enforceable against, each of Parent and Sub.

3.3    Consents and Approvals; No Defaults.

(a)  No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Parent or Sub in connection with its respective execution, delivery or performance of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the SEC and state securities authorities, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Sub, and (iv) applicable requirements, if any, in connection with the HSR Act and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country.

(b)  Subject to receipt of the consents and approvals, and the making of the filings, referred to in Section 3.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof by Parent and Sub do not and will not (i) result in any Breach of the terms, conditions, or provisions of the Organizational Documents of Parent or Sub; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance under, any of the terms, conditions or provisions of any Contract, Order or Permit to which Parent or Sub is a party or by which it or any of its respective properties or assets may be bound or affected; or (iii) violate any Law or Order applicable to Parent or Sub, except for any Breach or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Sub.

3.4    Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated herein and neither has engaged in any business activities or conducted any operations other than in connection with such transactions.

3.5    Brokers’ Fees.

Neither Parent nor Sub has any liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby.

3.6    Statements True and Correct.

None of the information (including this Agreement) supplied or to be supplied by Parent or Sub (i) to the Company for inclusion in the Proxy Statement or in any other filings with the SEC in connection with the transactions contemplated by this Agreement or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

3.7    Regulatory Approvals.

Neither Parent nor Sub has taken any action and has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Merger, or any of the transactions contemplated by this Agreement which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Parent or Sub.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

The Company represents and warrants to Parent and Sub that except to the extent set forth on the Company Disclosure Schedule that:

4.1    Corporate Status.

The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has the requisite power and authority to own or lease its properties and to carry on its businesses as currently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent correct and complete copies of its Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents, except where such breach would not, individually or in the aggregate have a Material Adverse Effect on the Company.

4.2    Power and Authority; Enforceability.

The Company has the requisite power and authority to execute and deliver this Agreement and to perform and consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger and the other transactions contemplated hereby have been duly authorized by the Company Board (upon the recommendation of the Special Committee), and no other corporate action on the part of the Company (other than adoption of this Agreement and approval of the Merger by the Company Stockholders) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or its consummation of such transactions. This Agreement has been duly authorized, executed and delivered by, and, assuming due authorization by Parent and Sub, is Enforceable against, the Company.

4.3    Consents and Approvals; No Defaults.

(a)  No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the NASD, the SEC and state securities authorities, (ii) the Requisite Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) applicable requirements, if any, in connection with the HSR Act and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust or competition laws of any foreign country, and (v) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b)  Subject to receipt of the consents and approvals, and the making of the filings, referred to in Section 4.3(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any Breach of the terms, conditions, or provisions of, the respective Organizational Documents of the Company; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any Contract, Order or Permit to which the Company is a party or by which it or any of its properties or assets may be bound or affected so as in any such case to result in a Material Adverse Effect on the Company; or (iii) violate any

Law or Order applicable to the Company except for any Breach or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c)  Section 4.3(c) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would be reasonably likely to result in a material loss of benefits to the Company as a result of the Merger.

4.4    Brokers’ Fees.

Other than fees payable to Broadview International LLC (the “Financial Advisor,” which term also includes any other nationally recognized investment banking firm from which the Special Committee receives financial advice for any purpose contemplated by Section 5.4), the Company has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5    Capitalization.

The Company’s authorized capital stock consists of: (a) 200,000,000 Shares of Company Common Stock, of which 27,320,550 Shares are issued and outstanding as of December 20, 2002 and no Shares are held in treasury, and (b) 10,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued and outstanding. All of the issued and outstanding Shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance in all material respects with all applicable state and federal securities Laws, and (c) were not issued in Breach of any Equity Commitments. As of December 3, 2002, there were outstanding Company Options to purchase an aggregate of 3,049,902 shares of Company Common Stock under the Company Option Plans. The Financial Advisor has provided to Parent a spreadsheet dated January 10, 2003 setting forth the total number of shares of Company Common Stock issuable pursuant to Cashed-Out Company Options at various exercise prices. As of the date of this Agreement, except as set forth in this Section 4.5, no Equity Commitments exist with respect to any Equity Interest of the Company, and no such Equity Commitments will arise in connection with the transactions contemplated hereby. There are no Contracts to which the Company is a party or to the Knowledge of the Company, to which persons other than the Company are party, with respect to the voting or transfer of the Company’s Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

4.6    Company Subsidiaries.

All of the issued and outstanding Equity Interests of each Subsidiary of the Company (A) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (B) that is not a corporation have (i) been duly created pursuant to the Laws of the jurisdiction of such Subsidiary, (ii) have been issued and paid for in accordance with the Organizational Documents governing such Subsidiary, and (iii) except as expressly contemplated by the Organizational Documents governing such Subsidiary, are fully paid and non-assessable and require no further capital contribution. The Company holds of record and owns beneficially all of the outstanding Equity Interests of its Subsidiaries, free and clear of any Encumbrances, rights of first refusal, preemptive rights, community property interest, or restrictions of any nature (including any restriction on the voting, transfer, possession or attribute of ownership of any security (other than restrictions under the Securities Act and state securities Laws)). No Equity Commitments exist with respect to any Equity Interests of such Subsidiaries and no such Equity Commitments will arise in connection with the transactions contemplated by this Agreement. There are no outstanding or authorized Equity Commitments with respect to any such Subsidiary or its Equity Interests. There are no Contracts with respect to the voting or transfer of any such Subsidiary’s Equity Interests. No such Subsidiary is obligated to redeem or otherwise acquire any of its Equity Interests. The Company has delivered or made available to Parent current and complete copies of the Organizational Documents of each of its material Subsidiaries, as amended to date.

4.7    Statements True and Correct.

None of the information (including this Agreement) supplied or to be supplied by the Company: (i) to Parent and Sub for inclusion in any filings with the SEC in connection with the transactions contemplated by this Agreement; or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

4.8    Regulatory Approvals.

The Company has not taken any action, nor does the Company have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of a Governmental Entity necessary in connection with the consummation of the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.

4.9    Opinion of Financial Advisor.

The Company has received the written opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received pursuant to this Agreement by the Company Stockholders is fair to such holders (other than Parent and its Affiliates) from a financial point of view.

4.10    State Takeover Statutes.

The Company Board has approved the Merger and this Agreement and such approval is sufficient to render inapplicable to the Merger and the related transactions the provisions of Section 203 of the DGCL.

4.11    Requisite Stockholder Vote.

The only vote of the Company Stockholders required to adopt this Agreement and approve the Merger is the affirmative vote of a majority of the shares of the Company Common Stock outstanding on the record date fixed for, and entitled to vote at, the Special Meeting (the “Requisite Stockholder Vote”).

4.12    SEC Filings.

The Company has made all filings with the SEC that it has been required to make in the past two years under the Securities Act or Exchange Act, as the case may be. At the time of filing or amendment thereof, each such filing or amendment complied with the Securities Act or Exchange Act in all material respects, and none of such filings or amendments contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omits to state any material fact necessary to correct any statement in any earlier filing by the Company with the SEC.

4.13    Litigation.

Section 4.13 of the Company Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding Order or (ii) is a party, or to the Knowledge of the Company is threatened to be made a party, to any Action before any court, arbitral body or Governmental Entity. With respect to each such Action, to the extent applicable, the Company has tendered or otherwise requested coverage for the claim involved in such Action to each applicable insurer of the Company.

ARTICLE 5.

COVENANTS

The Parties covenant and agree as follows:

5.1    Notices and Consents.

Each Party will give any notices to, make any filings with, and use its reasonable efforts to obtain any Consents of Governmental Authorities, if any, required in connection with the transactions contemplated herein including in connection with the matters referred to in Sections 3.3 and 4.3, respectively, and to use such Party’s commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Entity to the transactions contemplated herein. Nothing in this Section 5.1 will require that Parent or its Affiliates divest, sell, or hold separately any of its assets or properties, nor will this Section 5.1 require that Parent, its Affiliates, or the Company take any actions that could affect the normal and regular operations of Parent, its Affiliates, or the Surviving Corporation after the Closing.

5.2    Operation of Business.

Except as expressly contemplated by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article 7, the Company will, and will cause each of the Company’s Subsidiaries to: (i) conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its current relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having material business dealings with it, and (iii) continue to take commercially reasonable action that may be necessary or advisable to protect and preserve its Intellectual Property. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as consented to in writing by Parent (which consent will not be unreasonably withheld or delayed), prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article 7, neither the Company nor any of its Subsidiaries will:

(a)  amend its Organizational Documents;

(b)  authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of Equity Commitments or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to the exercise of Options granted prior to the date hereof;

(c)  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend (other than in connection with a stockholder rights plan that is inapplicable to the Merger) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of the Company’s Subsidiaries;

(d)  subject to Section 5.4 herein, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(e)  (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the Company’s Ordinary Course of Business, or materially modify or agree to any material amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for obligations of the Company’s Subsidiaries incurred in the

Company’s Ordinary Course of Business; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than to a Subsidiary of the Company or customary loans or advances to employees, in each case in the Ordinary Course of Business); (iv) pledge or otherwise create or suffer to exist any Encumbrance with respect to shares of capital stock of the Company or its Subsidiaries or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any other Encumbrance thereupon;

(f)  except for obtaining directors’ and officers’ liability insurance as contemplated by Section 5.7. and except for increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than officers and directors of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, and except as may be required by applicable Law, enter into, adopt or amend or terminate (other than by expiration) any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

(g)  grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, copies of which have been provided to Parent, or as required by applicable federal, state or local law or regulations;

(h)  (i) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions having a fair market value in excess of $250,000 in the aggregate, other than sales of its products in the Ordinary Course of Business; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; or (iii) sell, transfer (other than non-exclusive licenses entered into in the Ordinary Course of Business of the Company) or otherwise dispose of any Intellectual Property;

(i)  except as may be required as a result of a change in applicable Law or in GAAP, change any of the accounting principles, practices or methods used by it;

(j)  (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any material equity interest therein; (ii) amend, modify or waive any material right under any material Contract of the Company or any of its Subsidiaries; or (iii) authorize any new capital expenditure or expenditures in excess of $250,000 in the aggregate in any calendar quarter;

(k)  make or revoke any material tax election or settle or compromise any income tax liability in excess of $200,000;

(l)  fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

(m)  fail to pay any material Taxes or other material debts when due unless being contested in good faith and promptly disclosed to Parent;

(n)  settle or compromise any pending or Threatened suit, Action or claim that (i) relates to the transactions contemplated hereby; (ii) the settlement or compromise of which would involve more than $500,000; or (iii) that (A) would otherwise be material to the Company and its Subsidiaries or (B) primarily relates to any material Intellectual Property matters;

(o)  make any material change in its practices, procedures or methods with respect to billing, collections or payment of accounts, including delaying payment of any accounts payable or accelerating the collection of any accounts receivable; or

(p)  take or agree in writing to take any of the actions described in Sections 5.2(a) through (o).

5.3    Access to Information.

(a)  Upon reasonable prior notice, the Company shall afford reasonable access to the officers, employees, accountants, counsel and other representatives of Parent (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, and records; provided, however, that the Company will not be required to provide such information to the extent that, in the opinion of the Company’s legal counsel, such disclosure would constitute a waiver of the attorney-client privilege with respect to the subject matter underlying the information sought to be disclosed or materially and adversely prejudice the Company in any material pending or Threatened Action.

(b)  During the period prior to the Effective Time, the Company shall promptly make available as soon as reasonably practical to Parent (i) a copy of each report, schedule, registration statement and other document filed with the SEC, (ii) a copy of each document received by it from the SEC, during such period, and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request.

(c)  The nondisclosure agreement by and between the Company and Gores Technology Group dated as of January 8, 2003 (the “Confidentiality Agreement”) shall apply with respect to the information furnished pursuant to this Section 5.3 and otherwise pursuant to this Agreement, and the Company shall have no obligation to afford any such access pursuant to this Section 5.3 unless such parties seeking access agree to be bound by the Confidentiality Agreement (which Parent and Sub hereby agree to do).

5.4    Acquisition Proposal.

(a)  The Company shall not, nor shall it authorize or permit any Subsidiary of the Company to, nor shall it authorize or permit any officer, director or any investment banker, attorney or other advisor, agent or representative of the Company or any Subsidiary of the Company (collectively, “Representatives”) to, nor shall it authorize, and it shall use commercially reasonable efforts not to permit, any employee of the Company or any Company Subsidiary to, (i) directly or indirectly solicit or initiate the submission of, any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company, before the Closing Date, from furnishing information regarding the Company or entering into negotiations or discussions with, any Person in response to an Acquisition Proposal made, submitted, or announced by such Person (and not withdrawn) and any such actions enumerated in this provision shall not be considered a Breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) the Special Committee concludes in good faith, after consultation with the Financial Advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below), (2) such Acquisition Proposal is not attributable to a Breach by the Company of this Section 5.4(a) or Section 5.4(b); (3) the Special Committee concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a Breach of its fiduciary duties to the Company Stockholders under applicable Law; (4) the Company promptly gives Parent written notice of the existence of such Acquisition Proposal, all of the material terms and conditions of such Acquisition Proposal and the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person, and the Company promptly gives Parent written notice of any amendment in the material terms and conditions of such Acquisition Proposal (which notice shall include materially amended material terms and conditions) throughout the pendency of the Company’s discussions or negotiations with such Person relating to such amended Acquisition Proposal; (5) such Person executes a confidentiality agreement with the Company that is customary for such transactions and (6) the Company promptly furnishes to Parent any information provided to such Person (to the extent that such information has not been previously furnished by the Company to Parent). Subject to the foregoing provisions of this Section 5.4, the Company shall, and shall cause its Representatives to, cease immediately all existing activities, discussions and negotiations with Persons other than Parent regarding any proposal that constitutes, or which the Company reasonably believes would lead to an Acquisition Proposal, and will take the necessary steps to inform the Persons referred to above of the obligations undertaken in this Section 5.4.

(b)    Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement, or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal. Notwithstanding any provision of this Agreement, if, the Company receives a Superior Proposal and the Special Committee determines in good faith, after consultation with outside legal counsel, that it is reasonably likely that the failure to do so would constitute a Breach of its fiduciary duties to the Company Stockholders imposed by applicable Law, the Special Committee may withdraw its recommendation of the Merger and this Agreement and, in connection therewith, recommend such Superior Proposal to the Company Board, provided, however, that prior to withdrawing its recommendation or entering into an agreement with respect to or recommending a Superior Proposal the Company Board shall (A) give Parent three Business Days notice of such Superior Proposal and (B) subsequent to such notice, terminate this Agreement pursuant to Section 7.1(c) hereof.

(c)  Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from complying with Rule 14d-9 under the Exchange Act, from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Special Committee, after consultation with outside legal counsel, the failure so to disclose would constitute a Breach of its fiduciary duties or a violation of applicable Law.

(d)  For purposes of this Agreement:

“Acquisition Proposal” means any bona fide offer, inquiry or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) relating to (i) a merger, tender offer, exchange offer, acquisition, consolidation, or similar transaction involving the at least 10% of the equity securities of the Company or (ii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of a material portion of the assets of the Company outside the Ordinary Course of Business.

“Superior Proposal” means an unsolicited Acquisition Proposal (i) to acquire at least 50% of the equity securities of the Company entitled to vote generally in the election of directors to the Company Board or all or substantially all of the assets of the Company, (ii) that the Special Committee determines in its good faith judgment (after consultation with the Financial Advisor and its legal and other advisors) to be more favorable to the Company Stockholders (other than Parent and its Affiliates) from a financial perspective than the Merger, and (iii) that the Special Committee determines in its good faith judgment (after consultation with the Financial Advisor and its legal and other advisors) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal).

5.5    Covenants to Satisfy Conditions.

Each of the Company and Parent will use its commercially reasonable efforts to ensure, and to cause its respective Affiliates to ensure, that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of such Party. Parent and the Company further covenant and agree, with respect to any pending or Threatened Action, preliminary or permanent injunction or other Order, that would adversely affect the ability of the Parties to consummate the transactions contemplated herein, to use their respective commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

5.6    Disclosure Prior to Closing.

In the event that, at any time prior to the Effective Time, the Company or Parent (with respect to itself or to Sub) becomes aware that any representation or warranty made by it in this Agreement shall have become untrue or incorrect in any material respect such that the conditions in Article 6 would not be satisfied, or of any failure by such Party to perform or comply in any material respect with its obligations, agreements and covenants under this Agreement such that the conditions in Article 6 would not be satisfied, such Party shall promptly provide written notice of such matters to the other Party. However, no such notice provided under this Section 5.6 shall be deemed to cure any Breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 6 have been satisfied or otherwise.

5.7    Indemnification and Directors’ and Officers’ Insurance.

(a)  At and after the Effective Time, the Surviving Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable Law and any applicable indemnification agreement referred to in Section 5.7(b). Nothing contained herein shall make Parent, Sub, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 5.7 relieve the obligations of any insurer with respect thereto. The Parties intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 5.7 shall apply without limitation to negligent acts or omissions by an Indemnified Person. This Section 5.7 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Organizational Documents as presently in effect.

(b)  From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers provided or made available to Parent as of or prior to the date hereof (or indemnification agreements in the Company’s customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company’s Organizational Documents as in effect immediately prior to the Effective Time.

(c)  For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event shall Parent or the Company be required to expend in any year an annual premium for such coverage in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage (or such coverage as is available for two hundred fifty percent (250%) of such annual premium), it being understood and hereby agreed that if Parent or the Surviving Corporation shall elect to satisfy its obligations under this Section 5.7(c) by purchasing a multi-year “tail” or similar policy, the annual premium limitation set forth in this Section 5.7(c) shall be measured by dividing the total premium for such multi-year “tail” or similar policy by the number of years covered thereby and comparing such quotient to two hundred fifty percent (250%) of the annual premium currently paid by the Company under its directors’ and officers’ liability insurance policy in effect as of the date hereof.

(d)  The provisions of this Section 5.7 are intended to be for the benefit of, and will be Enforceable by, each Indemnified Person and the heirs and representatives of such Indemnified Person. The Surviving

Company will not merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless the Surviving Corporation ensures that the surviving or resulting entity or transferee assumes the obligations imposed by this Section 5.7.

5.8    Publicity.

The initial press release relating to this Agreement shall be a press release of the Company in a form mutually agreeable to Parent and the Company, and Parent and the Company shall, subject to their respective legal obligations, use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby; provided, however, that this Section 5.8 shall not apply if the Special Committee shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger or if any Acquisition Proposal shall be publicly disclosed after the date hereof.

5.9    Reimbursement of Parent Expenses.

The Company shall pay all reasonable costs and expenses incurred by Parent and Sub up to and through the earlier of (i) the termination of this Agreement pursuant to Article 7 and (ii) the Closing as a result of the negotiation and performance of this Agreement and consummation of the transactions contemplated hereby, including without limitation all reasonable legal and investment banking fees and expenses, incorporation fees, filing fees, and any fees, expenses or other costs associated with or related to any filings, clearances or other actions required by the HSR Act or any other applicable antitrust or similar Law of a domestic or foreign jurisdiction (including for purposes of this Section 5.9 such fees and costs incurred by the Company), and reasonable expenses incurred in obtaining any required private party consents, all in an amount not to exceed $225,000 in the aggregate (the “Parent Expenses”). The Company shall pay the Parent Expenses promptly after receipt of an itemized invoice or bill detailing such Parent Expenses. The Company shall directly pay SEC filing fees and printing and mailing expenses incurred in connection with the filing and dissemination of the proxy prepared in connection with the Merger. Notwithstanding the foregoing, the Company shall not be responsible for any expenses or costs incurred by Parent or Sub in connection with any claim, suit or other action related to Parent’s enforcement of its rights under this Agreement, except those costs and expenses required to be paid by the Company, if any, upon a final adjudication of such claim suit or other action.

5.10    Employee Benefits.

Parent and Sub agree that each participant in an Employee Benefit Plan of the Company who continues to be employed by the Surviving Corporation immediately following the Effective Time shall be eligible to continue to participate in the Surviving Corporation’s retirement, health, vacation and other non-equity based Employee Benefit Plans. With respect to such benefits, each such participant shall receive service credit for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service under such plans for years of service with the Company (and its Subsidiaries and predecessors) prior to the Effective Time, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Nothing in this section 5.10 or elsewhere in this Agreement shall be construed to prohibit the Surviving Corporation from amending, modifying or terminating any Employee Benefit Plans provided such action does not purport to have retroactive effect on any participant’s accrued entitlements thereunder without such participant’s consent.

ARTICLE 6.

CLOSING CONDITIONS

6.1    Conditions to Obligations of all Parties to Effect the Closing.

The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by Parent and the Company:

(a)  No Law or Orders.    No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which declares this Agreement invalid or unenforceable in any material respect or which prohibits consummation of the Merger or the transactions contemplated herein, and all governmental Consents and Orders required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

(b)  Requisite Stockholder Vote.    The Requisite Stockholder Vote shall have been received.

(c)  Applicable Antitrust Law.    Any applicable waiting period under the HSR Act or any other applicable antitrust or similar Law of a domestic or foreign jurisdiction shall have expired or have been terminated with respect to the transactions contemplated hereby.

(d)  Cash.    The Company shall have a Closing Net Cash Balance in an aggregate amount equal to or greater than $57.5 million.

(e)  Availability of Statutory Surplus.    The Company and Parent shall have been furnished with a certificate, dated the Closing Date and executed by the Company’s Chief Financial Officer, (i) stating that after giving effect to the payments required to be made by the Company under this Agreement, the Company will continue to have a surplus as determined in accordance with DGCL Section 154 and (ii) setting forth, in reasonable detail, the computation supporting such statement.

6.2    Conditions to Obligations of Parent and Sub to Effect the Closing.

The obligations of the Parent and Sub to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by Parent:

(a)  Representations and Warranties are True.    The representations and warranties of the Company set forth in Article 4, when read without any exception or qualification as to materiality or reference to Material Adverse Effect or Material Adverse Change, shall be true and correct as if such representations and warranties were made as of the Closing (except as to any such representation and warranty which speaks as of a specific date, which must be true or correct as of such date) except where the failure to be so true and correct has not had a Material Adverse Effect on the Company.

(b)  Covenants.    Each covenant, agreement and condition contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

(c)  Material Adverse Change.    There shall not have occurred a Material Adverse Change on the Company.

(d)  Certificate of Company Expenses.    The Company and Parent shall each have been furnished a certificate, dated the Closing Date and executed on behalf of the Company by a financial officer of the Company other than the Chief Financial Officer, (i) setting forth in reasonable detail the total Company Expenses accrued, together with a good faith estimate of the Company Expenses incurred but not yet billed, and (ii) stating that such officer has discussed the certificate with one or more members of the Special Committee. Such certificate shall be informational and shall not, solely on account of its contents, change the respective rights of the Parties under this Agreement but such certificate shall be taken into account in determining whether or not the condition set forth in Section 6.1(d) has been satisfied and in the calculation of the Adjustment Amount.

6.3    Conditions to Company’s Obligations to Effect the Closing.

The obligations of the Company to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the Closing, of each of the following conditions unless waived in writing by the Company:

(a)  Representations and Warranties are True.    The representations and warranties of Parent and Sub set forth in Article 3 shall be true and correct as if such representations and warranties were made as of the Closing (except as to any such representation and warranty which speaks as of a specific date, which must be true or correct as of such date).

(b)  Covenants.    Each covenant, agreement and condition contained in this Agreement to be performed by Parent or Sub on or prior to the Closing shall have been performed or complied with in all material respects.

(c)  Material Adverse Change.    There shall not have occurred a Material Adverse Change on Parent or Sub.

ARTICLE 7.

TERMINATION

7.1    Termination of Agreement.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

(a)  By mutual written consent of the Parties;

(b)  By either of the Company (acting pursuant to a valid board of directors action) or Parent (acting pursuant to a valid board of directors action) if: (i) any Governmental Entity shall have issued an Order, or taken any, action which permanently restrains, enjoins or otherwise prohibits the payment for, Shares pursuant to the Merger and such Order or Action shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such Order or Action; (ii) the Merger has not been consummated on or before April 30, 2003 (the “Termination Date”); or (iii) the Special Meeting shall have been held, the polls shall have closed at the Special Meeting (or any adjustment or postponement thereof) and the Company Stockholders shall have failed, by the Requisite Stockholder Vote, to adopt this Agreement and approve the Merger; provided, however, that the right to terminate this Agreement under Section 7.1(b)(ii), or (iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the event or state of affairs that would otherwise have entitled it to terminate this Agreement thereunder and such action or failure to act constitutes a material Breach of this Agreement;

(c)  By the Company, in connection with entering into an agreement as permitted by Section 5.4 with respect to a Superior Proposal or if the Company Board shall have recommended to the Company Stockholders any Superior Proposal or, in either case, resolved by valid action to do so;

(d)  By the Company, if (i) any of the representations and warranties of Parent and Sub set forth in this Agreement shall not be true and correct in all material respects as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue and incorrect as of such date) except where the failure to be so true and correct would not individually or in the aggregate, be reasonably likely to interfere with the ability of Parent or Sub to consummate the Merger or the other transactions contemplated by this

Agreement, or (ii) if Parent or Sub shall have failed to perform or comply in any material respect with its obligations, agreements and covenants under this Agreement, in each case which inaccuracy or failure to perform is not cured in all material respects within ten (10) Business Days following written notice from the Company of such Breach;

(e)  By Parent, if (i) the Special Committee or the Company Board (A) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner materially adverse to Parent or shall have resolved pursuant to valid Special Committee or Company Board action to do any of the foregoing or (B) shall have recommended to the Company Stockholders any Acquisition Proposal;

(f)  By Parent, if the Company shall have Breached any of its representations and warranties, which Breach shall have given rise to the failure of the condition set forth in Section 6.2(a) to be satisfied or the Company shall have failed to perform its covenants of other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in Section 6.2(b) to be satisfied, which in each case, Breach or failure to perform is not cured in all material respects within ten (10) Business Days following receipt of written notice from Parent of such Breach.

7.2    Manner and Effect of Termination.

Termination shall be effected by the giving of written notice to that effect by the Party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that termination shall not affect: (i) the rights and remedies available to a party as a result of the Breach by the other party or parties hereunder, (ii) the provisions of Sections 5.9, 8.1, 8.8, and 8.11 hereof, or (iii) the obligations of the Company pursuant to Section 7.3 below.

7.3    Certain Payments Upon Termination.

(a)  In the event that this Agreement is terminated under Section 7.1 for any reason (other than termination by the Company in accordance with Section 7.1(d)) the Company shall promptly pay Parent all then-unpaid Parent Expenses submitted in accordance with Section 5.9; provided, however, that, to the extent that Parent is not then able to quantify all such Parent Expenses, Parent shall be entitled to continue to seek reimbursement under Section 5.9. If this Agreement has been terminated by the Company in accordance with Section 7.1(d), then the Company shall have no further obligation for amounts due under Section 5.9.

(b)  In the event that this Agreement is terminated (I) pursuant to either Section 7.1(c) or 7.1(e), in addition to the payment of Parent Expenses set forth in Section 7.3(a), the Company shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to Parent in immediately available funds a fee equal to the greater of (i) $800,000 or (ii) 25% of the amount by which the aggregate merger consideration provided for in the applicable recommended Superior Proposal or Acquisition Proposal exceeds the aggregate of the Merger Consideration provided for in this Agreement; provided, that in no event shall the termination fee payable under this Section 7.3(b) exceed $1,600,000 (the “Termination Fee”), or (II) pursuant to either Section 7.1(b)(ii) or 7.1(b)(iii), and within the 90 calendar days following such termination the Company shall execute a definitive agreement for a transaction that would have constituted a Superior Proposal under this Agreement (an “Alternative Transaction”), in addition to the payment of Parent Expenses set forth in Section 7.3(a), the Company shall, upon and subject to the consummation of such Alternative Transaction, pay to Parent in immediately available funds the Termination Fee.

ARTICLE 8.

MISCELLANEOUS

8.1    Entire Agreement; Third Party Beneficiaries.

This Agreement, together with the Exhibits hereto and the certificates, documents, instruments and writings that are contemplated by or referred to herein (including the Confidentiality Agreement) and delivered pursuant hereto and the Indemnification Agreement between Pacific Credit Corp. and Resonate Inc. dated January     , 2003 (the “Indemnification Agreement”), constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing (whereupon it shall terminate) and shall survive any termination of this Agreement; and (b) except as provided in Section 5.7 and the Indemnification Agreement, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.2    Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors and permitted assigns.

8.3    Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

8.4    Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient and such notice, request, demand, claim or other communication will be deemed given if delivered to the address set forth below using personal delivery, commercial courier, messenger service, telecopy (receipt confirmed), registered or certified mail (postage pre-paid, return receipt requested), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

If to Parent, Sub and after Closing to the Surviving Corporation:	c/o Gores Technology Group 6260 Lookout Road Boulder, CO 80301 Attn: Chief Financial Officer Fax: (303) 531-3200

Copy (which will not constitute notice) to:	c/o Gores Technology Group 10877 Wilshire Boulevard, Suite 1805 Los Angeles, CA 90024 Attn: General Counsel Fax: (310) 208-3310

If to Company before Closing:	385 Moffett Park Drive Sunnyvale, CA 94089 Attn: Chairman of the Special Committee Fax: (408) 548-5679

Copy (which will not constitute notice) to:	Wilson Sonsini Goodrich & Rosati A Professional Corporation 650 Page Mill Road Palo Alto, California 95050 Attn: Aaron J. Alter, Esq. Fax: (650) 493 6811

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.5    Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Section 8.8, in addition to any other remedy to which they may be entitled, at Law or in equity.

8.6    Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

8.7    Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.8    Governing Law.

This Agreement and the performance of the transactions contemplated herein and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

8.9    Amendments and Waivers.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

8.10    Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and Enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provisions.

8.11    Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

8.12    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant.

8.13    Non-Survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.14    Submission to Jurisdiction.

All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in New Castle County. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New Castle County for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

8.15    Actions of Sub.

Parent shall cause Sub to take all actions required to be taken by Sub under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RESONATE INC.

By:	/s/ RUSSELL SIEGELMAN
Russell Siegelman Chairman of the Special Committee of the Board of Directors

GTG ACQUISITION CORP.

By:	/s/ BRENT D. BRADLEY
Brent D. Bradley Vice President and Ass’t Secretary

RES MERGER SUB, INC.

By:	/s/ BRENT D. BRADLEY
Brent D. Bradley Vice President and Ass’t Secretary

INSPECTED BY
Nº 4
EQUITY

DECEMBER 13, 2002

Project Rockets

Confidential

Liquidation Analysis

Houlihan Lokey Howard & Zukin
Financial Advisors, Inc.
One Sansome Street, 17th Floor
San Francisco, California 94104
415-974-5888
www.hlhz.com

Los Angeles New York Chicago San Francisco Washington D.C. Minneapolis Dallas Atlanta London

Houlihan Lokey Howard & Zukin
Project Rockets

Table of Contents

	Page
Document Overview	1
Limiting Conditions	2
Background and Material Assumptions	5
Valuation Summary	8
Detailed Assumptions and Analysis	11

i

Houlihan Lokey Howard & Zukin
Project Rockets

Document Overview

- Houlihan Lokey Howard & Zukin Financial Advisors (hereafter "Houlihan Lokey") has been retained by the Special Committee of the Board of Directors (the "Special Committee") of Rockets (or the "Company") to prepare an analysis of the estimated value of the equity of Rockets, in an orderly liquidation.
- This document, which contains our initial liquidation analysis of the Company, has been prepared solely for the use of the Special Committee and may not be used for any other purpose or be discussed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This presentation is not for the benefit of, and does not convey any rights or remedies to, any holder of securities of the Company or any other person.
- Notwithstanding the foregoing, we understand that after the Special Committee has reviewed this document, it may request that it be provided by the Company to potential parties who have indicated an interest in pursuing a possible transaction with Rocket.
- Our initial liquidation analysis set forth herein provides pro forma estimates of the value of Rockets' equity, as of December 13, 2002, assuming that the value of Rockets would be realized in an orderly liquidation. This analysis excludes any estimate of the value of the Company's intellectual property in litigation.
- We expect to provide the Special Committee with an updated valuation analysis, as of the expected closing date of a transaction, which will contain an estimate of the value of the Company's intellectual property in litigation. We understand that the Special Committee, in its sole discretion, will determine whether that analysis will be provided to third parties.
- In preparing this presentation, we have, with your consent, relied upon information provided by the Company and publicly available information. We have not independently verified any of such information, and have relied on it being complete and accurate in all material respects.

1

Houlihan Lokey Howard & Zukin
Project Rockets

Limiting Conditions

- The valuation analysis contained herein was prepared on a pro-forma basis, as of December 13, 2002, based on information provided by Rockets. We have relied upon and assumed, without independent verification, that the financial and other information provided to us has been reasonably prepared and reflect the best currently available information concerning the assets, liabilities and other aspects of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent information made available to us.

- Our professional fees for this engagement are not contingent upon our conclusions or the consummation of any transaction

- The valuation analysis is intended solely for the information of the person or persons to whom it is addressed, solely for the purpose stated, and may not be relied upon by any other person or for any other purpose without Houlihan Lokey's prior written consent. The conclusions set forth in this report are based on methods and techniques that Houlihan Lokey considers appropriate under the circumstances, and represent the opinion of Houlihan Lokey based upon information furnished by the Company and its advisors and other publicly available sources. Houlihan Lokey has relied upon the Company's representations that the information provided by it, or on its behalf, is accurate and complete in all material requests. While all public information (including industry and statistical information) was obtained from sources we believe are reliable, Houlihan Lokey makes no representation as to the accuracy or completeness thereof, and we have relied upon such public information without further verification.

3

Houlihan Lokey Howard & Zukin
Project Rockets

Limiting Conditions

- The analysis, estimates and conclusions set forth in this report are not intended by Houlihan Lokey, and should not be construed, to be investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.
- Houlihan Lokey assumes that the Company has complied with all applicable federal, state, and local regulations and laws, unless the lack of compliance is specifically noted herein.
- Except as disclosed herein, we have assumed that the Company has no material contingent assets or liabilities, no unusual obligations or substantial commitments other than those incurred in the ordinary course of business, and no pending or threatened litigation that would have a material effect on the Company.

4

Houlihan Lokey Howard & Zukin
Project Rockets

Background and Material Assumptions

- Our analysis assumes that the Company continues operations for 18 months after entering into liquidation and reaches settlements with remaining customers at the end of that period. To the extent that it is determined that operations could be suspended prior to then without materially increasing exposure to customer claims, then the value received by shareholders could be increased.

- A liquidation of Rockets poses significant risks, including (but not limited to) the risk that amounts realized from the sale of assets could be less than expected, that transition expenses and professional fees could exceed estimates, or that unforeseen litigation (including claims made by former customers) could arise. The valuation could be materially affected in such situations.

- This document contains Houlihan Lokey's analysis of the estimated value, in an orderly liquidation, of Rockets' common shares. We have not been engaged to, and did not, advise the Special Committee as to an appropriate strategy for effecting a liquidation, or alternatives to it.

- At the request of the Special Committee, we have assumed that the Company would effect the liquidation via a liquidating trust. We have assumed that the Company would be required to withhold a certain amount of cash from any initial liquidating distribution sufficient to satisfy its known liabilities, including customer obligations. At the end of three years, any remaining cash is assumed to be distributed to shareholders. All cash assumed to be distributed after the initial distribution date was discounted to present value at an appropriate risk-adjusted rate of return.

- In our analysis, we have taken into consideration the Company's assets, including cash and equivalents, tangible assets and intangible assets. We have also considered its known and potential liabilities, including those associated with fulfilling its obligations to customers.

- The Company's potential liabilities could be greater or lesser than that assumed in this analysis. That could result in a decrease or increase in the net value per share.

6

Houlihan Lokey Howard & Zukin
Project Rockets

Background and Material Assumptions

- It is assumed that the Company will continue to operate at its current staffing levels until March 31, 2003. On March 31, 2003, the date that the liquidation is assumed to commence, staffing is reduced to a level sufficient to wind up the affairs of the company and reasonably provide support to customers pursuant to existing maintenance agreements for a 18-month period ended September 30, 2004 (See Transition Salary Analysis – Page 21).
- At the end of the 18-month period, it is assumed that the Company would terminate its operations.
- It was assumed that no income tax liability would be incurred by the Company in connection with the liquidation process.

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Houlihan Lokey Howard & Zukin
Project Rockets

Valuation Summary

LIQUIDATION VALUE SUMMARY

	Indicated Range of Value Per Share	
	Low	High
Per Share Value[(1)]	$1.61	$1.69

Footnote:

(1) Per Share Value calculated based on Fully-Diluted Shares Outstanding. Fully-Diluted Shares Outstanding includes fully converted shares outstanding less options proceeds divided by the average implied share price.

9

Houlihan Lokey Howard & Zukin
Project Rockets

Valuation Summary

LIQUIDATION VALUE SUMMARY (CONTINUED)

		Aggregate Dollar Value		Fully-Diluted Shares (1)	Per Share Value	
Estimated Value of Assets		$ 68,080	$ 68,310	27,469	$ 2.48	$ 2.49
Less: Estimated Value of Liabilities & Transition/Liquidation Expenses		20,750	23,050	27,469	0.76	0.84
Unadjusted Liquidation Value		$ 47,330	$ 45,260	27,469	$ 1.72	$ 1.65
Contingency Reserve (2)		3,000	3,000	27,469	0.11	0.11
Implied Initial Cash Distribution		$ 44,330	$ 42,260	27,469	$ 1.61	$ 1.54
Add: Present Value of Expected Future Cash Distribution (3-Years)(3)		1,973	1,973	27,469	0.07	0.07
Liquidation Value		**$ 46,303**	**$ 44,233**		**$ 1.69**	**$ 1.61**
Estimated Time of Liquidation (4)	3 Years					
Discount Rate	15%					

Value Summary

	Aggregate Value		Per Share Value	
	Low	High	Low	High
Value of Initial Cash Payment	$ 42,260	$ 44,330	$ 1.54	$ 1.61
Present Value of Contingent Payment	1,973	1,973	0.07	0.07
Liquidation Value	**$ 44,233**	**$ 46,303**	**$ 1.61**	**$ 1.69**

Footnote:

(1) Per Share Value calculated based on Fully-Diluted Shares Outstanding. Fully-Diluted Shares Outstanding includes fully converted shares outstanding less options proceeds divided by the average implied share price.

(2) Additional reserve to be held in escrow to compensate for unforeseen liabilities.

(3) Excludes interest income on cash in escrow account.

(4) If interim liquidating distributions are made rather than being deferred, the present value of future cash distributions may be higher.

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Houlihan Lokey Howard & Zukin

Project Rockets

Detailed Assumptions and Analysis

LIQUIDATION ANALYSIS: OCTOBER 31, 2002 BALANCE SHEET INFORMATION

($ thousands except for share amounts)

Rockets Inc Consolidated Balance Sheet

	Book Value at 10/31/02	Realization Factor Low		Realization Factor High	Liquidation Value (Rounded)	
Tangible Assets						
Current Assets						
Cash and Cash Equivalents	$18,728.2	100%	-	100%	18,730.0	18,730.0
Investments	$45,796.3	100%	-	100%	45,800.0	45,800.0
Trade Accounts Receivable, net	$1,561.5	30%	-	35%	470.0	550.0
Prepaid expenses and other current assets	$901.0	60%	-	65%	540.0	590.0
Property Plant & Equipment, Net	$1,359.6	20%	-	25%	270.0	340.0
Other Assets	$355.3	50%	-	60%	180.0	210.0
Long Term Investments	$2,091.2	100%		100%	2,090.0	2,090.0
Intangible Assets						
Intellectual property			-		0.0	0.0
Total Assets	$70,793.0	96%		96%	68,080.0	68,310.0
Estimated Distributable Proceeds Before Wind Down Costs/ Creditors*Unsecured Claims					**68,080.0**	**68,310.0**
Operating Cash Burn for November and December 2002 plus First Quarter 2003 (1)					5,370.0	5,370.0
Lawsuit Settlements					150.0	1,100.0
Employee Severance Salaries					1,930.0	1,930.0
Employee Transition Salaries					3,790.0	3,790.0
Additional Transition Operating Expenses					750.0	1,000.0
Lease Obligations					1,380.0	1,380.0
Estimated Interest to be Accrued on Debt					0.0	0.0
Incremental D&O Insurance (6 Year Tail, $10 million of insurance)					1,680.0	1,680.0
Legal, Audit and other professional fees					1,000.0	1,500.0
Additional Contingency (2)					1,000.0	1,500.0
Total Wind-down Costs					17,050.0	19,250.0
Estimated Distributable Proceeds to Rockets Creditors	**$70,793.0**				**$51,030.0**	**$49,060.0**
Debt	1,000.0	100%	-	100%	1,000.0	1,000.0
Total Secured Claims	1,000.0				1,000.0	1,000.0
Estimated Distributable Proceeds to General Unsecured Claims	**69,793.0**				**$50,030.0**	**$48,060.0**
General Unsecured Claims						
Accounts Payable	$700.9	100%	-	100%	700.0	700.0
Accrued Payroll and Related Expenses	1,373.3	100%	-	100%	1,370.0	1,370.0
Income Tax Payable	(6.8)	100%		100%	(7.0)	(7.0)
Accrued Other	981.5	65%	-	70%	640.0	690.0
Deferred Revenue	2,810.0	0%	-	0%	0.0	0.0
Total General Unsecured Claims	5,858.9				2,700.0	2,800.0
Estimated Total Proceeds Available for Distribution to Equity Holders	**$63,934.2**				**47,330.0**	**45,260.0**
Shares Outstanding as of 11/30/02					27,299.1	27,299.1
Plus: Dilutive Shares (3)					170.3	170.3
Fully-Diluted Shares Outstanding					27,469.3	27,469.3
Estimated Total Per-Share Proceeds (Not adjusted to present value)					**$1.72**	**$1.65**

Footnotes:

(1) Operating Cash Burn for November, December and Q1 2003 was estimated based on cash burn information provided by management.

(2) Quantified based on analysis of revenue (license, maintanence and other) and other cash received on support agreements expiring after 09/31/04.

(3) Defined as fully converted shares outstanding less options proceeds divided by the average implied per share price.

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Houlihan Lokey Howard & Zukin

Project Rockets

Detailed Assumptions and Analysis

Assets-Balance Sheet as of 10/31/02

- ***Cash and Equivalents*** – Valued at 100 percent of book value. Accrued interest income included separately.
- ***Investments*** – Valued at 100 percent of book value.
- ***Trade Accounts Receivable*** –Approximately 25 percent to 30 percent recovery based on gross accounts receivable of $1,891,542 (translates into approximately 30% to 35% of Net Accounts Receivable).
- ***Prepaid Expenses*** – Based on an analysis of specific prepaid expenses. As indicated on page 17 we have assumed that approximately $353,800 of the 10/31/02 balance would not be recoverable in a liquidation of the Company.
- ***Property, Plant and Equipment*** – Estimated realization levels were applied to gross values for specific asset categories. We note that the vast majority of fixed assets are composed of computer hardware. Management has indicated that the majority of hardware is 2 years old. Based on our experience in other liquidations and considering that the PP&E is significantly depreciated, we utilized a recovery rate of 20 percent to 25 percent of net book value.
- ***Other Assets*** – Composed of deposits ($155,295) and loans receivable ($200,000). As indicated on page 18, realization for the loans was estimated based on the value of the outstanding stock and options serving as collateral. The deposits were assumed to have a recovery rate of 25 percent to 50 percent.
- ***Long-Term Investments*** – Valued at 100 percent of book value.

13

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

WIND-DOWN COSTS-BALANCE SHEET AS OF 10/31/02

- ***Operating Cash Burn for November 2002 through March 2003*** – Cash burn for the fourth quarter of 2002 was estimated by the Company to be approximately $4 million. Our estimation is based on two-thirds of $4 million (i.e. 2 months), or approximately $1.3 million per month for November and December of 2002. The estimates for Q1 were based on information provided by Company Management.
- ***Lawsuit Settlements*** – Amount for lawsuit 1 estimated based on conversations with management and litigation counsel. The $150,000 estimate for lawsuit # 2 reflects only legal fees not covered by D&O insurance and prepaid by the Company. For this case, there is no estimate on the timing of settlement or any liability associated with any particular party.
- ***Employee Severance*** – As page 20 illustrates, severance was calculated based on contractual obligations to officers and directors, and 2 months (required by the WARN act) for all other employees.
- ***Employee Transition Salaries*** – As indicated on page 21, for the first year after announcing liquidation, the transition team would consist of two executives (one technical and one accounting/operations), 11 transition engineers (including the manager leading the China operations) and 5 additional support personnel. In addition, the Company's China operations would continue. After one year, the 11 transition engineers would be reduced to 5, as maintenance and support services agreements terminate. The key reason for the support staff is to maintain customer service for a reasonable period of time until most customer obligations have been satisfied. Our liquidation analysis also assumes that the China operations, costing approximately $80,000 per quarter would be operated throughout the eighteen-month transition period in order to supply support services to Global Dispatch and Central Dispatch customers.
- ***Additional Transition Operating Expenses*** – In addition to employee salaries and benefits, rent expense following the Company's November 2003 lease termination, and other operating expenses including (but not limited to) utilities, insurance, supplies, etc., which will be incurred. We have assumed the expense to be approximately $750,000 to $1,000,000.
- ***Leases*** – As indicated on page 22, lease obligations were factored into our analysis.
- ***Estimated Interest on Accrued Debt*** – Debt assumed to be paid-off immediately in the event of a liquidation.

14

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

WIND-DOWN COSTS (CONTINUED)-BALANCE SHEET AS OF 10/31/02

- ***D&O Insurance*** – Assumed $10 million worth of insurance over a 6-year tail period. The cost was estimated at 250 percent of the current annual premium based on conversations with insurance professionals and other data.

- ***Legal, Audit and Other Professional Fees*** – Includes legal, investment banking, appraisal, trustee, and administrative fees and expenses.

- ***Additional Contingency*** – Assumes a range of $1.0 million to $1.5 million. This amount represents potential liabilities associated with support agreements ending after September 30, 2004, the assumed termination date for operations. It was quantified by analyzing scheduled and realized revenues on contracts that end after September 30, 2004.

- ***Contingency Reserve*** – This represents an additional amount to be placed in escrow for unforeseen liabilities and expenses. If not utilized, it is assumed to be returned to shareholders in a final liquidating distribution. It was estimated based on an analysis of all license revenue attributable to Commander Solutions recorded in the latest four quarters, as well as all scheduled support and other revenue attributable to Commander Solution customers (estimated as of October, 1 2002).

15

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

Liabilities- Balance sheet as of 10/31/02

- ***Account Payable*** – Valued at 100 percent of book value.
- ***Accrued Payroll and Related Expenses*** – Valued at 100 percent of book value.
- ***Income Taxes Payable*** – Valued at 100% percent of book value.
- ***Other Accrued Expenses*** – As detailed on page 23, we made certain adjustments for amounts that are not expected to result in cash payments in liquidation.
- ***Deferred Revenue*** – Any negative cash impact associated with liability was assumed already factored into contingency.

16

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

Implied Recovery Prepaid Expenses & Other Current Assets

Implied Recovery Other Accrued Expenses

($ thousands except for share amounts)

Adjustments	Adjustment Amount
1 Sales Incentive Fees-CoMarketing	44.7
2 Royalty Expenses	-
3 Consulting/Recruiting	64.6
4 Commissions	100.0
5 Recruiting~Spencer Stuart	-
6 Software Implementation-E/R & Onyx	10.1
7 Annual Shareholder mtg	17.6
8 Achievers Club 05/02 Event	74.9
9 Legal costs for international employment issues	-
10 Alteon lawsuit/WSGR	-
11 Costs of termination employee issues	-
Total Adjustments	$311.9

Other Accrued Expenses as of 10/31/02	981.5
	311.9
Adjusted Accrued Expenses	$669.6
Adjusted Accrued Expenses as % of Book Value	68.2%

	Realization Factor	
	Low	High
Implied Realization Percentage over Book Value	**65%**	**70%**

17

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

Other Assets/Executive Loan Adjustments

($ thousands except for share amounts)

Adjustments		10/31/03 Loan Balance	Share Collateral	Price Per Share	Collateral Value
1	Secured Loan #1	50.0	4.0	$1.65	6.6
2	Secured Loan #2	150.0	79.0	$1.65	130.3
	Total Collateral Value	200.0			136.9
Total		$200.0			$136.9

Other Assets as of 10/31/02		Recovery Rate		Recovery Amount	
Long-Term Deposits	155.3	25%	50%	38.8	77.6
Collateral Value of Executive Loans				136.9	136.9
Total Cash Value				175.7	214.5
Total Other Assets				**355.3**	**355.3**
Implied Realization Factors				**49.4%**	**60.4%**

	Realization Factor	
	Low	**High**
Implied Realization Percentage over Book Value	**50%**	**60%**

18

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

LITIGATION SUMMARY

($ thousands except for share amounts)

	Lawsuit	Projected Liability Low	Projected Liability High
1	Lawsuit #1	$0.0	$950.0
2	Lawsuit #2	$150.0	$150.0
	Subtotal	$150.0	$1,100.0

Selected Allowance for Existing Litigation	**$150.0**	**$1,100.0**

19

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

Severance Salary Analysis

($ thousands except for share amounts)

Executives	Avg Monthly Salary [1]	Avg. Annual Salary [1]	Number of Months Severance	Total Estimated Severance
Executive VP's				
# 1	27.500	330.000	12	$330.0
# 2	16.500	198.000	6	$99.0
# 3	18.334	220.004	6	$110.0
VP's				
# 1	13.750	165.000	6	$82.5
Senior Directors				
# 1	13.750	165.000	6	$82.5
# 2	14.208	170.491	6	$85.2
Directors				
# 1	12.925	155.100	2	$25.9
# 2	11.000	132.000	2	$22.0
# 3	11.916	142.996	2	$23.8
# 4	15.125	181.500	2	$30.3
# 5	13.016	156.196	2	$26.0
Total Estimated Executive Severance (subtotal)	168.024	183.299	52	**$917.2**
Other Employees				
Number of Key Support Staff			15	
Estimated Number of Months			2	
Estimated Monthly Salary ($)			10.2	
Total Key Staff Severance			306.000	
Number of Transition Staff			8	
Estimated Number of Months			2	
Estimated Monthly Salary ($)			9.3	
Total Key Staff Severance			149.011	
Number of General Staff			30	
Estimated Number of Months			2	
Estimated Monthly Salary ($)			9.3	
Total Key Staff Severance			558.792	
Total Estimated Employee Severance			**$1,013.8**	
Total Estimated Severance (Employee and Executive)			**$1,931.0**	

Footnotes
(1) The average monthly and annual salaries reflect a 10% premium to account for taxes.

20

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

TRANSITION SALARY ANALYSIS

($ thousands except for share amounts)

Executives [1]	Avg Monthly Salary [1]	Avg. Annual Salary [1]	Number of Months Transition	Total Estimated Transition
Executive VP's				
# 1	16.5	198.0	18	$297.0
VP's				
# 1	13.8	165.0	18	$247.5
Total Estimated Executive Transition (subtotal)	**$76.1**	**$913.0**		**$544.5**

Other Employees	Year 1	Year 2
Number of Key Support Staff	11	5
Estimated Number of Months	12	6
Estimated Monthly Salary ($)	10.2	10.2
Total Key Staff Severance	1,346.4	306.0
Number of Transition Staff	5	5
Estimated Number of Months	12	12
Estimated Monthly Salary ($)	9.3	9.3
Total Key Staff Severance	558.8	558.8
Total Estimated Other Employee Transition	**$1,905.2**	**$864.8**

Total Estimated Transition (Employee and Executive)	$3,314.5
Add: Cost of China Operation (18-months)	480
Total	**$3,794.5**

Footnotes
(1) The average monthly and annual salaries reflect a 20% premium to account for benefits and taxes.

21

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

LEASE OBLIGATION CALCULATION

($ thousands except for share amounts)

Sunnyvale	
Lease Expiration	11/30/03
Total Monthly Obligation	172
Number of months (remaining as of 3/31/03)	8.0
Total Obligation	$1,376.0

Total Lease Obligation	**$1,376.0**

22

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

OTHER ACCRUED EXPENSES

Implied Recovery Other Accrued Expenses

($ thousands except for share amounts)

	Adjustments	Adjustment Amount
1	Sales Incentive Fees-CoMarketing	44.7
2	Royalty Expenses	-
3	Consulting/Recruiting	64.6
4	Commissions	100.0
5	Recruiting~Spencer Stuart	-
6	Software Implementation-E/R & Onyx	10.1
7	Annual Shareholder mtg	17.6
8	Achievers Club 05/02 Event	74.9
9	Legal costs for international employment issues	-
10	Alteon lawsuit/WSGR	-
11	Costs of termination employee issues	-
	Total Adjustments	$311.9

Other Accrued Expenses as of 10/31/02	981.5
Less: Total Ajustments	311.9
Adjusted Accrued Expenses	$669.6
Adjusted Accrued Expenses as % of Book Value	68.2%

	Realization Factor	
	Low	High
Implied Realization Percentage over Book Value	**65%**	**70%**

23

INSPECTED BY
Nº 4
AIR 8 MAIL
EQUITY

Project Rockets

Liquidation Analysis

JANUARY 21, 2003

Confidential

Houlihan Lokey Howard & Zukin
Financial Advisors, Inc.
One Sansome Street, 17th Floor
San Francisco, California 94104
415-974-5888
www.hlhz.com

Los Angeles New York Chicago San Francisco Washington D.C. Minneapolis Dallas Atlanta London

Houlihan Lokey Howard & Zukin
Project Rockets

Table of Contents

	Page
Document Overview	1
Limiting Conditions	2
Background and Material Assumptions	5
Valuation Summary	8
Detailed Assumptions and Analysis	11

i

Houlihan Lokey Howard & Zukin
Project Rockets

Document Overview

- Houlihan Lokey Howard & Zukin Financial Advisors (hereafter "Houlihan Lokey") has been retained by the Special Committee of the Board of Directors (the "Special Committee") of Rockets (the "Company") to prepare an analysis of the estimated value of the equity of Rockets, in an orderly liquidation.
- This document, which updates our initial report dated December 13, 2002, has been prepared solely for the use of the Special Committee and may not be used for any other purpose or be discussed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This presentation is not for the benefit of, and does not convey any rights or remedies to, any holder of securities of the Company or any other person.
- Notwithstanding the foregoing, we understand that after the Special Committee has reviewed this document, it may request that it be provided by the Company to potential parties who have indicated an interest in pursuing a possible transaction with Rockets.
- Our liquidation analysis set forth herein provides pro forma estimates of the value of Rockets' equity, as of January 21, 2003, assuming that the value of Rockets (including its intellectual property) would be realized in an orderly liquidation.
- In preparing this presentation, we have, with your consent, relied upon un-audited information provided by the Company and publicly available information. We have not independently verified any of such information, and have relied on it being complete and accurate in all material respects.

1

Houlihan Lokey Howard & Zukin
Project Rockets

Limiting Conditions

- The valuation analysis contained herein was prepared on a pro-forma basis, as of January 21, 2003, based on information provided by Rockets. We have relied upon and assumed, without independent verification, that the financial and other information provided to us has been reasonably prepared and reflect the best currently available information concerning the assets, liabilities and other aspects of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent information made available to us.
- Our professional fees for this engagement are not contingent upon our conclusions or the consummation of any transaction
- The analysis is based on business, general economic, market and other conditions that reasonably could be evaluated by Houlihan Lokey as of the valuation date. Subsequent events that could affect the estimates set forth herein include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the Company. Houlihan Lokey is under no obligation to update, revise or reaffirm the analysis.
- The valuation analysis is intended solely for the information of the person or persons to whom it is addressed, solely for the purpose stated, and may not be relied upon by any other person or for any other purpose without Houlihan Lokey's prior written consent. The conclusions set forth in this report are based on methods and techniques that Houlihan Lokey considers appropriate under the circumstances, and represent the opinion of Houlihan Lokey based upon information furnished by the Company and its advisors and other publicly available sources. Houlihan Lokey has relied upon the Company's representations that the information provided by it, or on its behalf, is accurate and complete in all material requests. While all public information (including industry and statistical information) was obtained from sources we believe are reliable, Houlihan Lokey makes no representation as to the accuracy or completeness thereof, and we have relied upon such public information without further verification.

3

Houlihan Lokey Howard & Zukin
Project Rockets

Limiting Conditions

- The analysis, estimates and conclusions set forth in this report are not intended by Houlihan Lokey, and should not be construed, to be investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax or other appropriate professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.
- Houlihan Lokey assumes that the Company has complied with all applicable federal, state, and local regulations and laws, unless the lack of compliance is specifically noted herein.
- Except as disclosed herein, we have assumed that the Company has no material contingent assets or liabilities, no unusual obligations or substantial commitments other than those incurred in the ordinary course of business, and no pending or threatened litigation that would have a material effect on the Company.

4

INSPECTED BY
Nº 4
AIR 8 MAIL
EQUITY

Background and Material Assumptions

Houlihan Lokey Howard & Zukin
Project Rockets

Background and Material Assumptions

- Our analysis assumes that the Company continues operations for 18 months after entering into liquidation and reaches settlements with remaining customers at the end of that period. To the extent that it is determined that operations could be suspended prior to then without materially increasing exposure to customer claims, then the value received by shareholders could be increased.
- A liquidation of Rockets poses significant risks, including (but not limited to) the risk that amounts realized from the sale of assets could be less than expected, that transition expenses and professional fees could exceed estimates, or that unforeseen litigation (including claims made by former customers) could arise. The valuation could be materially affected in such situations.
- This document contains Houlihan Lokey's analysis of the estimated value, in an orderly liquidation, of Rockets' common shares. We have not been engaged to, and did not, advise the Special Committee as to an appropriate strategy for effecting a liquidation, or alternatives to it.
- At the request of the Special Committee, we have assumed that the Company would effect the liquidation via a liquidating trust. We have assumed that the Company would be required to withhold a certain amount of cash from any initial liquidating distribution sufficient to satisfy its known liabilities, including customer obligations. At the end of three years, any remaining cash is assumed to be distributed to shareholders. All cash assumed to be distributed after the initial distribution date was discounted to present value at an appropriate risk-adjusted rate of return.
- In our analysis, we have taken into consideration the Company's assets, including cash and equivalents, tangible assets and intangible assets. We have also considered its known and potential liabilities, including those associated with fulfilling its obligations to customers.
- The Company's potential liabilities could be greater or lesser than those assumed in this analysis. That could result in a decrease or increase in the net value per share.

6

Houlihan Lokey Howard & Zukin
Project Rockets

Background and Material Assumptions

- It is assumed that the Company will continue to operate at its current staffing levels until March 31, 2003. On March 31, 2003, the date that the liquidation is assumed to commence, staffing is reduced to a level sufficient to wind up the affairs of the Company and reasonably provide support to customers pursuant to existing maintenance agreements for an 18-month period ending September 30, 2004 (See *Transition Salary Analysis* – Page 20). At the end of the 18-month period, it is assumed that the Company would terminate its remaining operations.
- Our analysis assumes that no income tax liability would be incurred by the Company in connection with the liquidation process.

7

INSPECTED BY
Nº 4
AIR 8 MAIL
EQUITY

Valuation Summary

Houlihan Lokey Howard & Zukin
Project Rockets

Valuation Summary

LIQUIDATION VALUE SUMMARY

	Indicated Range of Value Per Share	
	Low	High
Per Share Value[(1)]	$ 1.67	$ 1.76

Footnote:

(1) Per Share Value calculated based on Fully-Diluted Shares Outstanding. Fully-Diluted Shares Outstanding includes in the money options, less options proceeds divided by the average concluded share price.

9

Houlihan Lokey Howard & Zukin

Valuation Summary

LIQUIDATION VALUE SUMMARY (CONTINUED)

($ thousands except for share amounts)

	Aggregate Dollar Value		Fully-Diluted Shares (1)	Per Share Value	
Estimated Value of Assets	$ 65,500	$ 66,850	27,465	$ 2.38	$ 2.43
Less: Estimated Value of Liabilities & Transition/Liquidation Expenses	18,680	17,430	27,465	0.68	0.63
Unadjusted Liquidation Value	$ 46,820	$ 49,420	27,465	$ 1.70	$ 1.80
Contingency Reserve (2)	3,000	3,000	27,465	0.11	0.11
Implied Initial Cash Distribution	$ 43,820	$ 46,420	27,465	$ 1.60	$ 1.69
Add: Present Value of Expected Future Cash Distribution (3-Years)(3)	1,973	1,973	27,465	0.07	0.07
Liquidation Value	**$ 45,793**	**$ 48,393**		**$ 1.67**	**$ 1.76**

Estimated Time of Liquidation (4)	3 Years
Discount Rate	15%

Value Summary

	Aggregate Value		Per Share Value	
	Low	High	Low	High
Value of Initial Cash Payment	$ 43,820	$ 46,420	$ 1.60	$ 1.69
Present Value of Contingent Payment	1,973	1,973	0.07	0.07
Liquidation Value	**$ 45,793**	**$ 48,393**	**$ 1.67**	**$ 1.76**

Footnote:

(1) Per Share Value calculated based on Fully-Diluted Shares Outstanding. Fully-Diluted Shares Outstanding includes in the money options outstanding, less options proceeds divided by the average concluded share price.

(2) Additional reserve to be held in escrow to compensate for unforeseen liabilities.

(3) Excludes interest income on cash in escrow account.

(4) If interim liquidating distributions are made rather than being deferred, the present value of future cash distributions may be higher.

10

INSPECTED BY
Nº 4
AIR 8 MAIL
EQUITY

Detailed Assumptions and Analysis

Houlihan Lokey Howard & Zukin

Project Rockets

Detailed Assumptions and Analysis

LIQUIDATION ANALYSIS: DECEMBER 31, 2002 BALANCE SHEET INFORMATION (UN-AUDITED)

($ thousands except for share amounts)

Rockets Inc Consolidated Balance Sheet

	Book Value at 12/31/02	Realization Factor Low	Realization Factor High	Liquidation Value (Rounded)	
Tangible Assets					
Current Assets					
Cash and Cash Equivalents	$7,342.6	100% -	100%	7,340.0	7,340.0
Investments	$52,803.2	100% -	100%	52,800.0	52,800.0
Trade Accounts Receivable, net	$2,115.1	30% -	40%	630.0	850.0
Prepaid expenses and other current assets	$1,366.4	75% -	80%	1,020.0	1,090.0
Property Plant & Equipment, Net	$1,060.7	20% -	25%	210.0	270.0
Other Assets	$0.0	0% -	0%	0.0	0.0
Long Term Investments	$3,502.8	100%	100%	3,500.0	3,500.0
Intangible Assets					
Intellectual property				0.0	1,000.0
Total Assets	$68,190.8	98%	96%	65,500.0	66,850.0
Estimated Distributable Proceeds Before Wind Down Costs/ Creditors+ Unsecured Claims				**65,500.0**	**66,850.0**
Operating Cash Burn for First Quarter 2003 [1]				2,970.0	2,970.0
Legal Not Covered by D&O Insurance				150.0	150.0
Employee Severance Salaries (Per Company management)				1,786.9	1,786.9
Employee Transition Salaries				3,520.0	3,520.0
Additional Transition Operating Expenses				1,000.0	750.0
Lease Obligations				1,340.0	1,340.0
Estimated Interest to be Accrued on Debt				0.0	0.0
Incremental D&O Insurance (6 Year Tail, $10 million of insurance)				1,680.0	1,680.0
Legal, Audit and other professional fees				1,500.0	1,000.0
Additional Contingency [2]				1,500.0	1,000.0
Total Wind-down Costs				15,446.9	14,196.9
Estimated Distributable Proceeds to Rockets Creditors	**$68,190.8**			**$50,053.1**	**$52,653.1**
Debt	833.0	100% -	100%	833.0	833.0
Total Secured Claims	833.0			833.0	833.0
Estimated Distributable Proceeds to General Unsecured Claims	**67,357.8**			**$49,220.1**	**$51,820.1**
General Unsecured Claims					
Accounts Payable	$754.9	100% -	100%	750.0	750.0
Accrued Payroll and Related Expenses	1,041.5	100% -	100%	1,040.0	1,040.0
Income Tax Payable	(24.5)	100%	100%	(24.0)	(24.0)
Accrued Other	803.6	75% -	80%	640.0	600.0
Deferred Revenue	2,914.1	0% -	0%	0.0	0.0
Total General Unsecured Claims	5,489.7			2,400.0	2,400.0
Estimated Total Proceeds Available for Distribution to Equity Holders	**$61,868.2**			**46,820.1**	**49,420.1**

Footnotes:

(1) Operating Cash Burn for Q1 2003 was estimated based on cash burn information provided by management.

(2) Quantified based on analysis of revenue (license, maintanence and other) and other cash received on support agreements expiring after 09/30/04.

12

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

ASSETS-BALANCE SHEET AS OF DECEMBER 31, 2002

- ***Cash and Equivalents*** – Valued at 100 percent of book value. Accrued interest income included separately.
- ***Investments*** – Valued at 100 percent of book value.
- ***Trade Accounts Receivable*** –Approximately 25 percent to 30 percent recovery based on gross accounts receivable of $2.7 million (translates into approximately 30% to 40% of Net Accounts Receivable).
- ***Prepaid Expenses*** – Based on an analysis of specific prepaid expenses. As indicated on page 19 we have assumed that approximately $311,700 of the December 31, 2002 balance would not be recoverable in a liquidation of the Company.
- ***Property, Plant and Equipment*** – Estimated realization levels were applied to gross values for specific asset categories. We note that the vast majority of fixed assets are composed of computer hardware. Management has indicated that the majority of hardware is 2 years old. Based on our experience in other liquidations and considering that the PP&E is significantly depreciated, we utilized a recovery rate of 20 percent to 25 percent of net book value.
- ***Long-Term Investments*** – Valued at 100 percent of book value.
- ***Intellectual Property*** – Valued using market approach. See detailed comments on pages 14 and 15.

13

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

INTELLECTUAL PROPERTY

- We have valued Rockets' intellectual property on an orderly liquidation basis using the following assumptions:
  - That the intellectual property is valued in the context of a sale to a third party in the context of a dissolution of the Company
  - That the intellectual property (the "IP") is not sold in combination with existing customer contracts (the Customer Contracts").
- Valuation Considerations
  - Based on discussions with Broadview, it appears unlikely that any buyer would have interest in acquiring both the IP and Customer Contracts without inclusion of a significant amount of cash.
  - Our analysis of the Customer Contracts indicates that due to significant customer support requirements (or, in the alternative, deferred revenue liability and potential litigation associated with terminating customer support), they likely have negative value to the Company in a liquidation. The costs associated with the Customer Contracts have been considered separately in the analysis.
  - A buyer of the IP may find it difficult to sell Rockets' existing products to new or existing customers due to:
    - disruption caused by the liquidation
    - not assuming existing Customer Contracts
    - existing Customer Contracts may choose to phase-out Rockets' products upon an announcement of a liquidation transaction.
  - Certain Existing Rockets customers have source code and may elect to utilize it in the event of a liquidation.

14

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

INTELLECTUAL PROPERTY (CONTINUED)

- Valuation Methodology:
  - We relied primarily on the market approach in valuing Rockets' IP in liquidation.
  - We reviewed a number of transactions in which intellectual property was sold in the context of a liquidation, dissolution or distressed sale.
  - We compared the specific circumstances of Rockets and its IP, including a consideration of the foregoing and other factors, with the specific transactions analyzed.
- Based on our review of Rockets' IP, the comparable transactions, and other factors that we considered relevant under the circumstances, we have assigned a valuation range, in liquidation, of zero to $1 million to the IP.

15

Houlihan Lokey Howard & Zukin

Project Rockets

Detailed Assumptions and Analysis

WIND-DOWN COSTS-BALANCE SHEET AS OF DECEMBER 31, 2002

- ***Operating Cash Burn through March 2003*** –First quarter 2003 cash burn was estimated at approximately $3 million based on information provided by Company management and Broadview.
- ***Legal Expenses Not Covered by D&O Insurance*** – The $150,000 estimate for the lawsuit reflects only legal fees not covered by D&O insurance and prepaid by the Company. For this case, there is no estimate on the timing of settlement or any liability associated with any particular party.
- ***Employee Severance*** – Severance obligations provided by Company Management.
- ***Employee Transition Salaries*** – As indicated on page 20, for the first year after announcing liquidation, the transition team would consist of two executives (one technical and one accounting/operations), 11 transition engineers (including the manager leading the China operations) and 5 additional support personnel. In addition, the Company's China operations would continue. After one year, the 11 transition engineers would be reduced to 5, as maintenance and support services agreements terminate. The key reason for the support staff is to maintain customer service for a reasonable period of time until most customer obligations have been satisfied. Our liquidation analysis also assumes that the China operations, costing approximately $80,000 per quarter would be operated throughout the eighteen-month transition period in order to supply support services to Global Dispatch and Central Dispatch customers.
- ***Additional Transition Operating Expenses*** – In addition to employee salaries and benefits, rent expense following the Company's November 2003 lease termination, and other operating expenses including (but not limited to) utilities, insurance, supplies, etc., which will be incurred. We have assumed the expense to be approximately $750,000 to $1,000,000.
- ***Leases*** – As indicated on page 21, lease obligations were factored into our analysis.
- ***Estimated Interest on Accrued Debt*** – Debt assumed to be paid-off immediately in the event of a liquidation.

16

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

WIND-DOWN COSTS (CONTINUED)-BALANCE SHEET AS OF DECEMBER 31, 2002

- ***D&O Insurance*** – Assumed $10 million worth of insurance over a 6-year tail period. The cost was estimated at 250 percent of the current annual premium based on conversations with insurance professionals and other data.
- ***Legal, Audit and Other Professional Fees*** – Includes legal, investment banking, appraisal, trustee, and administrative fees and expenses.
- ***Additional Contingency*** – Assumes a range of $1.0 million to $1.5 million. This amount represents potential liabilities associated with support agreements ending after September 30, 2004, the assumed termination date for operations. It was quantified by analyzing scheduled and realized revenues on contracts that end after September 30, 2004.
- ***Contingency Reserve*** – This represents an additional amount to be placed in escrow for unforeseen liabilities and expenses. If not utilized, it is assumed to be returned to shareholders in a final liquidating distribution. It was estimated based on an analysis of all license revenue attributable to Commander Solutions recorded in the latest four quarters, as well as all scheduled support and other revenue attributable to Commander Solution customers.

17

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

LIABILITIES- BALANCE SHEET AS OF DECEMBER 31, 2002

- ***Accounts Payable*** – Valued at 100 percent of book value.
- ***Accrued Payroll and Related Expenses*** – Valued at 100 percent of book value.
- ***Income Taxes Payable*** – Valued at 100 percent of book value.
- ***Other Accrued Expenses*** – As detailed on page 22, we made certain adjustments for amounts that are not expected to result in cash payments in liquidation.
- ***Deferred Revenue*** – Any negative cash impact associated with liability was assumed already factored into contingency.

18

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

IMPLIED RECOVERY PREPAID EXPENSES & OTHER CURRENT ASSETS

Implied Recovery Prepaid Expenses & Other Current Assets

($ thousands except for share amounts)

Adjustments	Adjustment Amount
1 Prepaid Commissions	$0.0
2 Prepaid Insurance	$293.3
3 Prepaid Maintenance	$1.0
4 Prepaid Trade Show	$5.0
5 Deposits	$12.4
Total Adjustments	$311.7

Book Value of Prepaid Expenses & other Current Assets as of 12/31/02	1,366.4
Less: Total Ajustments	311.7
Adjusted Prepaid Expense[(1)]	$1,054.8
Adjusted Prepaid Expense as % of Book Value	77.2%

	Selected Realization Factor	
	Low	High
Implied Realization Percentage of Book Value	75%	80%

Footnotes:
(1) $471,826 represents accrued interest receivable on investements.

19

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

TRANSITION SALARY ANALYSIS

($ thousands except for share amounts)

Executives [1]	Avg Monthly Salary [1]	Avg. Annual Salary [1]	Number of Months Transition	Total Estimated Transition
Executive VP's				
# 1	16.5	198.0	18	$297.0
VP's				
# 1	13.8	165.0	18	$247.5
Total Estimated Executive Transition (subtotal)	**$76.1**	**$913.0**		**$544.5**

Other Employees	Year 1	Year 2
Number of Key Support Staff	11	5
Estimated Number of Months	12	6
Estimated Monthly Salary ($)	10.2	10.2
Total Key Staff Severance	1,346.4	306.0
Number of Transition Staff	5	5
Estimated Number of Months	12	6
Estimated Monthly Salary ($)	9.3	9.3
Total Key Staff Severance	558.8	279.4
Total Estimated Other Employee Transition	**$1,905.2**	**$585.4**

Total Estimated Transition (Employee and Executive)	$3,035.1
Add: Cost of China Operation (18-months)	480
Total	**$3,515.1**

Footnotes
(1) The average monthly and annual salaries reflect a 20% premium to account for benefits and taxes.

20

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

LEASE OBLIGATION CALCULATION

($ thousands except for share amounts)

Sunnyvale		
	Lease Expiration	11/30/03
	Total Monthly Obligation	167
	Number of months (remaining as of 3/31/03)	8.0
	Total Obligation	$1,336.0
Mclean		
	Lease Expiration	4/30/03
	Total Monthly Obligation	5
	Number of months (remaining as of 3/31/03)	1.0
	Total Obligation	$5.0
Total Lease Obligation		**$1,341.0**

21

Houlihan Lokey Howard & Zukin
Project Rockets

Detailed Assumptions and Analysis

OTHER ACCRUED EXPENSES

Implied Recovery Other Accrued Expenses

($ thousands except for share amounts)

Adjustments	Adjustment Amount
1 Commissions	100.0
2 Annual Shareholder mtg	17.6
3 Achievers Club 05/02 Event	74.9
Total Adjustments	$192.6
Other Accrued Expenses as of 12/31/02	803.6
	192.6
Adjusted Accrued Expenses	$611.1
Adjusted Accrued Expenses as % of Book Value	76.0%

	Realization Factor	
	Low	High
Implied Realization Percentage over Book Value	75%	80%

22

ANNEX D

RESONATE, INC.

FAIRNESS OPINION DOCUMENTATION

January 21, 2003

BROADVIEW INTERNATIONAL LLC

Silicon Valley	New York	Boston	London

CONFIDENTIAL

RESONATE, INC.

FAIRNESS OPINION DOCUMENTATION

BROADVIEW INTERNATIONAL LLC

January 21, 2003

CONFIDENTIAL

Special Committee of the Board of Directors

Resonate, Inc.

385 Moffett Park Drive

Sunnyvale, CA 94089

Dear Members of the Special Committee:

We understand that Resonate, Inc. (“Resonate” or the “Company”), GTG Acquisition Corp. (“Parent”) and RES Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, through the merger of Sub with and into the Company (the “Merger”), each issued and outstanding share of Company Common Stock will be converted into the right to receive $1.90 in cash (the “Merger Consideration”). We understand that the consideration to be received in the Merger is subject to upward adjustment based on the Company’s net cash balance as of the closing of the Merger. The terms and conditions of the above-described Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

Broadview International LLC (“Broadview”) focuses on providing merger and acquisition advisory services to information technology (“IT”), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Special Committee of the Board of Directors of Resonate (the “Special Committee”) and will receive a fee from Resonate upon the successful conclusion of the Merger.

In rendering our opinion, we have, among other things:

1.)  conducted a comprehensive selling process soliciting interest from a broad set of prospective strategic and financial buyers of the Company;

2.)  reviewed the terms of the Agreement and Plan of Merger in the form of the draft furnished to us by Company legal counsel on January 21, 2003 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the final Agreement);

3.)  reviewed Resonate’s annual report on Form 10-K for the fiscal year ended December 31, 2001, including the audited financial statements included therein, and Resonate’s quarterly report on Form 10-Q for the period ended September 30, 2002, including the unaudited financial statements included therein;

4.)  reviewed certain internal historical financial and operating information relating to Resonate, including quarterly projections through December 31, 2004, prepared and furnished to us by Resonate management;

5.)  participated in discussions with Resonate’s management concerning the operations, business strategy, current financial performance and prospects for Resonate;

6.)  discussed with Resonate’s Special Committee its view of the financial rationale for the Merger;

7.)  reviewed the recent reported closing prices and trading activity for Company Common Stock;

8.)  compared certain aspects of Resonate’s financial performance with public companies we deemed comparable;

9.)  analyzed available information, both public and private, concerning other mergers and acquisitions we believed to be comparable in whole or in part to the Merger;

10.)  reviewed a liquidation analysis of the Company prepared by a third party and provided to us by the Special Committee (the “Liquidation Analysis”);

Resonate, Inc. Special Committee of the Board of Directors Page 2	January 21, 2003

11.)  discussed with Parent representatives their view of the strategic rationale for the Merger;

12.)  assisted in negotiations and discussions related to the Merger among Resonate, representatives of the Parent and their respective legal advisors; and

13.)  conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Resonate. With respect to the financial projections for the Company examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates of the Company management as to the future performance of the Company. In addition, we have assumed with your permission that the Liquidation Analysis accurately reflects the range of values that would be available to be distributed to shareholders upon a liquidation of the Company. We have not made any independent appraisal or valuation of any of Resonate’s assets.

We understand that in assessing the various alternatives available to the Company, the Special Committee retained a third party to conduct the Liquidation Analysis. In addition, we are aware of the Indemnification Agreement of even date hereof, pursuant to which, among other things, Pacific Credit Corp. (“PCC”) has agreed (i) to indemnify the Company for losses arising out of (A) a material breach of the Agreement by Parent or Sub prior to closing and (B) the failure by the Surviving Corporation (as defined in the Agreement) to perform its indemnification obligations contained in Section 5.7 of the Agreement for a period of one year following the closing of the Merger and (ii) to maintain sufficient net assets with which to perform its indemnification obligations under the Indemnification Agreement. In addition, we are aware that the Company has received acquisition offers from third parties other than the Parent. Our opinion addresses the fairness of the Merger Consideration from a financial point of view to Company stockholders, other than the Parent and its affiliates, and is not a recommendation as to which alternative available to the Company should be pursued by the Special Committee or the Board of Directors.

Based upon and subject to the foregoing, and subject to the limitations and assumptions below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock, other than the Parent and its affiliates.

For purposes of this opinion, we have assumed that neither Resonate nor Parent is currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Special Committee in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to holders of Company Common Stock in connection with the Merger.

Sincerely,

/s/ BROADVIEW INTERNATIONAL LLC
Broadview International LLC

CONFIDENTIAL

RESONATE, INC. FAIRNESS OPINION

SUMMARY EXPLANATION OF VALUATION METHODOLOGY

The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview International LLC (“Broadview”) in valuing Resonate, Inc. (“Resonate” or the “Company”) in conjunction with rendering its fairness opinion regarding the merger with GTG Acquisition Corp. (“Buyer”). Broadview employed analyses based on: (1) historical stock price performance, (2) public company comparables, (3) transaction premiums paid, (4) present value of future potential share price, and (5) Liquidation Analysis.

Resonate Stock Performance Analysis—For comparative purposes, Broadview examined the following:

1)  Resonate Common Stock weekly historical volume and trading prices from January 18, 2002 through January 17, 2003; and

2)  Weekly closing prices for an index of the public companies deemed comparable to Resonate relative to Resonate and the NASDAQ Composite from January 18, 2002 through January 17, 2003.

Public Company Comparables Analysis—Ratios of a Company’s Common Stock Share Price and Equity Market Capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics indicate the value public equity markets place on companies in a particular market segment. A handful of companies are comparable to Resonate based on market focus, business model and size. Broadview reviewed five public company comparables categorized as Network and Application Management Companies, with Trailing Twelve Month (“TTM”) Revenue less than $50 million, TTM Year-Over-Year Revenue Growth less than 5 percent and negative TTM Earnings Before Interest and Taxes (“EBIT”), from a financial point of view including each company’s: TTM Revenue; TTM Revenue Growth; Last Quarter Annualized (“LQA”) Revenue; Last Half-Year Annualized (“LHA”) Revenue; TTM Gross Profit (“TTM Gross Profit”); TTM EBIT; Equity Market Capitalization (“EMC”); Net Cash (defined as cash minus debt); Book Value (“Book Value”); Total Market Capitalization (“TMC” defined as Equity Market Capitalization minus Net Cash)/TTM Revenue (“TTM TMC/R”) ratio; TMC/Last Quarter Annualized Revenue (“TMC/LQA Revenue”) ratio; TMC/Last Half-Year Annualized Revenue (“TMC/LHA Revenue”) ratio; TMC/Gross Profit (“TMC/Gross Profit”) ratio; EMC/Net Cash (“EMC/Net Cash”) ratio; and EMC/Book Value (“EMC/Book Value”) ratio. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded Information Technology (“IT”), Communications and Media companies maintained by Broadview and broken down by industry segment.

In order of descending TTM TMC/R, the public company comparables consist of:

1)  Segue Software, Inc.;

2)  Radview Software, Ltd.;

3)  Marimba, Inc.;

4)  InfoVista S.A.; and

5)  Keynote Systems, Inc.

These comparables exhibit the following medians and ranges for the applicable multiples:

	Median Multiple	Range of Multiples
TTM TMC/R	NM	NM–0.37x
TTM TMC/LQA Revenue	NM	NM–0.34x
TTM TMC/LHA Revenue	NM	NM–0.37x
TTM TMC/Gross Profit	NM	NM–0.45x
EMC/Net Cash	0.75x	0.28x–3.19x
EMC/Book Value	0.66x	0.33x–8.97x

1

These comparables imply the following medians and ranges for per share value:

	Median Implied Value	Range of Implied Values
TTM TMC/R	NM	NM–$2.58
TTM TMC/LQA Revenue	NM	NM–$2.54
TTM TMC/LHA Revenue	NM	NM–$2.50
TTM TMC/Gross Profit	NM	NM–$2.57
EMC/Net Cash	$1.81	$0.68–$7.69
EMC/Book Value	$1.56	$0.78–$21.24

Transaction Premiums Paid Analysis—Premiums paid above the seller’s stock price indicate the additional value, when compared to public shareholders, that strategic and financial acquirers are willing to pay for companies in a particular market segment. In this analysis, the value of consideration paid in transactions involving stock is computed using the buyer’s last reported closing price (on the appropriate exchange) prior to announcement. The seller’s equity market capitalization twenty trading days prior to announcement is calculated using the seller’s closing price (on the appropriate exchange) on the first day of that period which: (1) consists of twenty consecutive days during which the appropriate exchange conducts trading activity, and (2) ends on the day of the last reported closing price prior to announcement.

Broadview reviewed 42 comparable M&A transactions involving North American Software Sellers, excluding equity investments and divestitures, from January 1, 2001 to January 20, 2003 with equity consideration between $10 million and $100 million. Transactions were selected from Broadview’s proprietary database of published and confidential M&A transactions in the IT, Communications and Media industries. In order of descending premium paid to seller’s equity market capitalization 20 trading days prior to the date of announcement, the transactions used were the acquisition of:

1)	Credit Management Solutions, Inc. by The First American Corporation;

2)	Wasatch Interactive Learning Corporation by PLATO Learning, Inc.;

3)	Telemate.net Software, Inc. by Verso Technologies, Inc.;

4)	Starbase Corporation by Borland Software Corporation;

5)	INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);

6)	eshare communications, Inc. by divine, inc.;

7)	Liquent, Inc. by Information Holdings, Inc.;

8)	Eprise Corporation by divine, inc.;

9)	NetGenesis Corp. by SPSS Inc.;

10)	NetSpeak Corporation by Adir Technologies, Inc.;

11)	Applied Terravision Systems, Inc. by COGNICASE Inc.;

12)	Exigent International, Inc. by Harris Corporation;

13)	Fourth Shift Corporation by AremisSoft Corporation;

14)	Extensity, Inc. by Geac Computer Corporation, Ltd.;

15)	SignalSoft Corporation by Openwave Systems Inc.;

16)	Ecometry Corporation by SG Merger Corporation;

17)	Micrografx, Inc. by Corel Corporation;

2

18)	Ezenet Corp. by COGNICASE Inc.;

19)	Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;

20)	Centrinity, Inc. by Open Text Corporation;

21)	Mediaplex, Inc. by ValueClick, Inc.;

22)	eXcelon Corporation by Progress Software Corporation;

23)	SoftQuad Software, Ltd. by Corel Corporation;

24)	Vicinity Corporation by Microsoft Corporation;

25)	TCSI Corporation by Rocket Software, Inc.;

26)	AvantGo, Inc. by Sybase, Inc.;

27)	Accelio Corporation by Adobe Systems Incorporated;

28)	InfoInterActive Inc. by AOL Time Warner Inc.

29)	Crosskeys Systems Corporation by Orchestream Holdings plc;

30)	MessageMedia, Inc. by DoubleClick, Inc.; 31) MGI Software Corporation by Roxio, Inc.;

32)	Eagle Point Software Corporation by JB Acquisitions LLC;

33)	Alysis Technologies, Inc. by Pitney Bowes, Inc.;

34)	Prime Response, Inc. by Chordiant Software, Inc.;

35)	Momentum Business Applications, Inc. by PeopleSoft, Inc.;

36)	Dynamic Healthcare Technologies, Inc. by Cerner Corporation;

37)	Open Market, Inc. by divine, inc.;

38)	FrontStep, Inc. by Mapics, Inc.;

39)	Delano Technology Corporation by divine, inc.;

40)	CuseeMe Networks, Inc. by First Virtual Communications, Inc.;

41)	MedPlus, Inc. by Quest Diagnostics Incorporated; and

42)	Broadbase Software, Inc. by Kana Communications, Inc.

These comparables exhibit the following medians and ranges for the applicable premiums (discounts):

	Median Premium	Range of Premiums
Premium Paid to Seller’s EMC 20 Trading Days Prior to Announcement	61.1%	(55.1%)-433.2%

These comparables imply the following medians and ranges for per share value:

	Median Implied Value	Range of Implied Values
Premium Paid to Seller’s EMC 20 Trading Days Prior to Announcement	$2.08	$0.58-$6.88

3

Present Value Of Future Potential Share Price Analysis—Broadview calculated the present value of the future potential share price of shares of Resonate common stock using management revenue estimates for the twelve months ending December 31, 2003 and December 31, 2004. The implied share price calculated using the median TTM TMC/R for Resonate public company comparables applied to management estimates and discounted based on the CAPM using the median capital-structure adjusted beta for the public company comparables is NM for the projected 12/31/03 TTM Revenue and NM for the projected 12/31/04 TTM Revenue.

The analysis implies the following medians and ranges for per share value:

	Implied Median Value	Range of Implied Values
Projected 12/31/03 TTM Revenue	NM	NM–$2.12
Projected 12/31/04 TTM Revenue	NM	NM–$2.07

Broadview considered the implied share price calculated using a TTM TMC/R of 0.0x, assuming Resonate common stock improved to trade at Net Cash value due to improved operating metrics, and discounted the share price to present value.

The analysis, assuming a TTM TMC/R ratio of 0.0x, implies the following per share value:

Implied Value
Projected 12/31/04 TTM Revenue	$1.53

Liquidation Analysis—Broadview considered the per share liquidation value if Resonate were to commence liquidation on March 31, 2003. Broadview relied upon a Liquidation Analysis, which was prepared for the Special Committee by a third party, as of December 13, 2002. Utilizing the range of liquidation values, as discussed in the Liquidation Analysis, Broadview derived a cash per fully diluted share range of values that would be distributed to Resonate shareholders in the event of liquidation. Based on the Liquidation Analysis and Broadview estimates of fully diluted shares outstanding, if Resonate were to enter into liquidation on March 31, 2003 the per share liquidation value would be between $1.60 and $1.68.

Consideration of the Discounted Cash Flow Valuation Methodology—While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of this opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating Resonate’s future cash flows and sustainable long-term growth rate, Broadview considered a discounted cash flow analysis inappropriate for valuing Resonate.

Evaluation of the Market for the Company—In evaluating the fairness of the Merger Consideration, Broadview solicited interest from a broad set of prospective strategic and financial buyers of the Company, and evaluated the available opportunities for selling the Company to those prospective buyers. In our view, the fair market value of a company is best established by the price that a willing buyer will pay to a willing seller in a comprehensive competitive selling process. In undertaking this effort Broadview undertook a comprehensive competitive selling process in its attempt to maximize value for shareholders. Broadview approached:

1.  Strategic Buyers:    Broadview marketed the Company to an extensive set of potential buyers that participate in the systems and network management software markets. These potential buyers have provided negative feedback about the strategic and financial value of the business, citing, among other reasons, Resonate’s poor financial performance, minimal level of market penetration with its flagship Commander Solutions product, and product overlap with the potential buyers’ own products.

2.  Financial Buyers:    Broadview marketed the Company to a range of financial buyers that have previously expressed interest in evaluating acquisitions of public software companies. To date, there have been a limited number of interested parties in the business.

4

In spite of its comprehensive sales process, Broadview recognizes there may possibly be a potential buyer it did not contact. Consequently, the terms of the Merger Agreement relating to the ability of an alternative buyer to make a superior offer and complete a transaction are important to the comprehensiveness of a competitive process. The Merger Agreement provides for the Special Committee to entertain discussions with any prospective buyer that submits a higher, qualified, offer.

Summary of Valuation Analyses—Taken together, the information and analyses employed by Broadview lead to Broadview’s overall opinion that the Merger Consideration is fair from a financial point of view, to Resonate stockholders.

5

CONFIDENTIAL

Resonate, Inc.

Fairness Opinion

Valuation Analysis

Prepared For:  Resonate, Inc.

Special Committee of the Board of Directors

Prepared By:  Broadview International LLC

January 21, 2003

BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Transaction Description And Consideration Value

Transaction Description

Consideration Value

($Thousands Except Per Share Data)

Resonate Common Shares Outstanding (1):	**27,324**
Resonate Common Share Equivalents (2):	**301**
Fully Diluted Shares Outstanding:	**27,625**
Merger Consideration Per Fully Diluted Resonate Share:	**$1.90**
Resonate Fully Diluted Shares Outstanding:	**27,625**
Cash Consideration Paid For Resonate Fully Diluted Shares:	**$52,488**

Implied Equity Value	**$52,488**
Balance Sheet Adjustment (3)	**$66,725**
Implied Entity Value	**($14,237)**

[1] From Resonate management, as of 12/31/02.

[2] From Resonate management, as of 1/14/03. Assumes termination of certain management employee stock options and termination of unexercisable and out-of-the-money employee stock options.

[3] As of 9/30/02, the Company had $67.81MM in cash and $1.08MM in debt, yielding a net balance sheet adjustment of $66.73MM.

Page 1

BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Resonate Valuation

Offer Analysis

($ Thousands Except Per Share Data)

Implied Entity Value	**($14,237)**
Balance Sheet Adjustment	**$66,725**
Implied Equity Value	**$52,488**
Implied Equity Value Per Share (1)	**$1.90**

Methodology	Applicable Resonate Figure	Balance Sheet Adjustment (2)	Multiple or Premium Implied By Offer	Range of Multiples or Premiums	Median Multiple or Premium
Public Company Comparables					
Multiple of Trailing Twelve Months Revenue	$12,492	$66,725	NM	NM - 0.37 x	NM
Multiple of Last Quarter Revenue Annualized	$9,988	$66,725	NM	NM - 0.34 x	NM
Multiple of Last Half-Year Annualized Revenue	$6,015	$66,725	NM	NM - 0.37 x	NM
Multiple of Gross Profit	$9,504	$66,725	NM	NM - 0.45 x	NM
Multiple of Net Cash	$66,725	$0	0.79	0.28 x - 3.19 x	0.75 x
Multiple of Book Value	$65,430	$0	0.80	0.33 x - 8.97 x	0.66 x
Transaction Comparables					
Premium to Market Value 20 Days Prior to Announcement	$1.29		47.3%	(55.1%) - 433.2%	61.1%

	Current Resonate Share Price	Share Price Implied By Offer	Range of Share Prices Implied By Range of TMC/R and Discount Factors (3)	Share Price Implied By Median TMC/R of Comparables
Future Potential Share Price Analysis				
Present Value of Future 12/31/03 Potential Share Prices	$1.81	$1.90	NM - $2.12	NM
Present Value of Future 12/31/04 Potential Share Prices	$1.81	$1.90	NM $2.07	NM

	Current Resonate Share Price	Share Price Implied By Offer	Range of Share Prices Implied by Liquidation Analysis
Liquidation Analysis			
Liquidation Analysis (4)	$1.81	$1.90	$1.60 - $1.68

1 Per share calculations assume 27.6MM diluted Resonate shares outstanding.
2 As of 9/30/02, the Company had $67.81MM in cash and $1.08MM in debt, yielding a net balance sheet adjustment of $66.73MM.
3 Using discount rates ranging from 5.32% to 25.00% and TMC/R ratios ranging from NM to 0.37x.
4 Prepared by a third party, as of 12/13/02, and provided to Broadview by the Special Committee. Assumes commencement of liquidation on 3/31/03.

Page 2

BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Resonate Valuation

Valuation Summary

($ Thousands Except Per Share Data)

Implied Entity Value	**($14,237)**
Balance Sheet Adjustment	**$66,725**
Implied Equity Value	**$52,488**
Implied Equity Value Per Share (1)	**$1.90**

Methodology	Median Multiple or Premium A	Applicable Resonate Figure B	Balance Sheet Adjustment (2) C	Implied Equity Value From Median Multiples (A x B) + C	Implied Per Share Value Range From Multiples or Premiums (1)	Implied Per Share Value From Median Multiples or Premiums (1)
Public Company Comparables						
Multiple of Trailing Twelve Months Revenue	NM	$12,492	$66,725	NM	NM - $2.58	NM
Multiple of Last Quarter Revenue Annualized	NM	$9,988	$66,725	NM	NM - $2.54	NM
Multiple of Last Half-Year Annualized Revenue	NM	$6,015	$66,725	NM	NM - $2.50	NM
Multiple of Gross Profit	NM	$9,504	$66,725	NM	NM - $2.57	NM
Multiple of Net Cash	0.75 x	$66,725	$0	$49,954	$0.68 - $7.69	$1.81
Multiple of Book Value	0.66 x	$65,430	$0	$43,180	$0.78 - $21.24	$1.56
Transaction Comparables						
Premium to Market Value 20 Days Prior to Announcement	61.1%	$1.29		$57,401	$0.58 - $6.88	$2.08
Future Potential Share Price Analysis						
Present Value of Future 12/31/03 Potential Share Prices (3)				NM	NM - $2.12	NM
Present Value of Future 12/31/04 Potential Share Prices (3)				NM	NM - $2.07	NM
Liquidation Analysis						
Liquidation Analysis (4)					$1.60 - $1.68	$1.64

1 Per share calculations assume 27.6MM diluted Resonate shares outstanding.

2 As of 9/30/02, the Company had $67.81MM in cash and $1.08MM in debt, yielding a net balance sheet adjustment of $66.73MM.

3 Range of implied values calculated using discount rates ranging from 5.32% to 25.00% and TMC/R ratios ranging from NM to 0.37x based on Resonate comparables.

4 Prepared by a third party, as of 12/13/02, and provided to Broadview by the Special Committee. Assumes commencement of liquidation on 3/31/03.

Page 3

BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Resonate Historical Share Price & Volume Performance

From The Week Ending January 18, 2002 - January 17, 2003

	Price	Volume
High	3.75	2,191
Low	1.16	24
Average	1.98	360

$4.20
$3.76
$3.31
$2.87
$2.43
$1.99
$1.54
$1.10
Share Price
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Volume in Thousands
1/18/02
3/1/02
4/12/02
5/24/02
7/5/02
8/16/02
9/27/02
11/8/02
12/20/02

Page 4

BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Company-Weighted Index of Public Company Comparables vs. Resonate and the NASDAQ Composite

From The Week Ending January 18, 2002 - January 17, 2003

Resonate Inc.
NASDAQ Composite Index
Index of Public Comparables (MRBA, IVTA, SEGU, KEYN, RDVW)
Indexed Prices
120
110
100
90
80
70
60
50
40
30
20
1/18/02
3/1/02
4/12/02
5/24/02
7/5/02
8/16/02
9/27/02
11/8/02
12/20/02

Page 5

BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Public Company Comparables Analysis

Network and Application Management Companies with TTM Revenue Less Than $50 Million,
TTM Year-Over-Revenue Growth Less Than 5 Percent and TTM EBIT Less Than Zero

($ Thousands Except Per Share Data)

Operating and Valuation Statistics

Company (1)	TTM Revenue (2)	Revenue Growth	Last Quarter Revenue (3)	Last Half-Year Revenue	TTM Gross Profit (2)	TTM EBIT (2)	Equity Market Capitalization	Net Cash (Cash - Debt)	Book Value	Total Market Capitalization (4)	TTM TMC/R (2) (4)	TMC/LQA Revenue (3) (4)	TMC/LHA Revenue (3) (4)	TMC/Gross Profit (4)	EMC/Net Cash	EMC/Book Value
Segue Software, Inc. [SEGU]	29,222	(35.4%)	7,763	14,594	23,644	(5,060)	15,602	4,898	1,740	10,704	0.37	0.34	0.37	0.45	3.19	8.97
Radview Software Ltd. [RDV\	6,257	(33.2%)	1,264	2,682	5,531	(6,206)	2,484	8,872	7,585	(6,388)	NM	NM	NM	NM	0.28	0.33
Marimba, Inc. [MRBA]	36,506	(17.9%)	8,572	17,610	28,101	(12,487)	40,506	53,184	48,369	(12,676)	NM	NM	NM	NM	0.76	0.84
InfoVista S.A. [IVTA]	29,870	0.8%	6,675	13,985	22,688	(9,316)	31,704	51,603	57,756	(19,899)	NM	NM	NM	NM	0.63	0.55
Keynote Systems, Inc. [KEYN	37,940	(16.9%)	9,668	19,142	22,967	(22,338)	179,145	239,287	271,455	(60,142)	NM	NM	NM	NM	0.75	0.66
Mean	27,959	(20.5%)					53,889	71,569	77,381	(17,680)	NM	NM	NM	NM	1.12	2.27
High	37,940	0.8%					179,145	239,287	271,455	10,704	0.37	0.34	0.37	0.45	3.19	8.97
Median	**29,870**	**(17.9%)**					**31,704**	**51,603**	**48,369**	**(12,676)**	**NM**	**NM**	**NM**	**NM**	**0.75**	**0.66**
Low	6,257	(35.4%)					2,484	4,898	1,740	(60,142)	NM	NM	NM	NM	0.28	0.33
RESONATE	**12,492**	**(21.9%)**	**2,497**	**6,016**	**9,504**	**(20,894)**	**60,030**	**66,725**	**66,430**	**(16,696)**	**NM**	**NM**	**NM**	**NM**	**0.75**	**0.76**

1 Valuation information calculated using the closing price on 1/21/03. Projected financials calculated from selected analyst reports.
2 TTM refers to the Trailing Twelve Months ending 9/30/02. TTM Resonate financials refer to the period ending 9/30/02.
3 LQA refers to Last Quarter Annualized. LHA refers to Last Half-Year Annualized.
4 Total Market Capitalization (TMC) is defined as Equity Market Capitalization (EMC) plus total debt and preferred stock less cash and cash equivalents.

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CONFIDENTIAL

Descriptions Of Public Company Comparables

Network and Application Management Companies with TTM Revenue Less Than $50 Million, TTM Year-Over-Revenue Growth Less Than 5 Percent and TTM EBIT Less Than Zero

Company	Description
Segue Software, Inc.	Segue Software, Inc. delivers software and services that ensure the accuracy and performance of enterprise applications. The Company's products are used by Webmasters, quality assurance professionals, software developers and information technology staff to improve software quality, reduce development costs, manage the vast and growing number of application components and shorten the time required to develop and deploy mission-critical applications.
Radview Software Ltd.	RadView Software Ltd. provides application testing software and services that enable companies to evaluate and measure the performance of their business-critical Web applications. The Company's software allows companies to accelerate the development and deployment of their Web applications, and enables the successful implementation of their strategies involving their Websites.
Marimba, Inc.	Marimba, Inc. develops end-to-end change and configuration management software solutions. Marimba's Desktop/Mobile Management, Server Management and Embedded Management product families provide an efficient and reliable way for enterprises to distribute, update and manage applications and related data to desktops, laptops, servers and devices. The Company's products help customers reduce their total cost of ownership and improve quality of service by streamlining the distribution and management of software applications and content.

Company	Description
InfoVista S.A.	InfoVista S.A. is a global provider of software solutions that help service providers and large corporations to achieve better returns from their IT infrastructures. The Company's software monitors, analyzes and reports on the performance, availability and quality-of-service of IT infrastructure, including networks, servers and applications. The Company markets its solutions primarily to telecommunications companies, as well as to other IT-intensive organizations such as financial services companies and outsourcers of IT services.
Keynote Systems, Inc.	Keynote Systems, Inc. provides Web performance benchmarking, testing and application performance measurement services to companies that operate electronic business or e-business Websites. The Company's services are designed to enable customers to improve the quality of service of their e-business Websites and wireless data applications networks.

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BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Public Seller Premium Analysis

Software Transactions With North American Sellers And Equity Consideration Between $10MM And $100MM At Announcement Since January 1, 2001

Announce Date	Buyer	Seller	Description	Equity Consideration at Announce	Premium Paid Twenty Trading Days Before Announce
01/30/2001	The First American Corporation	Credit Management Solutions, Inc.	Provides software solutions for automating credit analysis.	$60.08	433.2%
01/31/2001	PLATO Learning, Inc.	Wasatch Interactive Learning Corporation	Provides interactive, curriculum-based educational software.	$12.00	418.4%
05/07/2001	Verso Technologies, Inc.	Telemate.Net Software, Inc.	Provides software for Internet usage management, call accounting and Web analytics.	$30.00	235.7%
10/09/2002	Borland Software Corporation	Starbase Corporation (1)	Provider of software configuration management technology.	$24.03	231.7%
08/06/2002	John H. Harland Company (Harland Financial Solutions, Inc.)	INTERLINQ Software Corporation	Provides client-server and Web-based solutions to mortgage lenders.	$33.21	212.5%
07/09/2001	divine, inc.	eshare communications, Inc.	Provides customer interaction management solutions.	$71.10	175.3%
11/14/2001	Information Holdings Inc.	Liquent, Inc.	Provides software and services for content assembly and publishing for the life sciences industry.	$42.85	152.2%
09/18/2001	divine, inc.	Eprise Corporation	Provides content management solutions.	$44.38	148.5%
10/29/2001	SPSS Inc.	NetGenesis Corp.	Provides eCustomer intelligence solutions.	$45.29	140.8%
06/12/2001	Adir Technologies, Inc.	NetSpeak Corporation	Provides a suite of software for real-time concurrent interactive voice, video and data transmission over data networks.	$47.28	138.3%
01/07/2002	COGNICASE Inc.	Applied Terravision Systems, Inc.	Provides enterprise solutions which manage financial, operational and asset management functions for the oil and gas industry.	$40.52	128.8%
04/03/2001	Harris Corporation	Exigent International, Inc.	Provides tracking and control software for satellite networks.	$22.97	118.5%
02/26/2001	AremisSoft Corporation	Fourth Shift Corporation	Provides eBusiness software and services.	$40.50	111.4%
08/26/2002	Geac Computer Corporation, Ltd.	Extensity, Inc. (1)	Provides solutions to automate employee-based financial processes.	$46.20	101.1%
05/29/2002	Openwave Systems Inc.	SignalSoft Corporation	Provides software that enables the delivery of location-based voice and data services to wireless network operators.	$57.79	93.2%
10/25/2001	SG Merger Corporation	Ecometry Corporation	Provides integrated software solutions for multi-channel commerce.	$33.67	92.9%
07/16/2001	Corel Corporation	Micrografx, Inc.	Provides enterprise process and graphics software, solutions and services.	$32.08	91.0%

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BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Public Seller Premium Analysis

Software Transactions With North American Sellers And Equity Consideration Between $10MM And $100MM At Announcement Since January 1, 2001

Announce Date	Buyer	Seller	Description	Equity Consideration at Announce	Premium Paid Twenty Trading Days Before Announce
08/07/2001	COGNICASE Inc.	Ezenet Corp.	Provides customer-centric software for aggregating and managing customer account information, personal financial planning and transaction processing capabilities.	$34.30	90.2%
11/08/2002	Thoma Cressey Equity Partners Inc. and LLR Partners Inc.	Prophet 21, Inc.	Provides business technology software and services to the durable goods distribution market.	$66.21	77.9%
09/19/2002	Open Text Corporation	Centrinity, Inc. (1)	Provides messaging and collaboration solutions to service providers, enterprises, governments, and learning organizations.	$19.29	71.8%
07/02/2001	ValueClick, Inc.	Mediaplex, Inc.	Provides relational database management solutions for marketers and advertisers.	$47.73	62.6%
10/21/2002	Progress Software Corporation	eXcelon Corporation (1)	XML tools and data management software.	$24.00	59.5%
08/07/2001	Corel Corporation	SoftQuad Software, Ltd.	Develops XML enabling technologies and commerce solutions for eBusiness.	$37.53	50.7%
10/22/2002	Microsoft Corporation	Vicinity Corporation	Provides Internet-based marketing infrastructure services.	$95.88	50.0%
11/12/2002	Rocket Software, Inc.	TCSI Corporation (1)	Provides carrier-class telecom network management software solutions.	$10.69	48.6%
12/20/2002	Sybase, Inc.	AvantGo, Inc.	Provides mobile enterprise software.	$38.00	47.2%
02/01/2002	Adobe Systems Incorporated	Accelio Corporation	Provides Web-enabled solutions that help customers manage business processes driven by electronic forms.	$70.51	45.9%
05/18/2001	AOL Time Warner Inc.	InfoInterActive Inc.	Provides telecommunications applications combining telephone, Internet and wireless networking technologies.	$28.20	42.0%
01/30/2001	Orchestream Holdings plc	Crosskeys Systems Corporation	Provides performance and reporting management software products.	$35.94	41.8%
06/01/2001	DoubleClick, Inc.	MessageMedia, Inc.	Provides permission-based, eMail marketing and messaging solutions.	$39.26	40.0%
12/04/2001	Roxio, Inc.	MGI Software Corporation	Provides consumer digital photo and video editing software.	$31.79	38.5%
07/12/2001	JB Acquisitions LLC	Eagle Point Software Corporation	Provides software for field data collection.	$29.65	28.0%
03/20/2001	Pitney Bowes Inc.	Alysis Technologies, Inc.	Provides component-based eBilling software for billing, payment, processing, dispute management, workflow and data analysis.	$22.52	23.6%
01/08/2001	Chordiant Software, Inc.	Prime Response, Inc.	Develops relationship marketing suite of software applications providing and easy-to-use interface empowering marketing capabilities.	$33.83	5.8%
01/25/2002	PeopleSoft, Inc.	Momentum Business Applications, Inc.	Provides eBusiness, analytics and business process applications software solutions.	$90.00	(5.7%)

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BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Public Seller Premium Analysis

Software Transactions With North American Sellers And Equity Consideration Between $10MM And $100MM At Announcement Since January 1, 2001

Announce Date	Buyer	Seller	Description	Equity Consideration at Announce	Premium Paid Twenty Trading Days Before Announce
09/06/2001	Cerner Corporation	Dynamic Healthcare Technologies, Inc.	Provides clinical and diagnostic workflow software and Internet services for pathology, laboratory and radiology, enabling collaboration among physicians and clinicians in hospital and clinical care settings.	$19.65	(9.3%)
08/16/2001	divine, inc.	Open Market, Inc.	Provides content-driven eBusiness solutions that enable enterprises to manage interactions with their site visitors, customers, employees and channel partners.	$48.69	(11.5%)
11/25/2002	Mapics, Inc.	FrontStep, Inc. (1)	Provides integrated manufacturing, supply chain management, financial and e-commerce software solutions.	$28.56	(12.4%)
03/13/2002	divine, inc.	Delano Technology Corporation	Provides campaign management/eMarketing software.	$32.99	(14.6%)
03/22/2001	First Virtual Communications, Inc.	CUseeMe Networks, Inc.	Develops and hosts technology for interactive voice and visual communications over the Internet.	$18.09	(23.1%)
04/26/2001	Quest Diagnostics Incorporated	MedPlus, Inc.	Provides software and services designed to address the needs of healthcare organizations.	$13.34	(38.5%)
04/09/2001	Kana Communications, Inc.	Broadbase Software, Inc.	Provides Web-architected enterprise relationship management solutions.	$77.54	(55.1%)

Mean	87.6%
High	433.2%
Median	**61.1%**
Low	-55.1%

Notes:
(1) Acquisition pending

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BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Public Seller Premium Analysis

Software Transactions With North American Sellers And Equity Consideration Between $10MM And $100MM At Announcement Since January 1, 2001

Distribution Of Premiums - Twenty Days Prior To Announce

Premium Paid To Seller's Share Price 20 Trading Days Prior To Announcement For North American Public Software Transactions With A Consideration Value Between $10MM And $100MM Since January 1, 2001
Number Of Transactions
16
14
12
10
8
6
4
2
0
8
1
3
9
3
4
14
$1.90 per share implies a 47% premium from Resonate 12/19/02 share price of $1.29
<0%
0% - 20%
20% - 40%
40% - 60%
60% - 80%
80% - 100%
100%+
Premium Paid To Seller's Share Price Twenty Trading Days Before Announce

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BROADVIEW INTERNATIONAL LLC

CONFIDENTIAL

Present Value of Projected 12/31/03 Resonate Share Price

52 Week High	$3.80
Current Share Price as of 1/21/03	$1.81
52 Week Low	$1.02

Revenue For TTM Period Ending 9/30/02	$12,492
Projected Revenue for Fiscal Year Ending 12/31/03	$10,659
Current Resonate TMC/R	NM
Median TMC/R of Public Company Comparables	NM

Calculation of Implied Share Price Based on Median P/E of Comparables

Median TMC/R of Comparables		Resonate Projected Revenue (12/31/03)	Resonate Projected Net Cash (12/31/03)	Implied Future Share Price
NM	x	$10,659	$57,795	NM

Present Value of Share Price Based on Revenue for Twelve Months Ended 12/31/03 at Various Discount Rates (1)

5.32% (2)	10.00%	15.00%	16.70% (3)	20.00%	25.00%
NM	NM	NM	NM	NM	NM

Sensitivity Analysis

		Present Value of Share Price Based on Revenue for Twelve Months Ended 12/31/03 at Various Discount Rates (1)					
TMC/R (4)	Implied Future Share Price	5.32% (2)	10.00%	15.00%	16.70% (3)	20.00%	25.00%
NM	NM	NM	NM	NM	NM	NM	NM
-	$2.09	$1.98	$1.90	$1.81	$1.79	$1.74	$1.66
0.06	$2.12	$2.01	$1.92	$1.83	$1.81	$1.76	$1.68
0.12	$2.14	$2.03	$1.94	$1.85	$1.83	$1.77	$1.70
0.18	$2.16	$2.05	$1.96	$1.87	$1.85	$1.79	$1.72
0.24	$2.19	$2.07	$1.98	$1.89	$1.87	$1.81	$1.74
0.31	$2.21	$2.10	$2.00	$1.91	$1.89	$1.83	$1.76
0.37	$2.23	$2.12	$2.03	$1.94	$1.91	$1.85	$1.78

1 Assumes that results are reported thirty days after end of period.
2 Based on CAPM and Resonate's historical beta.
3 Based on CAPM and median beta (adjusted for capital structure) of the public company comparables.
4 Range based on analysis of public company comparables.

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CONFIDENTIAL

Present Value of Projected 12/31/03 Resonate Share Price

52 Week High	$3.80
Current Share Price as of 1/21/03	$1.81
52 Week Low	$1.02

Revenue For TTM Period Ending 9/30/02	$12,492
Projected Revenue for Fiscal Year Ending 12/31/03	$10,659
Current Resonate TMC/R	NM
Median TMC/R of Public Company Comparables	NM

Calculation of Implied Share Price Based on Median P/E of Comparables

Median TMC/R of Comparables		Resonate Projected Revenue (12/31/03)	Resonate Projected Net Cash (12/31/03)	Implied Future Share Price
NM	x	$10,659	$57,795	NM

Present Value of Share Price Based on Revenue for Twelve Months Ended 12/31/03 at Various Discount Rates (1)

5.32% (2)	10.00%	15.00%	16.70% (3)	20.00%	25.00%
NM	NM	NM	NM	NM	NM

Sensitivity Analysis

Present Value of Share Price Based on Revenue for Twelve Months Ended 12/31/03 at Various Discount Rates (1)

TMC/R (4)	Implied Future Share Price	5.32% (2)	10.00%	15.00%	16.70% (3)	20.00%	25.00%
NM	NM	NM	NM	NM	NM	NM	NM
-	$2.09	$1.98	$1.90	$1.81	$1.79	$1.74	$1.66
0.06	$2.12	$2.01	$1.92	$1.83	$1.81	$1.76	$1.68
0.12	$2.14	$2.03	$1.94	$1.85	$1.83	$1.77	$1.70
0.18	$2.16	$2.05	$1.96	$1.87	$1.85	$1.79	$1.72
0.24	$2.19	$2.07	$1.98	$1.89	$1.87	$1.81	$1.74
0.31	$2.21	$2.10	$2.00	$1.91	$1.89	$1.83	$1.76
0.37	$2.23	$2.12	$2.03	$1.94	$1.91	$1.85	$1.78

1 Assumes that results are reported thirty days after end of period.

2 Based on CAPM and Resonate's historical beta.

3 Based on CAPM and median beta (adjusted for capital structure) of the public company comparables.

4 Range based on analysis of public company comparables.

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CONFIDENTIAL

Discount Rate Calculation

($ Thousands Except Per Share Data)

Public Company Comparables	Levered Beta (1)	Equity Market Capitalization	Total Debt	Corporate Tax Rate (2)	Unlevered Beta (3)
Segue Software, Inc. [SEGU]	1.190	$15,602	$0	35.0%	1.190
Radview Software Ltd. [RDVW]	0.570	$2,484	$0	25.0%	0.570
Marimba, Inc. [MRBA]	1.190	$40,508	$0	35.0%	1.190
InfoVista S.A. [IVTA]	2.280	$31,704	$313	35.3%	2.266
Keynote Systems, Inc. [KEYN]	0.480	$179,145	$0	35.0%	0.480
Median of Comparables	**1.190**				**1.190**
Resonate (1)	**0.160**				

Calculation of Resonate Levered Beta Based on Median Beta of Comparables

Resonate	Unlevered Beta (3)	Equity Market Capitalization	Total Debt	Corporate Tax Rate	Levered Beta
Resonate	**1.190**	**$50,030**	**$1,083**	**34.0%**	**1.207**

Calculation of Resonate Cost of Equity

Market Risk Premium (4):	7.8%
Risk Free Rate (5):	4.1%
Size Premium (SP) (6):	3.5%
CAPM:	Cost of Equity = $R_f + (\beta_L * R_m) + SP$
Cost of Equity Based on Beta of Comparables (7)	**16.98%**
Cost of Equity Based on Resonate Historical Beta	**5.3%**

1 Levered betas derived from Bloomberg.
2 All corporate tax rates aggregate federal, state and foreign tax rates from each company's latest 10-K filing, excludes all net operating loss carryforwards and tax credits.
3 Unlevered Beta = Levered Beta * (Equity Market Capitalization / (Debt * (1- Corporate Tax Rate) + Equity Market Capitalization)).
4 Source: Ibbotson Associates, Inc., *Stocks, Bonds, Bills, and Inflation 2001 Valuation Yearbook* , Ibbotson and Associates, Chicago, 2001.
5 10 Year U.S. Treasury Bond Rate.
6 *Source: Ibbotson Associates, Inc., Stocks, Bonds, Bills, and Inflation 2001 Valuation Yearbook,* Ibbotson and Associates, Chicago, 2001.
7 Calculated using the levered beta derived from the median unlevered beta of the public company comparables and Resonate's capital structure.

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CONFIDENTIAL

Discount Rate Calculation

Weighted Average Cost of Capital (WACC)

($ Thousands Except Per Share Data)

Target Company	Cost of Debt
Resonate	5.25%

Resonate Cost of Debt	5.25%

Resonate	Equity Value	Total Debt	Cost of Equity	Cost of Debt	Tax Rate (1)
Resonate	$50,030	$1,083	17.0%	5.25%	34.00%

(1) All corporate tax rates aggregate federal, state and foreign tax rates from each company's latest 10-K filing, excludes all net operating loss carryforwards and tax credits.

WACC: [Debt/(Debt + Equity)*Cost of Debt*(1-Tax Rate)]+[(Equity/(Debt+Equity)*Cost of Equity]

Resonate WACC	16.70%

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BROADVIEW INTERNATIONAL LLC

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS.    (a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX F

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2002, by and between Resonate Inc., a Delaware corporation (the “Company”), and the undersigned securityholder (“Securityholder”) of the Company.

RECITALS

A.  Concurrently herewith, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Rocket Holdings, LLC, a Delaware limited liability company (“Parent”) and Rocket Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”) providing for the merger of Sub with and into the Company (the “Merger”) pursuant to which the Company will survive as a wholly-owned subsidiary of Parent and all outstanding shares of the Common Stock of the Company will (except as set forth in the Merger Agreement) be converted into the right to receive a per share cash payment.

B.  Securityholder is a member-manager of Parent and a securityholder of the Company and the other member-manager of Parent is another securityholder of the Company who is, concurrently herewith, entering into an agreement with the Company identical to this Agreement.

C.  Securityholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of the outstanding capital stock of the Company, and outstanding options to purchase such numbers of shares of capital stock of the Company, as is set forth on the signature page hereto.

D.  In order to induce the Company to enter into the Merger Agreement, and at the insistence of the Company as a condition to its execution of the Merger Agreement, Securityholder agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Securityholder has voting power, so as to facilitate the consummation of any Superior Transaction (as defined below).

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Certain Definitions.    Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

1.1  “Change of Control” shall mean the occurrence of any of the following events:

(a)  the consummation of a merger, consolidation or similar transaction involving the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(b)  the approval by the stockholders of the Company of a plan of complete liquidation of the Company;

(c)  the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets or similar transaction;

(d)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the

Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction; or

(e)  any change by more than 50% in the composition of the Company’s Board of Directors, accomplished by means of a proxy contest or otherwise, that is approved by the incumbent Board of Directors of the Company.

1.2  “Expiration Date” shall mean the earliest to occur of (i) June 1, 2003, (ii) such date and time as the Merger shall become effective, or (iii) such date and time as any Superior Transaction shall become effective.

1.3  “Merger Agreement” has the meaning set forth in Recital A to this Agreement.

1.4  “Opposing Proposal” shall mean any proposal that (i) is not a proposal referred to in clause (i) or clause (ii) of Section 4, (ii) is a proposal with respect to which the Special Committee issues an unfavorable recommendation to the Company Stockholders and (iii) relates to (A) the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, or (B) any other material transaction (including, without limitation, a joint venture or other similar transaction, or any liquidation or winding up of the Company).

1.5  “Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, joint venture, business trust or other business enterprise or entity, or any governmental authority.

1.6  “Reorganization Agreement” shall mean any definitive agreement between any Third-Party Acquiror (as defined below) and the Company which provides for any Superior Transaction.

1.7  “Shares” shall mean (i) all equity securities of the Company (including all shares of Common Stock of the Company, and all options, warrants and other rights to acquire shares of Common Stock of the Company) beneficially owned by Securityholder as of the date hereof and (ii) all additional equity securities of the Company (including all additional shares of Common Stock of the Company, and all additional options, warrants and other rights to acquire shares of Common Stock of the Company) of which Securityholder acquires beneficial ownership during the period from the date hereof through the Expiration Date.

1.8  “Special Committee” shall mean the Special Committee of the Board of Directors of the Company consisting entirely of independent, non-management directors.

1.9  “Superior Transaction” shall mean (i) a transaction that is provided for in an agreement permitted by Section 5.4 of the Merger Agreement with respect to a Superior Proposal, which agreement the Company enters into following the execution and termination of, and is permitted by, the Merger Agreement, (ii) a transaction contemplated by a Superior Proposal that the Company Board, based on the recommendation of the Special Committee, shall have recommended to the Company Stockholders, or shall have resolved to do so, following the execution of, and as permitted by, the Merger Agreement, or (iii) any proposed transaction (or series of related transactions) other than the Merger that, if consummated, would result in a Change of Control and that is approved or recommended by the Company Board or any committee thereof (and such recommendation has not been withdrawn) following the termination of the Merger Agreement in accordance with its terms and prior to the Expiration Date.

1.10  “Third-Party Acquiror” shall mean any Person entering into a Reorganization Agreement.

1.11  A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, or transfers or disposes of, such security or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance or grant of an option with respect to, or the transfer or disposition of, such security or any interest therein.

2.  Transfer of Shares.

2.1  Transferee of Shares to be Bound by this Agreement.    Securityholder agrees that, during the period from the date hereof through the Expiration Date, Securityholder shall not cause or permit any Transfer of any Shares, or any interest therein, unless each Person to which any of such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (the “Proxy”) (with such modifications not involving additional representations, warranties or covenants as the Company may reasonably request), and (ii) agreed in writing to hold such Shares, or interest therein, subject to all of the terms and provisions of this Agreement.

2.2  Transfer of Voting Rights.    Securityholder agrees that, during the period from the date hereof through the Expiration Date, Securityholder shall not deposit (or permit the deposit of) any Shares in a voting trust, grant any proxy or enter into any voting agreement or other similar agreement, in contravention of the obligations of Securityholder under this Agreement with respect to any of the Shares or any interest therein.

3.  Agreement to Vote Shares.    At every meeting of stockholders of the Company called with respect to any of the following prior to the Expiration Date, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares (i) in favor of the adoption of the Merger Agreement, the approval of the Merger and any other proposal that is submitted for stockholder approval by the Company as a proposal reasonably determined by the Company to be necessary or appropriate to submit for stockholder approval in connection with, and together with, the submission of the Merger and the Merger Agreement for stockholder approval, or (ii) upon the recommendation of the Special Committee and in lieu of the proposals set forth in subparagraph (i), in favor of the adoption of any Reorganization Agreement, approval of the transactions provided for therein and any other proposal that is submitted for stockholder approval by the Company as a proposal reasonably determined by the Company to be necessary or appropriate to submit for stockholder approval in connection with, and together with, the submission of such Reorganization Agreement and such transactions for stockholder approval, and (iii) against approval of any Opposing Proposal.

4.  Non-Opposition Agreement.    Securityholder agrees that Securityholder shall not (i) question or challenge either the Company’s right to enter into a Reorganization Agreement or the validity of such Reorganization Agreement or the transactions contemplated thereby, (ii) question or challenge the Company’s right to terminate the Merger Agreement under Subsection (a), (b) or (c) of Section 7.1 thereof or (iii) oppose, impede or otherwise hinder in any way the consummation of any Superior Transaction or the transactions contemplated thereby.

5.  Irrevocable Proxy.    Concurrently with the execution of this Agreement, Securityholder agrees to deliver to the Company the Proxy, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

6.  Representations and Warranties of Securityholder.    Securityholder (i) is the beneficial owner of the Shares, set forth on the signature page hereto, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, (ii) does not beneficially own any securities of the Company other than the Shares set forth on the signature page hereto, and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. Neither Parent nor Sub is the beneficial owner of any securities of the Company other then for such beneficial ownership of any of the securities referred to in the preceding sentence that might be attributed to it by reason of Securityholder’s membership interest in Parent.

7.  Additional Documents.    Securityholder hereby covenants and agrees to execute and deliver any additional documents not involving additional representations, warranties or covenants, or any commercially unreasonable expenditure of funds by Securityholder, which are necessary or desirable, in the reasonable opinion of the Company, solely to implement this Agreement.

8.  Consent and Waiver.    Securityholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger or (subject to the provisions of Section 4 hereof) a Superior Transaction under the terms of any agreements to which Securityholder is a party or pursuant to any rights Securityholder may have (excluding any agreements to which Securityholder is a party in his capacity as a director, officer and/or employee of the Company and without limiting any rights Securityholder may have in any of such capacities).

9.  Legending of Shares.    If so requested by the Company, Securityholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2, Securityholder agrees that Securityholder will not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

10.  Termination.    This Agreement shall terminate and have no further force or effect as of the Expiration Date, except for Section 4 herein which shall survive the Expiration Date.

11.  Miscellaneous.

11.1  Severability.    If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.2  Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties hereto without prior written consent of the other party hereto.

11.3  Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

11.4  Waiver.    No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.5  Specific Performance; Injunctive Relief.    The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Securityholder set forth in this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

11.6  Notices.    Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by fax. Such notice shall be deemed received on the date on which it is delivered to the party or faxed (with confirmation received). For purposes of notice, the addresses of the parties shall be:

If to Company:

Resonate Inc.

385 Moffett Park Drive

Sunnyvale, CA 94089

Attention:  Chairman of the Board

Telephone:  (408) 548-5500

Facsimile:  (408) 548-5679

With a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:  Aaron Alter, Esq.

Telephone:  (650) 493-9300

Facsimile:  (650) 493-6811

If to Securityholder:    To the address for notice set forth on the signature page hereof.

With a copy to:

Gray Cary Ware & Freidenrich LLP

400 Hamilton Avenue

Palo Alto, CA 94301-1833

Attention: Dennis Sullivan, Esq.

                 Henry Lesser, Esq.

Telephone:  (650) 833-2000

Facsimile:  (650) 833-2001

11.7  Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Securityholder hereby consents to the personal jurisdiction of the state and federal courts located in Delaware and sitting in New Castle County for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

11.8  Attorneys’ Fees and Expenses.    If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Securityholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.9  Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter. Neither this Agreement nor the Proxy are intended to confer upon any other Person (including, without limitation, a Third-Party Acquiror) any rights or remedies hereunder or thereunder.

11.10  Effect of Headings.    The section headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any term or provision hereof. In the event of any conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement will control.

11.11  Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

* * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

RESONATE INC.		SECURITYHOLDER:

By:	Russell Siegelman
Title:	Chairman of the Special Committee of the Board of Directors	Signature

Print Name

Print Address

Telephone

Facsimile No. Shares beneficially owned: shares of Company Common Stock shares of Company Common Stock issuable upon exercise of outstanding options

SIGNATURE PAGE TO SUPPORT AGREEMENT

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned securityholder (“Securityholder”) of Resonate Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors constituting the Special Committee of the Board of Directors of the Company, and each of them, as the sole and exclusive attorneys and proxies of Securityholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that Securityholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by Securityholder, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by Securityholder as of the date of this Proxy are listed on the final page of this Proxy. Upon Securityholder’s execution of this Proxy, any and all prior proxies given by Securityholder with respect to any Shares are hereby revoked and Securityholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and to secure the obligations of Stockholder thereunder and is granted pursuant to that certain Support Agreement of even date herewith by and between the Company and Securityholder (the “Support Agreement”), and is granted in consideration of the Company entering into the Merger Agreement (as defined in the Support Agreement) and carrying out its obligations thereunder. As used herein, the term “Expiration Date” shall mean the earliest to occur of (i) June 1, 2003, (ii) such date and time as the Merger shall become effective, or (iii) such date and time as any Superior Transaction (as defined in the Support Agreement) shall become effective.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Securityholder, at any time prior to the Expiration Date, to act as Securityholder’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company, and in every written consent in lieu of such meeting, in the manner that Securityholder is required so to do in Section 3 of the Support Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Securityholder may vote the Shares on all other matters as Securityholder determines appropriate.

Any authority granted by Securityholder hereunder shall be binding upon the successors and assigns of Securityholder.

This Proxy is irrevocable (to the fullest extent permitted by applicable law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: December 23, 2002	Signature of Securityholder:

Print Name of Securityholder:

Shares beneficially owned:

shares of the Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

SIGNATURE PAGE TO IRREVOCABLE PROXY

ANNEX G

PACIFIC CREDIT CORP.

6260 Lookout Road

Boulder, Colorado 80301

January 21, 2003

Resonate, Inc.

385 Moffett Park Drive

Sunnyvale, California 94089

Re:	Indemnification Agreement

Ladies and Gentlemen:

This letter is made with reference to that certain Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, by and among Resonate, Inc. (the “Company”), GTG Acquisition Corp. (“Parent”) and Res Merger Sub (“Sub”). Capitalized terms used and not otherwise defined in this Letter Agreement shall have the meanings ascribed to them in the Merger Agreement.

As an inducement to the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, the undersigned (“Indemnitor”) hereby agrees as follows:

1.  In the event that, at any time prior to the Closing, the Company suffers any loss, claim, damage, cost, expense (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any material breach by Parent or Sub of any of its representations, warranties, obligations, agreements or covenants set forth in the Merger Agreement (“Adverse Consequences”), then Indemnitor agrees to indemnify and hold the Company harmless, and to make prompt payment (in any event no later than five days after written demand by Company therefor) to the Company for the amount of any such Adverse Consequences. The indemnification set forth in this paragraph 1 shall terminate at and not survive Closing.

2.  Subject to the terms and conditions of the Merger Agreement, in the event that, at any time after the Effective Time and for a period ending on the first anniversary thereof, the Surviving Corporation shall (i) fail to pay when due to any Indemnified Person any Indemnified Liabilities as set forth in Section 5.7(a) of the Merger Agreement, or (ii) fail to perform in any material respect its obligations under Section 5.7(b) or 5.7(c) of the Merger Agreement, then Indemnitor agrees to indemnify and hold each such Indemnified Person harmless from any Adverse Consequences (including any underlying Indemnified Liabilities) arising out of such failure and to make prompt payment (in any event no later than five days after written demand by indemnitee therefor) to such Indemnified Person any such amounts due to such Indemnified Person from the Surviving Corporation. Notwithstanding the foregoing, (i) Indemnitor will not be obligated to an Indemnified Person under this Letter Agreement with respect to a claim which would be covered by applicable insurance policies of the Surviving Corporation except for the fact that any maximum loss limits under any such policy have been exceeded and (ii) in no event shall Indemnitor’s aggregate liability for all Indemnified Liabilities hereunder exceed $5 million (in addition to any amounts payable in connection with maintaining the insurance coverage set forth in Section 5.7(c)).

3.  Indemnitor will maintain throughout the term of this Letter Agreement a minimum unencumbered tangible net worth: (a) held in the United States, (b) sufficient to pay and perform its indemnification obligations hereunder and in any event at least $10 million until the Closing and $5 million thereafter, and (c) calculated in accordance with GAAP.

4.  Indemnitor represents and warrants to the Seller that the statements in this paragraph 4 are correct and complete as of the date of this letter Agreement:

a.  Indemnitor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

b.  Indemnitor has full power and authority (including full corporate power and authority) to execute and deliver this Letter Agreement and to perform its obligations hereunder. The execution and delivery of this Letter Agreement by Indemnitor and the performance by Indemnitor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Indemnitor. This Agreement constitutes the valid and legally binding obligation of the Indemnitor, enforceable in accordance with its terms and conditions.

c.  Neither the execution and delivery of this Letter Agreement, nor the performance of its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Indemnitor is subject or any provision of the Indemnitor’s charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Indemnitor is a party or by which it is bound or to which any of its assets is subject.

5.  If a third party shall notify the Surviving Corporation or an Indemnified Person, as the case may be, with respect to any matter which may give rise to a claim for indemnification under this Letter Agreement, the party receiving such notice shall promptly notify Indemnitor thereof in writing. Any person seeking indemnification hereunder shall provide Indemnitor with a reasonable opportunity to assess, defend and negotiate any such claim by a third party, including the opportunity to participate in discussions with the third party with respect to resolution of any such claim. In no event will an Indemnified Person pay or agree to pay any amount, consent to any judgment or enter into any settlement with respect to any such matter giving rise to Indemnitor’s obligations hereunder, without the prior written consent of Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed. Each Indemnified Person agrees to reasonably cooperate with Indemnitor in seeking insurance coverage under applicable insurance policies of the Surviving Corporation for any Adverse Consequences.

6.  Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Letter Agreement or the subject matter hereof shall be determined in accordance with the procedures set forth in Section 8.14 of the Merger Agreement.

7.  This Letter Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

8.  All notices, requests, demands, claims, and other communications hereunder will be given in accordance with the procedures set forth in Section 8.4 of the Merger Agreement, and in the case of Indemnitor, to the address set forth in the letterhead above.

9.  This Letter Agreement and the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

10.  No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by all of the parties and each of the third-party beneficiaries of this Letter Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.  Each of the parties entitled to indemnification under the terms of the Merger Agreement is a third-party beneficiary to this Letter Agreement.

[Signatures on the following page]

Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

Very truly yours, PACIFIC CREDIT CORP.

By:	/s/ ALEC E. GORES
Alec E. Gores Chairman

Accepted and Agreed To:

RESONATE INC.

By:	/s/ RUSSELL SIEGELMAN
Russell Siegelman Chairman of the Special Committee of the Board of Directors

RESONATE INC.

SPECIAL MEETING OF STOCKHOLDERS

March 31, 2003

VOTE BY MAIL    Please mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Resonate Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated March 3, 2003, and hereby appoint(s) Russell Siegelman, Robert Greene and John McFarlane, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Resonate Inc. to be held March 31, 2003, at 10:00 a.m. local time at 385 Moffett Park Drive, Sunnyvale, CA 94089, and at any adjournments or postponements thereof, upon the proposal set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof.

1.	To adopt the Agreement and Plan of Merger, dated as of January 21, 2002, among GTG Acquisition Corp., a Delaware corporation, Res Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GTG Acquisition Corp., and Resonate Inc. and approve the merger of Res Merger Sub with and into Resonate:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:

(Signature)

(Signature)

(This proxy should be marked, dated, signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)

This proxy will be voted as directed or, if no direction is indicated, will be voted for the merger proposal listed above and, if any other business is presented at the meeting, this proxy will be voted by the proxies in accordance with their judgment and as said proxies deem advisable on such other matters as may come before the meeting.